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Exhibit 10.12

METROPOLITAN LIFE INSURANCE COMPANY

Landlord

and

CREDIT SUISSE FIRST BOSTON (USA), INC.

Tenant

AMENDED AND RESTATED LEASE
Dated: as of December 17, 2003

One Madison Avenue, New York, New York

i

Schedule A	Description of the Land
Schedule B-l	Rentable Square Feet allocable to each floor of the South Building
Schedule B-2	Rentable Square Feet allocable to each floor of the Tower
Schedule C	Tax Agreement
Schedule D	Matters which the Lease is subject to
Schedule E	Plan delineating the portion of the South Building lobby not included in the Demised Premises
Schedule F	List of Major Building Equipment
Schedule G	Landlord's Rehabilitation Work
Schedule H	Intentionally omitted
Schedule I	Landlord Non-Disturbance Agreement
Schedule J	List of Arbitrators
Schedule K	Intentionally Omitted
Schedule L	Mortgagee Non-Disturbance Agreement
Schedule M-l	Landlord's ICIP Application
Schedule M-2	Tenant's ICIP Application
Schedule N	Retail Space One

Schedule O	Retail Space Two
Schedule P	Delivery Condition Disputes
Schedule Q	HVAC Specifications
Schedule R	Rules and Regulations

INDEX OF TERMS

ADA	21
Additional Bidders	43
Additional Rent	1
adequate assurance of future performance	65
adjusted by CPI	23
Affiliate	2
Alteration Notice	77
Annual Expense Budget	38
Annual Maintenance Program	38
Appropriate Engineer	48
Approved Arbitrator List	64
Assumed Rent	2
Base Amount	43
Bridge	2
Bridge Agreement	23
Building	2
Building Systems	2
Business Associates	55
Business Days	2
Business Hours	108
Casualty Proceeds	30
Commencement Date	2
Competitor	2
Computation Date	96
Computation Period	96
Computation Periods	97
Condominium	2
Construction Manager	35
Consumer Price Index	23
Contractors	45
Cost Savings	113
Costs	40
CSFB	2
CSFB Realty	86
CSFB Tower Space	2
Cut-Off Date	119
Damage Date	32
Damage Payment	33
Damage Termination Notice	32
Date of Taking	68
Declaration	88
Default	71
Delivery Condition	3

Delivery Space	3
Demised Premises	3
Depository	30
Designated Representative	86
Disapproval Grounds	57
Dispute Notice	43
Effective Date	3
Election Period	32
Ellis	86
Emergency Reimbursement Amount	46
Encumbrance	34
Engineer	48
ERISA	87
ESG	86
Estimated Actual Life	44
Estimated Substantial Completion Date	41
Estimated Useful Life	44
Exchange Period	96
Excluded Transactions	58
Executive Dedicated Elevators	109
Exercise Notice	95
Existing Expense Budget	37
Existing Furniture	11
Existing Maintenance Program	37
Expenses	3
Expiration Date	3
Extension Term	95
Extension Terms	95
fair market rent	96
Fee Mortgage	3, 81
Fee Mortgagee	82
Fee Mortgages	81
Financial Statement	86
First Extension Term	95
First-Class Office Buildings	3
First-Class Standard	36
General Common Elements	3
Hazardous Material	91
HLW Report	3
ICIP Benefits	3
ICIP Law	17
IDA	26
IDA Premises	66
Impositions	3
Improvements	4
Incentives Program	47

v

Included Assignment	58
Included Sublease	58
Indemnity Costs	20
In-House Service Providers	20
Insurance Requirements	4
Interest Rate	4
Interim Period	98
Investment Grade Entity	98
JBB Report	4
Land	4
Landlord	1, 5
Landlord Alterations	122
Landlord Carryover Credit	106
Landlord Monetary Default	127
Landlord Non-Disturbance Agreement	62
Landlord Non-Monetary Default	127
Landlord Parties	5
Landlord Profit	106
Landlord Roof Installation	102
Landlord Shared Services Default	127
Landlord Space	5
Landlord's Amenities Proportionate Share	5
Landlord's Business Associates	104
Landlord's Lobby Share	117
Landlord's Offer Notice	104
Landlord's Plans	123
Landlord's Proportionate Share	5
Landlord's Repair Obligations	5
Landlord's Selected Bidder	43
Landlord's Successors	6
Landlord's Systems	6
Landlord's Total Cost	106
Landlord's Transaction Costs	106
Large Retailer	100
Lease	6
Legal Requirement Alteration	39
Legal Requirements	6
Limited Common Elements	6
Long-term	99
Major Building Equipment	41
Major Retail Subtenant	100
Material Alterations	123
Material Monetary Default	6
Measuring Fraction	44
Mechanical Space	6
MetLife	6

Minimum Rent	6
Net Rent Base Increase Date	7
Non-Retail Consent Rights	57
Non-Retail Space	7
Notice	80
NPS	47
Offer Space	103
Operating Expenses	112
Operating Payment	117
Operating Statement	116
Operating Year	116
Original Bidders	43
Original Determination	96
Original Lease	1
Original Premises	1
Original Services Agreement	50
Original Sublease	1
Overrun	44
Overrun Notice	44
Partial Restoration	69
Permitted Encumbrance	37
Permitted Substances	20
Permitted Transfer	62
Plan	87
Plans and Specifications	38
Plans and Specifications Notice	41
Profit	59
Programmed Maintenance Items	38
Proposed Commencement Date	104
Proposed Lease Term	104
Public Authority	8
Qualified Alteration	40
Qualified Overrun	45
Recapture Offer Notice	55
Recapture Space	56
Records	119
Rehabilitation Work	46
Reimbursable Legal Requirement Alteration	39
Reimbursable Replacement	39
Reimbursable Structural Work	40
Reimbursement Amount	43
Remaining Retail Space	100
Reminder Notice	95
Rent	8
Required Consent Information	57
Required Insurance	24

Required Replacements	36
Restoration	32
Retail Space	8
Retail Space One	8
Retail Space Two	8
Retail Standards	58
Retained Space	8
Roof Areas	102
Roof Installation Notice	103
Rules and Regulations	111
SEC	86
Second Alteration Request	77
Second Approval Request	42
Second Consent Request	57
Second Default Notice	72
Second Extension Term	95
Second Landlord Default Notice	127
Second Landlord's Offer Notice	104
Second Recapture Notice	56
Selected Arbitrator	64
Service Contracts	11
Services	107
Shared Services Agreement	8
SHPO	47
Sixth Floor Space	8
South Building	8
South Building Improvements	8
Specialty Alterations	9
Specified Damage Termination Date	32
Structural Work	40
Subordination and Non-Disturbance Agreement	82
Subway Entrance	4
Taking	9
Tax Agreement	16
Tax Credit Work	47
Tax Credits	47
Tax Deposits	18
Tax Payment	119
Tax Statement	119
Tax Year	9
Tenant	1, 9
Tenant Alterations	36
Tenant Parties	9
Tenant Roof Installation	101
Tenant Work	47
Tenant's Preferred Bidder	43

Tenant's Property	24
Tenant's Transaction Costs	59
Term	10
Testing	91
Third Extension Term	95
Total Cost	59
Total Income	59
Total Lease Income	106
Tower	9
Tower Improvements	9
Treasury Rate	75
Triple Net Commencement Date	10
Tunnel	10
Tunnel Agreement	23
Unavoidable Delays	10
Units	88
Utilities	50
Voluntary Alterations	36
Work	40
Works of Art	12

AMENDED AND RESTATED LEASE

        This AMENDED AND RESTATED LEASE dated as of December 17, 2003, between METROPOLITAN LIFE INSURANCE COMPANY ("Landlord"), a New York corporation having its principal office at One Madison Avenue, New York, New York 10010, and CREDIT SUISSE FIRST BOSTON (USA), INC. ("Tenant"), a Delaware corporation, having an office at Eleven Madison Avenue, New York, New York 10010-3629.

W I T N E S S E T H

        Pursuant to that certain Lease dated as of February 22, 2001, as amended to the date hereof (the "Original Lease") between Landlord and Tenant, Landlord leased to Tenant certain land and improvements commonly known as One Madison Avenue, New York, New York.

        The Original Lease demised the entire South Building and the Tower portions of the Building (the "Original Premises").

        Pursuant to that certain Sublease dated as of February 22, 2001 (the "Original Sublease") between Landlord and Tenant, Landlord subleased portions of the Tower and South Building from Tenant.

        Simultaneously herewith Landlord and Tenant have executed that certain Termination of Sublease Agreement which terminates the Original Sublease as of the Effective Date.

        Landlord and Tenant desire to amend and restate the Original Lease to exclude from the Demised Premises as of the Effective Date the portions of the South Building and Tower which were previously subject to the Original Sublease.

        NOW, THEREFORE, in consideration of One Dollar ($1.00), the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that from and after the Effective Date the Original Lease is amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

        Section 1.1.    As used in this Lease, the following terms have the following respective meanings:

          (a)    "Additional Rent":    means all sums of money, costs, expenses, charges, interest, or fees of every kind or amount whatsoever, other than Minimum Rent, which Tenant has assumed or agreed to pay to Landlord under this Lease.

          (b)    "Affiliate":    means a corporation, partnership or other entity which is controlled by, controls or is under common control with the party referred to. As used in the preceding sentence, "control" shall mean the ownership of, or power to vote or power to cause the disposition of, fifty percent (50%) or more of the ownership interests in such corporation, partnership or other entity.

          (c)    "Assumed Rent"    means the sum of (a) the Minimum Rent and Impositions which would have been payable with respect to the Recapture Space in question if such Recapture Space were part of the Demised Premises and (b) Operating Payments with respect to such Recapture Space.

          (d)    "Bridge":    means the bridge connecting the tenth (10th) floor of the South Building to the building located at Eleven Madison Avenue, New York, NY.

          (e)    "Building":    means the building located on the Land and known as One Madison Avenue, New York, New York, and includes all of the Units located therein and all Limited Common Elements and General Common Elements appurtenant to such Units. The Building is comprised of two portions: the South Building and the Tower.

          (f)    "Building Systems"    shall mean the mechanical, gas, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing and life-safety and other service systems of the Building, other than (i) any Landlord's Systems, and (ii) the distribution portions of such Building Systems located within the Landlord Space other than perimeter heating systems.

          (g)    "Business Days":    means all days other than Saturdays, Sundays and all days observed by the state or federal government as legal holidays and, when used in respect of the actual operation or maintenance of the Building, shall also include such other days designated as legal holidays by the applicable building service union employees' service contract and/or by the applicable operating engineers' contract.

          (h)    "Commencement Date":    means March 1, 2001.

          (i)    "Competitor"    means any person or entity generally recognized in the marketplace as a competitor of Landlord or Tenant, as the case may be, at the time in question.

          (j)    "Condominium"    means the condominium established pursuant to the Declaration.

          (k)    "CSFB":    means Credit Suisse First Boston (USA), Inc. and its present and future Affiliates and any successors thereto by merger, consolidation or corporate reorganization or sale of substantially all of its assets.

          (l)    "CSFB Tower Space":    means the Units comprising the third (3rd) through ninth (9th) floors of the Tower.

          (m)    "Delivery Condition":    means delivery to Tenant of exclusive possession of the Delivery Space in question vacant, broom clean and free of occupancies, and in the case of Delivery Space located in the South Building only, with the Rehabilitation Work, if any, in such Delivery Space in the South Building having been substantially completed.

          (n)    "Delivery Space"    means each portion of Demised Premises delivered to Tenant pursuant to the Original Lease or this Lease.

          (o)    "Demised Premises":    means from and after the Effective Date, the South Building Improvements (other than the Retained Space), the CSFB Tower Space, the Mechanical Space and the Limited Common Elements and the undivided interest in the General Common Elements appurtenant to the foregoing. Landlord and Tenant hereby agree that for purposes of this Lease the Demised Premises shall be deemed to contain an aggregate of 1,173,238 rentable square feet.

          (p)    "Effective Date":    means 11:59 p.m. on December 31, 2003.

          (q)    "Expiration Date":    means December 31, 2020.

          (r)    "Expenses"    shall mean the actual incremental cost and expense to the party in question of providing the item in question, which costs shall include the cost of labor and material to third parties, but shall not include any markup for any interest carry, depreciation, Landlord's or Tenant's internal charge or overhead charge or, in the case of Tenant, payments to the Building management agent for services which are part of its regular management duties (i.e., without additional cost to Tenant).

          (s)    "Fee Mortgage":    means any mortgage, deed of trust or similar security interest created by Landlord affecting the Land and/or the Improvements.

          (t)    "First-Class Office Buildings":    means first-class, non-institutional, non-governmental office buildings located in Midtown Manhattan which are similar in construction, size and type of systems and facilities to the Building and with similar type of tenants, it being understood and agreed that Tenant's obligations hereunder with respect to maintaining and operating the Building as a First Class Office Building shall not impose any obligation upon Tenant to upgrade (as opposed to maintain or replace) the systems, structure or facilities of the Building beyond the standard of the Building as delivered to Tenant on the Triple Net Commencement Date.

          (u)    "General Common Elements"    has the meaning set forth in the Declaration.

          (v)    "HLW Report":    means that certain report, dated December 6, 2000, prepared by HLW and designated as Area Calculations, Project 3785.

          (w)    "ICIP Benefits":    means any benefits under ICIP Laws.

          (x)    "Impositions":    means all taxes, assessments, sales, use and occupancy taxes, transit taxes, water and sewer charges, rates and rents, excises, levies, license and permit fees and other charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever, which shall or may during the Term be assessed, levied, charged, confirmed or imposed upon or accrue or become due or payable out of or on account of or become a lien on (i) the Demised Premises, any part thereof, or the appurtenances thereto, (ii) the rent and income received for any use or occupancy of the Demised Premises, (iii) such franchises, licenses and permits as may pertain to the use of the Demised Premises, and (iv) this Lease. Impositions shall include all governmental fees and charges allocable to the use of the Bridge, the Tunnel and the subway entrance at the northwest corner of 23rd Street and Park Avenue South (the "Subway Entrance"). Impositions shall not include any income taxes, corporate franchise taxes, estate, succession, inheritance or transfer taxes of Landlord, provided, however, that if, due to a future change in the method of taxation, a franchise, income, estate, inheritance, succession or transfer taxes or other tax or governmental imposition shall be levied against Landlord in substitution for any Imposition, then such franchise, income, estate, inheritance, succession or transfer taxes or other tax or governmental imposition levied against Landlord shall be deemed to be an Imposition. Impositions shall also not include any payments in lieu of taxes to be made by Landlord pursuant to a separate Pilot Agreement between Landlord and IDA.

          (y)    "Improvements":    means the South Building Improvements and the Tower Improvements.

          (z)    "Insurance Requirements":    means all terms of any insurance policy covering or applicable to the Demised Premises, Landlord Space and/or the Building, as applicable, or any part thereof to the extent required to be maintained by Landlord or Tenant or, if not required, actually maintained by Tenant hereunder or which is maintained by Landlord and Tenant has been given written notice of the same, provided that any such insurance maintained by Landlord is of a type customarily maintained by owners of First-Class Office Buildings, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Demised Premises, Landlord Space and/or the Building, as applicable, or any part thereof or any use or condition of the Demised Premises, Landlord Space and/or the Building, as applicable, or any part thereof.

          (aa)    "Interest Rate":    shall mean a rate per annum equal to the lesser of: (A) two (2%) percent in excess of the prime or base rate published from time to time by "The Wall Street Journal (Eastern Edition)", or any successor thereto, or (B) the highest interest rate permitted by law. In the event that more than one prime or base rate is so published at any time, then the average of all such rates shall be deemed to be the prime rate.

          (bb)    "JBB Report":    means that certain Mechanical, Electrical, Plumbing and Vertical Transportation Systems Physical Condition Evaluation Report, dated January 25, 2001, prepared by Jaros, Baum & Bolles.

          (cc)    "Land":    means the land described in Schedule A annexed hereto and made a part hereof.

          (dd)    "Landlord":    means Metropolitan Life Insurance Company, a New York corporation, or any successor or assign hereunder, or any successor to the obligations of Landlord hereunder, so that it shall be deemed and construed without further agreement between the parties hereto that any such successor has assumed and agreed to carry out any and all of the covenants and obligations of Landlord hereunder and Metropolitan Life Insurance Company shall be entirely relieved of all covenants and obligations to be performed by Landlord hereunder from and after the date of such succession or assignment.

          (ee)    "Landlord Parties"    shall mean Landlord and any tenant of Landlord in the Landlord Space.

          (ff)    "Landlord's Proportionate Share"    shall mean the quotient (expressed as a percentage) obtained by (x) dividing 270,670 (the number of rentable square feet in the Landlord Space) by (y) 1,443,908. Notwithstanding the foregoing (i) if Landlord recaptures any of the Recapture Space pursuant to Section 14.3 or Tenant leases any Offer Space pursuant to Article 33, the numerator shall be adjusted accordingly and (ii) for any period during which Landlord is utilizing the Cafeteria (as defined in the Shared Services Agreement), then for purposes of calculating Landlord's Proportionate Share, the denominator shall be 1,410,765 (1,443,908 minus 33,143) ("Landlord's Amenities Proportionate Share"). In the event of a casualty to or partial condemnation of the Building, Landlord's Proportionate Share (or Landlord's Amenities Proportionate Share, if applicable) shall be redetermined if, after completion of Restoration of the Building, the rentable square footage of the Building (calculated in the same manner as rentable square foot is calculated in the HLW Report) is greater or less than 1,443,908.

          (gg)    "Landlord's Repair Obligations"    shall mean the obligation of Landlord, at its sole cost and expense, to (i) make such repairs to the Landlord Space and the fixtures and appurtenances therein (A) necessitated by the act or omission by Landlord in violation of Landlord's obligations under, or by the covenants, terms, provisions or agreements contained in this Lease or (B) pursuant to Legal Requirements or Insurance Requirements with which Landlord is obligated to comply pursuant to the covenants, terms, provisions or agreements contained in this Lease, or (C) necessitated by the negligence of Landlord, its employees, agents or contractors, and the employees of such agents and contractors (except for damage arising from fire or other casualty as provided in Article 8), (ii) during such periods as Landlord shall be operating the same, maintain and make such repairs to Landlord's Systems, as and when needed to preserve them in good working order and condition as the same would have been maintained by owners of First Class Office Buildings, and (iii) repair or restore all damage or injury to the Building or to its fixtures, appurtenances and equipment caused by Landlord moving property in or out of the Building or by installation or removal of furniture, fixtures or other property by, or on behalf of, Landlord. Anything to the contrary provided herein notwithstanding, in no event shall Landlord's Repair Obligations include any repairs necessitated by the act, omission (in violation of Tenant's obligations under, or agreements contained in, this Lease or pursuant to Legal Requirements or Insurance Requirements) or negligence of Tenant or its employees, agents or contractors (and the employees of such agents and contractors).

          (hh)    "Landlord Space"    means all space in the Building other than the Demised Premises.

          (ii)    "Landlord's Successors"    means Landlord's successors in interest by merger, consolidation or sale of substantially all of the assets of Landlord.

          (jj)    "Landlord's Systems"    shall mean all plants, machinery, equipment, trade fixtures and personal property which becomes part of the real property by incorporation therein (including, but not limited to, any ventilating and air conditioning systems, communications and telecommunications apparatus, electrical equipment and all equipment and materials and any ancillary cabling and wiring used in connection therewith or necessary for the use thereof), designed solely for or used exclusively in any Landlord Space or for systems owned by any Landlord Party or systems dedicated to the sole and exclusive use of an occupant of any portion of the Landlord Space or which any occupant of any portion of the Landlord Space has the exclusive right to operate.

          (kk)    "Lease":    means this agreement together with all schedules attached hereto.

          (ll)    "Legal Requirements":    means all laws, statutes codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all Public Authorities, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Demised Premises, the Building or the Landlord Space, as applicable, or any part thereof, or any of the adjoining sidewalks, streets or ways, or any use or condition of the Demised Premises, the Building or the Landlord Space, as applicable, or any part thereof,

          (mm)    "Limited Common Elements"    has the meaning set forth in the Declaration.

          (nn)    "Material Monetary Default":    means any failure of Tenant to pay the items set forth in Section 17.1(a) after the applicable notice and grace period of which the aggregate unpaid amount equals or exceeds Fifty Thousand ($50,000) Dollars.

          (oo)    "Mechanical Space":    means (A) the portions of the South Building located on Concourse Levels B-l and B-2 and floors 13 through 16 thereof and (B) the portions of the Tower located on Concourse Levels B-l and B-2 and floors 35, 42 and 43 thereof, in each case as designated as Mechanical Equipment Rooms on the floor plans for such portions included in the HLW Report.

          (pp)    "MetLife":    means Metropolitan Life Insurance Company and its present and future Affiliates (for so long as such entity remains an Affiliate) and any successors thereto by merger, consolidation or corporate reorganization or sale of substantially all of its assets.

          (qq)    "Minimum Rent":    means the following annual amounts during the following periods:

            (i)    During the period commencing on the Commencement Date and ending on the day immediately preceding the Effective Date, as set forth in the Original Lease;

            (ii)   During the period commencing on the Effective Date and ending on the day preceding the fifth (5th) anniversary of the Net Rent Base Increase Date, (A) with respect to the Demised Premises other than Retail Space One and Retail Space Two the amount of Forty Five Million Five Hundred Sixty Eight Thousand One Hundred Twenty and 00/100 Dollars ($45,568,120.00) per annum; plus (B) with respect to Retail Space One the amount of One Million Forty Seven Thousand Nine Hundred Thirty and 24/100 Dollars ($1,047,930.24) per annum plus (iii) with respect to Retail Space Two the amount of Three Hundred Thirteen Thousand Four Hundred Sixty Nine and 76/100 Dollars ($313,469.76) per annum;

            (iii)  During the period commencing on the fifth (5th) anniversary of the Net Rent Base Increase Date and ending on the day preceding the tenth (10th) anniversary of the Net Rent Base Increase Date, (A) with respect to the Demised Premises other than Retail Space One and Retail Space Two the amount of Fifty One Million Two Hundred Sixty Four Thousand One Hundred Thirty Five and 00/100 Dollars ($51,264,135.00) per annum; plus (B) with respect to Retail Space One the amount of One Million One Hundred Thirty Eight Thousand Seven Hundred Seventy and 24/100 Dollars ($1,138,770.24) per annum plus (iii) with respect to Retail Space Two the amount of Three Hundred Ninety Two Thousand Eight Hundred Four and 76/100 Dollars ($392,804.76) per annum;

            (iv)  During the period commencing on the tenth (10th) anniversary of the Net Rent Base Increase Date and ending on the day preceding the fifteenth (15th) anniversary of the Net Rent Base Increase Date, (A) with respect to the Demised Premises other than Retail Space One and Retail Space Two the amount of Fifty Six Million Nine Hundred Sixty Thousand One Hundred Fifty and 00/100 Dollars ($56,960,150.00) per annum; plus (B) with respect to Retail Space One the amount of One Million Two Hundred Twenty Nine Thousand Six Hundred Ten and 24/100 Dollars ($1,229,610.24) per annum plus (iii) with respect to Retail Space Two the amount of Four Hundred Seventy Two Thousand One Hundred Thirty Nine and 76/100 Dollars ($472,139.76) per annum; and

            (v)   During the period commencing on the fifteenth (15th) anniversary of the Net Rent Base Increase Date and ending on the Expiration Date, (A) with respect to the Demised Premises other than Retail Space One and Retail Space Two the amount of Sixty Two Million Six Hundred Fifty Six Thousand One Hundred Sixty Five and 00/100 Dollars ($62,656,165.00) per annum; plus (B) with respect to Retail Space One the amount of One Million Three Hundred Twenty Thousand Four Hundred Fifty and 24/100 Dollars ($1,320,450.24) per annum plus (iii) with respect to Retail Space Two the amount of Five Hundred Fifty One Thousand Four Hundred Seventy Four and 76/100 Dollars ($551,474.76) per annum.

          (rr)    "Net Rent Base Increase Date":    means November 12, 2001.

          (ss)    "Non-Retail Space":    means all of the leasable area of the Demised Premises other than the Retail Space.

          (tt)    "Public Authority":    means any federal, state, county, municipal, or other local government, department, agency, subdivision, court, authority, bureau, branch, commission, board, official or officer having or exercising jurisdiction over the Demised Premises or any part thereof

          (uu)    "Rent":    means the Minimum Rent and Additional Rent.

          (vv)    "Retail Space":    means the rentable areas of the South Building located on the lobby level, mezzanine and B-l level which are permitted by Legal Requirements to be used for retail purposes.

          (ww)    "Retail Space One":    means a portion of the Retail Space consisting of 18,168 rentable square feet as depicted in Schedule N hereto.

          (xx)    "Retail Space Two":    means a portion of the Retail Space consisting of 15,867 rentable square feet as depicted in Schedule O hereto.

          (yy)    "Retained Space":    Units S-ll-01 (the 11th Floor of the South Building) and S-01-05 (the portion of the South Building lobby shown hatched on the floor plan annexed hereto as Schedule E) and the Limited Common Elements and the undivided interest in the General Common Elements appurtenant to such Units. Landlord and Tenant hereby agree that for purposes of this Lease the Retained Space shall be deemed to contain an aggregate of 53,032 rentable square feet.

          (zz)    "Shared Services Agreement"    means that certain Amended and Restated Shared Services Agreement of even date herewith between Landlord and Tenant which covers the terms and conditions by which certain services are made available to, and paid for by, Landlord and Tenant in the Building.

          (aaa)    "Sixth Floor Space":    means the Unit comprising the sixth (6th) floor of the South Building.

          (bbb)    "South Building":    means the portions of the Building shown on the floor plans included in the HLW Report as "Area Calculations—South Building" for the B2 Level—South Building through 16th Floor (PHM)—South Building. Landlord and Tenant hereby agree that for purposes of this Lease the South Building shall be deemed to contain an aggregate of 1,176,911 rentable square feet. Annexed hereto as Schedule B-l is a list of the rentable square footages allocable to each floor of the South Building.

          (ccc)    "South Building Improvements":    means the South Building and improvements appurtenant thereto, including, without limitation, all Units contained therein, all buildings, structures (including, without limitation, the Bridge and the Tunnel), driveways, walkways, parking areas, all other improvements of a permanent or temporary nature and all necessary support therefor, electrical, plumbing, heating, sewerage, water, gas, telephone and other utility facilities, all equipment, machinery, fixtures and appurtenances therein and thereto, and all personal property of every kind and description affixed or attached thereto (other than the Works of Art), or used in connection therewith, including, without limitation, all equipment and other personalty used in connection with the conference center, executive dining facility, auditorium and cafeteria, except to the extent any of the foregoing constitutes the property of Tenant.

          (ddd)    "Specialty Alterations":    means any slab penetrations larger than two feet by two feet (other than slab penetrations for telecommunications and utility risers which are located in the existing core of the Building), safes, vaults, structural floor reinforcements (other than raised floors) which reduce ceiling heights below Building standard, exterior signage, retail storefronts and any special or unique installation by Tenant which Tenant may be required to remove pursuant to Section 19.2 hereof (other than (1) any internal staircases or additional elevators installed by Tenant, (2) restoration of elevator banks to their configuration as of the date of execution of the Lease, including, without limitation, sealing up any elevator openings created, opening up any elevator openings previously sealed, relocating any elevator core functions previously relocated or performing any other restoration work pursuant to such elevator upgrades or improvements, and (3) any Legal Requirement Alteration except if such is required as a result of Tenant's particular manner of use (as opposed to mere general office use)).

          (eee)    "Taking":    means any and every taking (whether temporary or permanent) of all or any portion of the Building or the Demised Premises, as applicable, for any public or quasi-public purpose, by any Public Authority by exercise of condemnation or eminent domain (or any transfer or conveyance by agreement in lieu thereof).

          (fff)    "Tax Year"    shall mean the fiscal tax year for which Impositions are levied by the City of New York, which, on the date hereof, assesses real property tax on a fiscal year basis commencing on July 1 of each calendar year and the following June 30.

          (ggg)    "Tenant":    means Credit Suisse First Boston (USA), Inc., its permitted successors and permitted assigns.

          (hhh)    "Tenant Parties":    means Tenant or any person rightfully claiming through Tenant, or any of such parties' agents, contractors, servants, employees, or invitees.

          (iii)    "Tower":    means the portions of the Building shown on the floor plans included in the HLW Report as "Area Calculations—Tower" for the B2 Level—Tower through 42nd Floor—Tower. Landlord and Tenant hereby agree that for purposes of this Lease the Tower shall be deemed to contain 266,997 rentable square feet. Annexed hereto as Schedule B-l is a list of the rentable square footages allocable to each floor of the Tower.

          (jjj)    "Tower Improvements":    means the Tower and improvements appurtenant thereto, including, without limitation, all Units contained therein, all buildings, structures, driveways, walkways, parking areas, all other improvements of a permanent or temporary nature and all necessary support therefor, electrical, plumbing, heating, sewerage, water, gas, telephone and other utility facilities, all equipment, machinery, fixtures and appurtenances therein and thereto, and all personal property of every kind and description affixed or attached thereto (other than the Works of Art), or used in connection therewith, including, without limitation, all equipment and other personalty used in connection with the conference center, executive dining facility, auditorium and cafeteria, except to the extent any of the foregoing constitutes the property of Tenant.

          (kkk)    "Triple Net Commencement Date":    shall mean January 1, 2002.

          (lll)    "Tunnel":    means the underground tunnel on the B-l concourse level connecting the South Building with the building located at Eleven Madison Avenue, New York, New York.

          (mmm)    "Unavoidable Delays":    means delays due to any acts of God, governmental restriction, Legal Requirements, strikes, labor disturbances, shortages of or inability to obtain materials or supplies, or any other cause or event beyond Landlord's or Tenant's reasonable control by which Landlord or Tenant, as the case may be, shall be hindered, delayed or prevented from performance of any act under this Lease, provided however, that the inability to obtain financing or a lack of funds shall not be an Unavoidable Delay.

ARTICLE 2

LEASING AND TERM

        Section 2.1.    Demised Premises; Term of Lease.    Pursuant to the Original Lease, Landlord leased to Tenant, and Tenant rented from Landlord, the Original Premises, subject only to the matters described in Schedule D of the Original Lease, for a term (the "Term") commencing on the Commencement Date and expiring at midnight on the Expiration Date. From and after the Effective Date, upon and subject to the conditions and limitations set forth below, Landlord leases to Tenant, and Tenant does rent from Landlord, the Demised Premises, subject only to the matters described in Schedule D hereto, for the balance of the Term, unless this Lease shall sooner terminate as hereinafter provided.

        Section 2.2.    Delivery of Demised Premises.

          (a)    Prior to Effective Date.    Prior to the dale hereof, Landlord has delivered to Tenant all of the Demised Premises with the Delivery Condition satisfied (except to the extent Tenant has disputed satisfaction of certain Delivery Conditions as set forth in Schedule P hereto).

          (b)    From the Effective Date.    Commencing on the Effective Date, this Lease shall cover all of the Demised Premises.

          (c)    Mechanical Space.    The Mechanical Space was delivered to Tenant as of the Triple Net Commencement Date.

        Section 2.3.    Flagpole.    Landlord hereby reserves the right, at Landlord's sole cost and expense, to use the westernmost flagpole located on 23rd Street side of the 11th Floor setback of the South Building. The foregoing right shall be personal to MetLife until such time as MetLife no longer occupies all or a portion of the Landlord Space.

        Section 2.4.    Access Easements.    Landlord hereby grants to Tenant the right to use all of the easements for access granted to Landlord as Unit Owner (as defined in the Declaration) under the Declaration.

ARTICLE 3

ACCEPTANCE OF DEMISED PREMISES BY TENANT

        Section 3.1.    As Is Condition.    Tenant acknowledges that it has examined to its satisfaction the Demised Premises, the title thereto, the Certificate of Occupancy for the Building, the sidewalks and structures adjoining the same, any subsurface conditions thereof, and the then present uses and nonuses thereof. Tenant is fully familiar with the condition of the Demised Premises. As of the date hereof, Tenant has accepted all of the Demised Premises in its "as is" condition, except to the extent Tenant has disputed satisfaction of certain Delivery Conditions as set forth in Schedule P hereto. Landlord does not make, and Tenant acknowledges that Landlord has not made or given any representation or warranty, express or implied, with respect to its title to the Land and/or the Improvements, this Lease or the present or future merchantability, habitability, condition, quality, durability, fitness or suitability of the Demised Premises or any part thereof in any respect or in connection with or for the purposes and uses of Tenant, or, except as specifically set forth herein, any other representation or warranty of any kind or character, express or implied, with respect thereto, and Landlord shall not be liable for any latent or patent defects in the Demised Premises or any part thereof, other than with respect to the Rehabilitation Work. Notwithstanding the foregoing, Landlord represents and warrants that Landlord has delivered to Tenant true and complete copies of the HLW Report and the JBB Report.

        Section 3.2.    Existing Furniture.    Landlord leased to Tenant, and Tenant hired from Landlord, the majority of the furniture existing in the Demised Premises (other than 100 desks and chairs, any such furniture which was under lease and any such furniture currently located in the Retained Space) (the "Existing Furniture"). Each item of such Existing Furniture was located in the Demised Premises and was delivered to Tenant when the portion of the Demised Premises in which such item of Existing Furniture was located was delivered to Tenant pursuant to Article 2 hereof. The parties hereby agree that the value of the Existing Furniture is de minimis and no portion of the Rent payable hereunder is allocable to the Existing Furniture. Tenant agrees that Tenant shall pay any sales tax which may be due and payable with respect to leasing of the Existing Furniture and/or any other equipment or personal property to Tenant. Landlord does not make, and Tenant acknowledges that Landlord has not made or given, any representation or warranty, express or implied, with respect to the Existing Furniture or the present or future merchantability, habitability, condition, quality, durability, fitness or suitability of the Existing Furniture or any part thereof in any respect or in connection with or for the purposes and uses of Tenant, or any other representation or warranty of any kind or character, express or implied, with respect thereto and Landlord shall not be liable for any latent or patent defects in the Existing Furniture or any part thereof. Tenant accepts the Existing Furniture "as-is."

        Section 3.3.    Intentionally omitted.

        Section 3.4.    Service Contracts.    Landlord has delivered to Tenant copies of all service contracts affecting the Building ("Service Contracts"). On the Triple Net Commencement Date, Landlord assigned to Tenant, without recourse to, or warranty by, Landlord, all Services Contracts (to the extent such Service Contracts were assignable) other than those Service Contracts which had been terminated prior to the Triple Net Commencement Date.

        Section 3.5.    Warranties.    On the Triple Net Commencement Date, Landlord assigned to Tenant, without recourse to, or warranty by, Landlord, all warranties relating to the Improvements, to the extent such warranties were assignable.

        Section 3.6.    Works of Art.    Landlord hereby grants Tenant a license to display, in their current locations, the works of art owned by Landlord and currently located in the auditorium and lobby of the South Building and on the 12th floor of the South Building (the "Works of Art"). Tenant shall be responsible for maintaining and insuring the Works of Art. In the event that Tenant desires to cease displaying any or all of the Works of Art, Tenant shall deliver written notice to Landlord and, if in Landlord's reasonable judgment such Works of Art can be removed without substantial difficulty to Landlord, Landlord shall, at Landlord's expense, promptly remove the Works of Art specified in such notice. Landlord reserves the right to revoke the license for the Works of Art and remove the Works of Art from the Demised Premises at any time during the Term on not less than ninety (90) days written notice to Tenant.

        Section 3.7.    Disposal of Personal Property.    Tenant shall have the right, at any time during the Term, to dispose of any or all of the personal property (other than the Works of Art) leased to Tenant hereunder.

ARTICLE 4

RENT

        Section 4.1.    Payment of Rent.    Tenant covenants and agrees to pay the Rent as and when the same shall become due and payable.

        Section 4.2.    Payment of Minimum Rent.

          (a)   From and after the Effective Date, the Minimum Rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Term hereof; it being agreed, however, that Tenant shall not be obligated to pay Minimum Rent with respect to the Sixth Floor Space during the Rent Concession Period set forth in Subsection 4.3 below if any such Rent Concession Period remains applicable on the Effective Date.

          (b)   Tenant's obligation to pay Rent for the period prior to the Effective Date shall be as set forth in the Original Lease.

        Section 4.3.    Initial Abatement of Rent; Rent Credit.

          (a)   Tenant hereby acknowledges that, as of the Effective Date, (i) the Rent Concession Periods (as defined in the Original Lease) for all of the Demised Premises other than the Sixth Floor Space have expired, and (ii) the Rent Concession Period for the Sixth Floor Space shall expire on February 28, 2004.

          (b)   In addition to the foregoing Rent Concession Periods, Tenant received a credit against Minimum Rent becoming due under the Original Lease after the Triple

  Net Commencement Date in the amount of One Million ($1,000,000.00) Dollars. Tenant has applied such credit in full against Minimum Rent due under the Original Lease.

        Section 4.4.    Method of Payment.

          (a)   All payments of Rent required to be made to Landlord shall be in lawful money of the United States of America, which may be paid by check, subject to collection, and shall be paid to Landlord without notice or demand at the address indicated above or to such other person or at such other place as Landlord may designate from time to time. At Landlord's or Tenant's option such payments shall be made by wire transfer of immediately available Federal funds to such account as Landlord shall designate in writing to Tenant.

          (b)   No payment by Tenant or receipt by Landlord of a lesser amount than the Rent therein specified, nor any endorsement or statement on any check or letter accompanying such check shall be deemed an accord and satisfaction, and Landlord my accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

        Section 4.5.    Net Lease; No Counterclaim, Abatement, etc.    The Minimum Rent shall be in addition to all other payments to be made by Tenant hereinafter provided. It is the intention of the parties that this Lease is a triple net lease, and Tenant shall pay all costs, charges, taxes, assessments and other expenses of every character, ordinary or extraordinary, foreseen or unforeseen, for the payment of which Landlord or Tenant is or shall become liable by reason of its estate, right, title or interest in the Demised Premises or which are connected with or arise out of the possession, use, occupancy, maintenance or repair of the Demised Premises or rebuilding of the Building or any portion thereof, including, without limitation, those specifically referred to in this Lease, except to the extent that other provisions of this Lease expressly provide that certain matters or obligations shall be at Landlord's sole cost and expense or words of similar import. Except as expressly set forth in this Lease, nothing contained in this Section 4.5 shall be deemed to obligate Tenant to pay any of the foregoing costs, charges, taxes, assessments and other expenses which relate to or arise out of the Landlord Space. Except as specifically set forth in Section 39.5 or elsewhere in this Lease, the Rent and all other sums payable by Tenant hereunder shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of Tenant hereunder shall in no way be released, discharged or otherwise affected (except as expressly provided herein) for any reason, including, without limitation: (a) any defect in the condition, quality or fitness for use of the Demised Premises or any part thereof; (b) any change of grade of any abutting street; (c) any damage to or destruction of or any Taking of the Demised Premises or any part thereof; (d) any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of Landlord; (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Landlord, or any action taken with respect to this Lease by any trustee or receiver of Landlord or by any court, in any such proceeding; (f) any claim which Tenant has or might have against Landlord; (g) any failure on the part of Landlord to perform or comply with any of the terms hereof (including, without limitation, any failure to make Operating Payments or Tax Payments) or of any other agreement with Tenant; (h) any action of any Public Authority; or (i) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not Tenant shall have notice or knowledge of any of the foregoing, but expressly excluding any restriction, prevention or curtailment of or interference with any use of the Demised Premises or any part thereof by title paramount. The foregoing shall not be construed as a waiver of any rights of Tenant elsewhere set forth herein. Tenant waives all rights now or hereafter conferred by statute or otherwise to quit, terminate, rescind, avoid or surrender this Lease or the Demised Premises or any part thereof, or to any abatement, suspension, deferment, diminution or reduction of Rent, or any other sum payable by Tenant hereunder, including without limitation by reason of any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court. All payments by Tenant to Landlord made hereunder as required hereby shall be irrevocable, and Tenant will not seek to recover any such payment or any part thereof for any reason whatsoever. Nothing contained in this Section 4.5 shall be construed to affect the rights of Landlord or Tenant expressly set forth in this Lease.

        Section 4.6.    Rights upon Non-Payment of Rent.    All Additional Rent and other payments provided for under this Lease shall constitute Rent payable hereunder with the same effect as if the same were the Minimum Rent reserved and provided for herein and, in the event of the non-payment by Tenant of any such Additional Rent or other payments when due according to the terms of this Lease, Landlord shall have the same rights and remedies in respect thereof as Landlord shall or may have in respect of the non-payment of Minimum Rent herein reserved and provided for.

        Section 4.7.    Late Charge.    If Tenant shall fail to pay when due any installment or payment of Rent or any portion thereof for a period of five (5) days after such installment or payment shall have become due, Tenant shall pay interest thereon at a rate equal to the Interest Rate from the date when such installment or payment shall have become due to the date of the payment thereof, and such interest shall be deemed Additional Rent. The provisions of this Section 4.7 are in addition to all other remedies available by Landlord for nonpayment of Rent.

ARTICLE 5

IMPOSITIONS

        Section 5.1.    Payment of Impositions.    From and after the Effective Date, Tenant shall pay as Additional Rent during the Term, before any fine, penalty, interest or cost may be added thereto or become due or be imposed by operation of law for the non-payment thereof, all Impositions. All Impositions provided herein to be paid by Tenant, which have accrued or are prepaid at the commencement of the Term hereof, or which have accrued or are prepaid at the expiration or prior termination of the term hereof, shall be apportioned between Landlord and Tenant (provided that in the event a Default exists under Section 17.1(a) hereof, Landlord shall be entitled to offset the amount of such Default (together with interest at the Interest Rate) against the amount payable to Tenant hereunder). Tenant paid to Landlord any such apportionment owed to Landlord within thirty (30) days of the Triple Net Commencement Date and Landlord shall pay to Tenant any such apportionment owed to Tenant within thirty (30) days of the Expiration Date.

        Section 5.2.    Receipts.    Tenant shall furnish to Landlord within thirty (30) days after the last date when any Imposition or any installment thereof is payable without penalty,

official receipts of the appropriate taxing authority, or other evidence reasonably satisfactory to Landlord, evidencing payment thereof.

        Section 5.3.    Contests.

          (a)   Tenant shall have the right to contest the validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted in good faith but only after payment of such Imposition unless such payment would operate as a bar to such contest or interfere materially with the prosecution thereof, in which event Tenant may postpone or defer payment of such Imposition during the pendency of such proceedings if:

            (i)    neither the Demised Premises nor any part thereof would, by reason of such postponement or deferment, be in danger of being sold, forfeited or lost; and

            (ii)   if Tenant is not an Investment Grade Entity, Tenant shall have deposited with Landlord 100% the amount so contested and unpaid, together with all interest and penalties in connection therewith and all charges that may or might be assessed against or become a charge on the Demised Premises or any part thereof in such proceedings, and shall have furnished to Landlord additional security reasonably satisfactory to Landlord sufficient to cover such amount, together with interest, penalties and charges for the period which such proceedings may reasonably be expected to take.

  Landlord shall hold all funds deposited by Tenant pursuant to the preceding sentence in an interest bearing account in a New York Clearing House member bank, and the interest thereon shall be credited to Tenant (Tenant to pay all taxes on such interest). Upon the termination of any such proceedings, Tenant shall pay, or may direct Landlord to pay out of such deposit, the amount of such Imposition or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties or other liabilities accrued in connection therewith, and, upon such payment, Landlord shall return to Tenant, with interest, the balance of the amount, if any, deposited with Landlord with respect to such Imposition. If, at any time during the continuance of such proceedings, Landlord shall reasonably deem the amount deposited insufficient, Tenant shall, within thirty (30) days after written demand therefor, make an additional deposit of such sum as Landlord reasonably may request, and upon failure of Tenant so to do, Landlord in addition to any other remedy it may have, may apply the amount theretofore deposited to the payment, removal and discharge of such Imposition, and the interest and penalties in connection therewith and any costs, fees or other liability accruing in any such proceedings, and the balance, if any, shall be returned to Tenant.

          (b)   Landlord shall have the right, at Landlord's election, to participate in any such proceedings brought by Tenant pursuant to Section 5.3(a) hereof during the last five (5) tax years during the Term hereof. Landlord has provided all information and transferred to Tenant all responsibility with respect to the tax certiorari proceedings with respect to the Original Premises which was brought by Landlord for the tax year commencing on July 1, 2001, and ending on June 30, 2002. Tenant has employed counsel reasonably acceptable to Landlord to consummate such proceedings. Landlord terminated the portion of the existing agreement between Landlord and Deloitte & Touche which related to the 2001-2002 tax certiorari proceedings with respect to the Building and Land. In the event that Tenant elects not to bring any such proceedings for any tax year during the Term hereof, Landlord shall have the right, but not the obligation, to bring such proceedings. The reasonable costs and expenses incurred by Landlord in connection with any such proceedings shall be allocated between Landlord and Tenant in proportion to the respective amounts of square footage of the Demised Premises involved in such proceedings and square footage of the balance of the Building involved in such proceedings. Any "net tax refund" (as hereafter defined) payable as a result of any proceedings to review such assessed valuations shall be paid and belong to Tenant (provided that in the event a Default exists under Section 17.1(a) hereof, Landlord shall be entitled to offset the amount of such Default (together with interest at the Interest Rate) against the amount payable to Tenant hereunder) except that any net tax refund payable as a result of any proceeding with respect to the 2001-2002 tax year and the tax year in which this Lease terminates shall be apportioned between Landlord and Tenant. For purposes of this Section, the term "net tax refund" shall mean the tax refund actually received by Tenant in contesting the assessed valuation of the Demised Premises (or the Original Premises, as applicable) less the expenses incurred by Tenant and Landlord in connection with such proceeding. Tenant shall have the right to seek and receive any refund of any tax on its leasehold estate paid by it.

          (c)   Tenant acknowledges that Landlord entered into a certain Tax Agreement with the City of New York (the "Tax Agreement") pertaining to the Building, a copy of which is attached hereto as Schedule C. Tenant hereby consents to the provisions of the Tax Agreement and agrees that, notwithstanding anything to the contrary in this Section 5.3, Tenant shall comply with the provisions of Paragraphs 5, 6, 7 and 12 of the Tax Agreement.

          (d)   Tenant agrees to indemnify and save harmless Landlord against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses incurred by or asserted against Landlord under Paragraph 6 of the Tax Agreement as a result of any claims and demands made by Tenant or any tenant, subtenant or occupant of the Demised Premises, or any portion thereof, that the Aggregate Value (as defined in the Tax Agreement) or the apportionment of the Aggregate Value should be by a methodology or apportionment of Aggregate Value other than that set forth in the Tax Agreement.

        Section 5.4.    ICIP Benefits.

          (a)   Notwithstanding anything to the contrary contained in Section 5.3, Tenant shall have no right to file, or to require Landlord to file, a tax protest or commence or prosecute any reduction or other similar proceeding if such protest or proceeding would have any adverse effect on the ICIP Benefits (including the computation thereof), other than the reduction in ICIP Benefits which would consequently result from a reduction in Impositions.

          (b)   Landlord represents that it has applied for the Real Property Tax Exemption and Deferral created by Title U, Chapter 2, Part 3 of the Administrative Code of the City of New York for an abatement, deferral or reduction of the real estate taxes for the Improvements for a period of time. Landlord represents and warrants that attached hereto as Schedule M-l is a true and complete copy of the referenced preliminary application. Landlord, at its expense, agrees that it shall timely comply with the provisions of Executive Order Nos.

  50(1980) and 108 (1986) and the rules and regulations promulgated thereunder, as the same may be amended, modified and supplemented and the requirements imposed by the New York City Industrial Commercial Incentive Program and the regulations promulgated thereunder, as the same may be amended, modified or supplemented and all other applicable rules and regulations of Public Authorities (the "ICIP Law") to ensure that it remains an eligible Recipient (as such term is defined under the ICIP Law) of the benefits under the ICIP Law. Landlord shall take all actions and submit all reports, annual filings of certificates of continuing use and records to the Department of Finance, the Divisions of Labor Services and all other Public Authorities involved in the administration of the ICIP Law and shall maintain all records and reports required to evidence such compliance.

          (c)   Tenant covenants that it has applied for the Real Property Tax Exemption and Deferral created by Title U, Chapter 2, Part 3 of the Administrative Code of the City of New York for an abatement, deferral or reduction of the real estate taxes for the Improvements for a period of time. Tenant represents and warrants that attached hereto as Schedule M-2 is a true and complete copy of the referenced preliminary application. Tenant, at its expense, agrees that it shall timely comply with the ICIP Law to ensure that it remains an eligible Recipient (as such term is defined under the ICIP Law) of the benefits under the ICIP Law.    Tenant shall take all actions and submit all reports, annual filings of certificates of continuing use and records to the Department of Finance, the Divisions of Labor Services and all other Public Authorities involved in the administration of the ICIP Law and shall maintain all records and reports required to evidence such compliance.

          (d)   Landlord and Tenant shall each (both for its own benefit and the benefit of the other party): (I) supply information and comply with such reporting requirements as are necessary to comply with and/or obtain the benefits of the ICIP Law and (II) submit all reports, annual filings of certificates of continuing use and records to the Department of Finance, the Division of Labor Services and all other Public Authorities involved in the administration of the ICIP Law and (III) maintain all records and reports required to evidence such compliance, except that no such cooperation with the other party shall require either party to reveal proprietary business information unrelated to the matters below or to materially modify or restrict its hiring practices or operations in conducting its business in (as opposed to the construction of) the Landlord Space or the Demised Premises, as applicable, and each party shall:

            (i)    provide access to the Landlord Space or the Demised Premises, as applicable, by employees and agents of the Department of Finance of the City of New York or any successor agency at all reasonable times and upon reasonable prior notice at the request of the other party;

            (ii)   report to the other party upon request the number of workers permanently engaged in employment in the Landlord Space or the Demised Premises, as applicable, the nature of each worker's employment and the residency of each worker; and

            (iii)  provide any other access, records or information (other than proprietary business information) which may be reasonably required by the other party in connection with such party's compliance with the ICIP Law.

          (e)   Neither party shall be required (I) to pay Impositions which become due because of the failure by the other party to comply with the ICIP Law, or (II) otherwise relieve or indemnify the other party from any personal liability arising under the ICIP Law, except where imposition of such Impositions or liability is occasioned by actions or non-actions of such party. Landlord and Tenant shall indemnify each other for any liability incurred by each as a result of the other's failure to comply with the ICIP Law.

          (f)    Each party agrees, at no cost or exposure to itself, to reasonably cooperate with the other party in order to enable the other party to realize the maximum benefits available to the other party with respect to any work or Alterations made by the other party under the ICIP Law or other similar incentive program, provided such benefits do not adversely affect the value of the Landlord Space or the Demised Premises, as applicable.

        Section 5.5.    Joinder of Landlord.    Landlord shall not be required to join in any proceedings referred to in Section 5.3(a) hereof unless the provisions of any Legal Requirement at the time in effect shall require that such proceedings be brought by or in the name of Landlord or any owner of the Demised Premises, in which event Landlord shall join in such proceedings, or permit the same to be brought in its name. Landlord shall not be subjected to any liability for the payment of any costs or expenses in connection with any such proceedings, and Tenant will indemnify and save harmless Landlord from any such costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred by Landlord). Except as otherwise provided in Section 5.3(b) hereof, Tenant shall be entitled to any refund of any Imposition and penalties or interest thereon received by Landlord, which have been paid by Tenant and Landlord agrees to pay or assign the same to Tenant.

        Section 5.6.    Evidence of Non-Payment.    The certificate, advice, notice or bill of the appropriate official designated by law to make or issue the same, or to receive payment of any Imposition, of non-payment of such Imposition shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice, notice or bill.

        Section 5.7.    Tax Deposits.    Notwithstanding the foregoing provisions of this Article 5, if at any time any Material Monetary Default shall have occurred, Landlord may at any time thereafter give a notice to Tenant referring to this Section 5.7 and, if such notice shall be given, Tenant shall be obligated from and after the date which is ten (10) days after receipt of such notice to pay to Landlord in equal monthly installments, on the first day of each month during the balance of the Term and any extended term of this Lease, an amount equal to one-twelfth of the annual Impositions for each fiscal tax year (collectively, "Tax Deposits"); provided, however, that in the event no Material Monetary Default shall occur for a period of two years from any Material Monetary Default which gives rise to Tenant's obligation to make Tax Deposits, Tenant's obligation to make such Tax Deposits shall cease until a subsequent Material Monetary Default may thereafter occur. Tax Deposits shall in the first instance be based on the Impositions for the prior fiscal tax year, and when such Impositions shall be ascertained for the current tax year, appropriate adjustments shall be made. Landlord shall keep all Tax Deposits in an interest bearing account in a New York Clearing House member bank, and the interest thereon shall be credited to Tenant (Tenant to pay all taxes on such interest). Landlord shall apply Tax Deposits to the payment of the annual Impositions as same become due and payable. From time to time upon notice to Tenant by Landlord, Tax Deposits shall be increased to such amounts as may be necessary to provide a fund sufficient to meet the payment of the annual Impositions (or any installment thereof) as and when due and payable, whether on the present dates of payment or on such other dates as may be fixed by Legal Requirements.

        Section 5.8.    Fines and Penalties.    Tenant shall pay all interest, late fees or penalties imposed on Landlord or Tenant for late payment of any Impositions payable during the Term.

        Section 5.9.    Other Taxes.    Tenant shall pay any sales tax payable with respect to the leasing of the Existing Furniture and/or any other equipment or personal property to Tenant.

ARTICLE 6

USE AND OPERATION OF THE DEMISED PREMISES

        Section 6.1.    Use.

          (a)   The Non-Retail Space shall be used and occupied solely for administrative, executive and general offices, subject to the Certificate of Occupancy for the Building, in a manner befitting a First-Class Office Building, and for any other lawful uses incidental thereto which are generally in keeping with the character, reputation and appearance of First-Class Office Buildings and for no other purposes.

          (b)   The Retail Space shall be used and occupied solely for (i) the uses set forth in Section 6.1(a) and/or (ii) retail purposes in a manner befitting a First-Class Office Building, subject to the "Retail Standards" as defined in Section 14.4(c) hereof, and for any other lawful uses incidental thereto which are generally in keeping with the character, reputation and appearance of First-Class Office Buildings and for no other purposes.

        Section 6.2.    Prohibitions.

          (a)   Anything to the contrary provided in Section 6.1 notwithstanding, in no event shall Tenant ever use, or suffer or permit anyone to use, all or any portion of the Demised Premises (i) as an office of any governmental agency or government (including, without limitation, an autonomous governmental corporation or any entity having governmental immunity) (other than by federal, state or other governmental regulators, Internal Revenue Service auditors or similar governmental, federal, state or city persons, in each event while performing a review of Tenant's business) or any diplomatic or trade mission; (ii) as a school, classroom or college or facility providing or furnishing training, instructional or educational services of any kind other than in connection with Tenant's operations (provided that such school, classroom or facility is not operating as a private business); (iii) as a restaurant or any facility selling or serving food or beverages to the public except for "in-house" cafeteria and executive dining facilities for the officers, employees and guests of Tenant and its subtenants or as set forth in Section 14.4(c) hereof or as contemplated in the Shared Services Agreement; (iv) as an employment or placement agency other than as an executive search firm; (v) as a messenger and/or photographic and/or reproduction service other than for those services in connection with, and incidental to, Tenant's business only; (vi) as a mailing address or telephone answering service; (vii) as a personal loan or check cashing business, except as part of the business of a bank, trust company or savings and loan association; (viii) for gambling or gaming activities, including New York City Off Track Betting or any other governmentally sponsored betting activity; (ix) for conducting an auction, but nothing contained in this subclause (ix) shall preclude Tenant from soliciting bids for sales or purchases on behalf of Tenant and its clients or from distributing information or conducting negotiations with respect to any such purchases or sales or actually holding such auctions as a part of the business of Tenant as a bank or an investment bank; and/or (xi) for medical, dental, or psychiatric offices or for the providing of any therapeutic services other than for use solely by employees of Tenant or Landlord and people employed in the Building. In addition, in no event shall Tenant ever use, or suffer or permit anyone to use, all or any portion of the Non-Retail Space as a retail operation (except nothing herein contained shall prevent or prohibit Tenant from using the Demised Premises for the retail sale of stock, bonds or other financial products sold by Tenant to individuals who "walk-in" off the street provided a "retail" brokerage operation primarily intended for retail sales to "walk-in" customers is not operated in the Non-Retail Space unless CSFB is the Tenant hereunder), including as a barber shop (except for "in-house" facilities for the officers, employees and guests of Tenant), restaurant or any facility selling or serving food or beverages to the public. Use of the Demised Premises by any of Tenant's Affiliates, subtenants or any other person claiming by, through or under Tenant including parties with whom Tenant has contracted to provide services to Tenant (collectively referred to as "In-House Service Providers") such as, by way of example only, copy reproduction and messenger services, shall be deemed to be use of the Demised Premises by Tenant for the purposes of this Article 6, but nothing contained herein shall be, or be deemed to be, a consent to such occupancy by any such party.

          (b)   In the event Tenant operates, or permits the operation of, any offset printing or photographic reproduction in or on any portions of the Demised Premises, then Tenant (A) represents, covenants and warrants that, throughout the term of this Lease, in connection with such operation, (i) neither Tenant nor anyone claiming by, through or under Tenant, shall generate, use or store any Hazardous Materials, as defined in Article 28.2 hereof, in or upon the Demised Premises, except for normal quantities of those substances (the "Permitted Substances") used in the operation of a photographic reproduction and/or offset printing operation, incidental to Tenant's business, and (ii) all operations or activities upon, or any use or occupancy of, in or on any portion of the Demised Premises, by Tenant, and any tenant, subtenant or occupant of the Demised Premises, or any portion thereof, throughout the term of this Lease, shall be in all respects in compliance with all Legal Requirements governing or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal (whether legal or illegal, accidental or intentional) of the Permitted Substances and (B) agrees to indemnify, protect, defend (with counsel reasonably acceptable to Landlord, but paid for by Tenant) and hold Landlord, and the directors, officers, shareholders, employees and agents of Landlord, harmless from and against any and all claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings (including, without limitation, informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities (including, without limitation, sums paid in settlement of claims), losses, consultant fees and expert fees, together with all other costs and expenses of any kind or nature (collectively, the "Indemnity Costs") that arise directly or indirectly from or in connection with Tenant's breach of, of failure to comply with, clauses (i) and/or (ii) of this Section 6.2(b)(A), and in the event

  Landlord shall suffer or incur any such Indemnity Costs, Tenant shall pay to Landlord the total of all such Indemnity Costs suffered or incurred by Landlord upon demand therefor by Landlord.

        Section 6.3.    Occupancy.    Tenant shall not cause, maintain or permit any nuisance in or about the Demised Premises and shall keep the Demised Premises free of anything of a dangerous, noxious, toxic or offensive nature or which could create a fire hazard or undue vibration, heat or noise not customary in a First-Class Office Building. Tenant shall not do anything to permit or suffer any waste, damage or injury to or upon the Demised Premises or any part thereof not customary in a First-Class Office Building.

        Section 6.4.    Compliance with Legal and Insurance Requirements, etc.    (a) Subject to Section 6.5(a), Tenant at its expense (but subject to any reimbursement provided for in Section 9.5) will comply with all Legal Requirements and Insurance Requirements, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, and whether or not compliance shall require structural changes in the Demised Premises or interfere with the use or enjoyment of the Demised Premises or any part thereof and will comply with any instruments of record set forth on Schedule D hereto at any time in force affecting the Demised Premises or any part thereof if the failure to comply with the same may result in the creation of a lien, liability or forfeiture of title. Tenant acknowledges that Tenant is aware that the Tower has been designated as a landmark by federal, state and municipal Public Authorities and agrees to comply with all Legal Requirements pertaining thereto as such affect the portion of the Demised Premises located in the Tower. Without limiting the generality of the foregoing, Tenant shall comply with all requirements of the Americans With Disabilities Act of 1990, as amended (the "ADA"), and the Resource Conservation Recovery Act, 42 U.S.C. §§6901 et seq., as amended, and shall not use or occupy or permit the Demised Premises to be used or occupied, nor do, or permit anything to be done, in, on or about the Demised Premises, in whole or in part, in a manner which would in any way make void or voidable any insurance then in force with respect thereto, or make it impossible to obtain fire or other insurance thereon required to be furnished by Tenant, or which will cause or be apt to cause structural injury to the Demised Premises or any part thereof. Notwithstanding the foregoing, if Landlord or any tenant of the Landlord Space (other than Tenant) performs any work or Landlord Alterations anywhere in the Landlord Space and, as a result thereof, Tenant would be required to perform ADA work or Tenant Alterations in the Demised Premises, then Tenant shall perform such work at Landlord's sole cost and expense. Landlord shall reimburse Tenant for such costs and expenses within thirty (30) days after written demand therefor.

          (b)   Subject to Section 6.5(c), Landlord, at its expense, shall comply with all Legal Requirements relating to the Landlord Space including, without limitation, those applicable to the making of any Landlord Alterations in the Landlord Space or the result of the making of such Landlord Alterations and those applicable by reason of the nature or type of business operated by Landlord in the Landlord Space. Landlord shall not be under any obligation to make any Landlord Alterations in order to comply with Legal Requirement applicable to the mere general "office" use (as opposed to the manner of use) of the Landlord Space, unless expressly required herein or if required as a result of any Landlord Alterations made by Landlord.

          (c)   Subject to Section 6.5(c), Landlord, at its expense, shall comply with and expressly assumes all responsibility for compliance with the ADA relating to the Landlord Space, including, but not limited to, any path of travel alterations from the elevators serving the Landlord Space through each portion of the Landlord Space and any requirements of the ADA relating to the Landlord Space. Any Landlord Alterations required to be performed by Landlord to the Landlord Space for the purpose of complying with the ADA, as aforesaid, or which otherwise require compliance with the ADA, shall be done in accordance with the terms, provisions, agreements, covenants and conditions of this Lease. Notwithstanding the foregoing, if Tenant has performed any work or Tenant Alterations anywhere in the Demised Premises (to prepare the same for Tenant's use or occupancy as opposed to performing Tenant's obligations under this Lease) and, as a result thereof, Landlord would be required under any Legal Requirement to perform Landlord Alterations in the Landlord Space (each, a "Tenant-Triggered Alteration"), then Landlord shall perform such Tenant-Triggered Alteration at Tenant's sole cost and expense (which shall be reimbursed to Landlord within thirty (30) days after written demand thereof).

          (d)   Tenant shall comply with (i) all ADA requirements which are not the obligation of the Landlord pursuant to Section 6.4(c) and (ii) all other Legal Requirements affecting the Building, which are not the responsibility of Landlord under Section 6.4(b). Tenant shall have the right to contest the applicability or validity of any Legal Requirement as provided in Section 6.5.

        Section 6.5.    Permitted Contests.

          (a)   Tenant, at its expense, after written notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of any Legal Requirement (and, if necessary, in the name of, but without expense or liability to, Landlord) and may defer Tenant's compliance therewith, provided that; (i) none of Landlord, IDA or their respective agents shall be subject to criminal penalty or to prosecution for a crime, or any criminal fine or charge, nor shall the Land or Improvements or any part thereof be subject to being condemned or vacated by reason of non-compliance or otherwise by reason of such contest; (ii) before the commencement of any contest regarding the validity or applicability of any Legal Requirement as to which Tenant desires to contest, if the cost of such compliance (as reasonably estimated by Landlord) is over Fifty Million and no/100 ($50,000,000.00) Dollars, as adjusted by CPI (as hereinafter defined), Tenant shall furnish to Landlord the bond of a surety company reasonably satisfactory to Landlord, in form and substance reasonably satisfactory to Landlord and in an amount equal to not less than one hundred twenty-five (125%) percent of the cost of such compliance and Tenant shall indemnify Landlord and IDA against the cost of such compliance and any liability resulting from, or incurred in connection with, such contest or non-compliance; (iii) such non-compliance or contest shall not constitute or result in any breach of Landlord's obligations under any Fee Mortgage (as such term is hereinafter defined) as to which Tenant has been given written notice and copies of the relevant documentation, or if any Fee Mortgagee (as such term is hereinafter defined), shall condition such noncompliance or contest upon the taking of action or furnishing of security by Landlord and such actions or security are then customary practices among institutional lenders, such action shall be taken and such security shall be furnished at the expense of Tenant; (iv) neither such noncompliance or contest nor the continuation thereof shall adversely affect Landlord's or Tenant's ability to obtain any permit required in connection with the construction, operation or occupancy of all or any portion of the Demised Premises; and (v) Tenant shall keep Landlord regularly advised as to the status of such proceedings. Landlord and/or IDA shall be deemed subject to prosecution for a crime if

  Landlord, IDA, any Fee Mortgagee or any of their officers, directors, partners, shareholders, agents or employees is, or can be, charged with a crime of any kind whatever.

          (b)   "adjusted by CPI" shall mean that the amount in question shall be adjusted on each anniversary of the date of the Original Lease by adding to the amount in question (as of the date the Original Lease was executed but not as theretofore increased) an amount equal to the product of (i) such amount and (ii) the percentage of increase, if any, in the Consumer Price Index for the month in which the applicable anniversary occurs over the Consumer Price Index for the month in which the Original Lease shall have been executed. "Consumer Price Index" shall mean the Consumer Price Index for all Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, New York-Northeastern New Jersey Area (1982-84 = 100), or any successor indexed thereto. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise shall be made with the use of such other conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of other such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information, provided that if there shall be no successor index and the parties shall be unable to agree on a substitute index within thirty (30) days, or if the parties shall fail to agree on the appropriate adjustment of such successor or substitute index within thirty (30) days, a substitute index or the appropriate adjustment of a successor or substitute index, as the case may be, shall be determined by arbitration pursuant to Article 21.

          (c)   Landlord, at its expense, after written notice to Tenant, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of any Legal Requirement as to which Landlord has the obligation to comply pursuant to Section 6.4; provided such is done in accordance with Section 6.5 as if Landlord were Tenant and Tenant were Landlord.

        Section 6.6.    Bridge and Tunnel.    Landlord shall, at Landlord's expense, take all reasonable actions to obtain the consent of the City of New York to the use by Tenant of the Bridge and Tunnel or to assign to Tenant the Revocable Consent Agreement granted by the City of New York for use of the Tunnel (the "Tunnel Agreement") and the Revocable Consent Agreement granted by the City of New York for use of the Bridge (the "Bridge Agreement") if assignment thereof is necessary for Tenant's use of the Tunnel and Bridge. If the Tunnel Agreement and the Bridge Agreement are assigned to Tenant. Tenant shall, at Tenant's expense, keep the Tunnel Agreement and Bridge Agreement in full force and effect during the Term. If the Tunnel Agreement and the Bridge Agreement are not assigned to Tenant, Landlord shall, at Tenant's expense, keep the Tunnel Agreement and Bridge Agreement in full force and effect during the Term. Each of Landlord and Tenant agrees not to take any action to terminate or revoke the Tunnel Agreement or the Bridge Agreement without the prior written consent of the other party.

        Section 6.7.    Subway Entrance Agreement.    Landlord agrees that the failure by Tenant to comply with the provisions of the agreement between Landlord and Metropolitan Transportation Authority solely with respect to providing access to the public from the Subway

Entrance directly into the Building shall not be deemed to be a default by Tenant under this Lease.

        Section 6.8.    For purposes of this Article 6, references to Tenant shall mean Tenant, and its permitted subtenants, and all permitted occupants of the Demised Premises claiming under or through Tenant.

        Section 6.9.    Landlord Agreement.    Landlord agrees that the Landlord Space shall be occupied in accordance with Sections 6.1, 6.2, 6.3 and 6.8, including, without limitation, the rentable areas of the Tower located on the lobby level and/or the second (2nd) floor and/or the portion of the concourse level B-2 included in the Landlord Space (which areas represent the portion of the Landlord Space that may be used as retail space under the certificate of occupancy for the Building) as if Landlord were Tenant and Tenant were Landlord.

ARTICLE 7

INSURANCE

        Section 7.1.    Hazard Insurance.    (a) From and after the Effective Date, Tenant shall, at Tenant's sole cost and expense (except as provided below), throughout the Term, for the mutual benefit of Landlord and Tenant, secure and keep in force the following insurance ("Required Insurance"):

            (i)    Primary and Non-Contributory Commercial General Liability Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering Tenant's indemnification obligations in this Lease. Such insurance shall be for limits not less than a combined single limit of Fifty Million Dollars ($50,000,000.00);

            (ii)   "all-risk" casualty insurance, on an extended coverage basis, including boiler and machinery, protecting against all risk of physical loss or damage to the Building from fire, windstorm, sprinkler leakage, drains and seepage, flood, earthquake, and other casualties customarily covered by risk insurance, in amounts not less than the full replacement value of the Building, as appraised from time to time by appraisers and/or engineers approved by Landlord and by the insurers under applicable Required Insurance (but not more frequently than once in every twenty-four (24) month period);

            (iii)  "all-risk" casualty insurance in an amount adequate to cover the full replacement cost of all Voluntary Alterations (as defined herein) and all of Tenant's furniture, fixtures, equipment and other personal property (collectively, "Tenant's Property");

            (iv)  rental value or business interruption insurance on a "rented or vacant" basis against loss or damage by fire, lightning, vandalism, malicious mischief, riot and civil commotion, and all other hazards covered by "all-risk" casualty insurance in an amount sufficient to pay all Minimum Rent and Additional Rent under this Lease for a period of twelve (12) months, including all Impositions required to be paid for such period;

            (v)   in the event a motor vehicle is to be used by Tenant in connection with its business operation from the Demised Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than Three Million Dollars ($3,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles;

            (vi)  host liquor liability insurance;

            (vii) appropriate workers' compensation and employer's liability insurance in respect of any work on or about the Demised Premises in compliance with the workers' compensation law of any Public Authority;

            (viii) appropriate builder's risk insurance with respect to any Tenant Alterations (including, without limitation, any Restoration) or other work on or about the Demised Premises or any part thereof; and

            (ix)  when reasonably required by Landlord, such other insurance against other insurable hazards and in such amounts as may from time to time be commonly and customarily insured against First-Class Office Buildings in New York City.

          (b)   Landlord shall maintain, at its own cost and expense, for the mutual benefit of Tenant and Landlord, primary and non-contributory insurance with a company or companies reasonably acceptable to Tenant and licensed to do business or authorized in New York State, insuring Landlord as follows:

            (i)    Primary and Non-Contributory Commercial General Liability Insurance covering the Landlord Space on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering Landlord's indemnification obligations in this Lease and owner's protective liability insurance. Such insurance shall be for limits not less than a combined single limit of Thirty Million Dollars ($30,000,000);

            (ii)   Employers' Liability Insurance with a minimum limit of One Million Dollars ($1,000,000) and Workers' Compensation insurance in statutory limits;

            (iii)  "All Risks" Property Insurance in an amount adequate to cover the full replacement cost of all Landlord's furniture, fixtures, equipment and other personal property;

            (iv)  In the event a motor vehicle is to be used by Landlord in connection with its business operation from the Landlord Space, Comprehensive

    Automobile Liability Insurance coverage with limits of not less than Three Million Dollars ($3,000,000) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Landlord, its agents and employees in connection with the Landlord Space, of any owned, non-owned or hired motor vehicles; and

            (v)   Host liquor liability insurance.

        Section 7.2.    Minimum Levels of Insurance.    (a) Notwithstanding the provisions of Section 7.1(a) hereof, commencing three (3) months prior to the second (2nd) anniversary of the Commencement Date and every two (2) years thereafter or at any time during the Term of this Lease in which Tenant's use or occupancy of the Demised Premises changes in any material respect from Tenant's present use or occupancy, Landlord may request, in writing, that Tenant agree to revise the minimum levels of insurance set forth in Section 7.1(a) hereof to reflect the minimum levels of insurance for premises of the size, nature, construction, location, use and occupancy comparable to that of the Improvements.

          (b)   Notwithstanding the provisions of Section 7.1(b) hereof, commencing three (3) months prior to the second (2nd) anniversary of the Commencement Date and every two (2) years thereafter or at any time during the Term of this Lease in which Landlord's use or occupancy of the Landlord Space changes in any material respect from Landlord's present use or occupancy, Tenant may request, in writing, that Landlord agree to revise the minimum levels of insurance set forth in Section 7.1(b) hereof to reflect the minimum levels of insurance for premises of the size, nature, construction, location, use and occupancy comparable to that of the Improvements.

        Section 7.3.    Policy Provisions.

          (a)   All insurance provided for in Sections 7.1(a) and (b) shall be effected under valid and enforceable policies issued by insurers having a current A.M. Best Company, Inc. policyholders' rating of "A" or better and a financial size category of "Class VI" and licensed or authorized to do business in the jurisdiction where the Demised Premises are located or such other insurers that may be acceptable to Landlord. If the A.M. Best Company, Inc. ratings shall cease to be published, then for purposes of this Lease, there shall be substituted therefor such alternative ratings as Landlord and Tenant shall agree on, and, if they are unable within sixty (60) days after the A.M. Best Company, Inc. ratings cease to be published to so agree, such alternative ratings shall be determined by arbitration pursuant to Article 21 hereof.

          (b)   All policies of insurance provided for in Sections 7.1(a) and (b), and/or the certificates therefor, other than with respect to workers' compensation, shall:

            (i)    name Landlord, Tenant, the holder of any Fee Mortgage and New York City Industrial Development Agency ("IDA") (and, with respect to commercial general liability insurance, the Board of Managers of the Condominium (as defined below)) as the insureds, as their respective interests may appear;

            (ii)   provide that such policies shall not be cancelled or materially changed without at least thirty (30) days' prior written notice to each insured named therein;

            (iii)  provide for a commercially reasonable deductible;

            (iv)  waive any defense based on any act or omission of the Board of Managers, Landlord, Tenant, IDA, the other owners of Units (as defined below), if any, other tenants or subtenants of the Building and their respective agents, contractors and employees, which might otherwise result in forfeiture of such insurance;

            (v)   not permit (by endorsement or otherwise) cancellation for default in payment of any loan financing the premiums;

            (vi)  waive any right of subrogation, setoff, counterclaim, or deduction as to any liability of Landlord, Tenant, IDA, the Board of Managers, the other owners of Units, if any, and their respective agents and employees, if the same is available at commercially reasonable cost at the time (or if not available at commercially reasonably cost, if the other party pays any additional premium levied by the insurance company for such waiver);

            (vii) provide that the loss, if any, thereunder shall be adjusted and paid as provided in this Lease; and

            (viii) any other reasonable requirements of any Fee Mortgagee (as defined herein).

        Section 7.4.    Delivery of Policies.    Upon the issuance thereof and thereafter not less than ten (10) days prior to the expiration dates of the expiring policies, copies (or at the request of Landlord, originals) of the policies provided for in Section 7.1(a) or, if blanket policies are in existence, certificates thereof, shall be delivered to Landlord and any Fee Mortgagee. Upon the issuance thereof and thereafter not less than ten (10) days prior to the expiration dates of the expiring policies, copies (or at the request of Tenant, originals) of the policies provided for in Section 7.1(b) or, if blanket policies are in existence, certificates thereof, shall be delivered to Tenant.

        Section 7.5.    Waivers.    (a) Tenant agrees that it will include in its fire insurance policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured.

          (b)   Landlord agrees to include, in its fire insurance policy or policies on Landlord's property, appropriate clauses pursuant to which the insurance company or companies

  (i) waive the right of subrogation against Tenant and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Landlord is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Landlord shall, if legally possible and without necessitating a change in insurance carriers, have Tenant named in such policy or policies as an additional insured.

          (c)   To the extent of the waiver included in Tenant's fire insurance policy pursuant to subsection (a) above or, if Tenant fails to comply with its obligations under such subsection (a), to the extent of the waiver which would have been included if Tenant had procured the same, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Tenant's insurance, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees. To the extent of the waiver included in Landlord's fire insurance policy pursuant to subsection (b) above or, if Landlord fails to comply with its obligations under such subsection (b), to the extent of the waiver which would have been included if Landlord had procured the same, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, and employees and against every other tenant in the Building who shall have executed a similar waiver as set forth in this Section 7.5(c) for loss or damage to Landlord's furniture, furnishing, fixtures and other property removable by Landlord under the provisions hereof to the extent that same is covered by Landlord's insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

          (d)   Each of Tenant and Landlord hereby agrees to advise each other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained, and thereafter to furnish the other with a Certificate of Insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Each of Tenant and Landlord hereby also agrees to notify the other promptly, but no later than thirty (30) days after such party becomes aware, of any cancellation or change of the terms of any such policy which would affect such clauses or naming. All such policies which name both Tenant and Landlord as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

        Section 7.6.    Blanket Policies.    Any insurance required by the terms of this Lease to be carried by Tenant may be under a blanket policy (or policies) covering other properties of Tenant and/or Tenant's Affiliates, provided that (i) Landlord and all other additional insureds required to be named by Tenant pursuant to this Article are named as additional insureds as their interests may appear, (ii) the Building is expressly listed (by address) as a covered property, (iii) the amount of coverage allocated to the Building shall be expressly listed, and shall not be less than the amounts otherwise required hereunder, and (iv) such blanket policy shall not diminish the obligations of Tenant so that the proceeds from such blanket policy shall be an amount no less than the amount of the proceeds that would be available if Tenant obtained the required insurance under policies separately insuring the risks which this Lease requires Tenant to insure. Any insurance required by the terms of this Lease to be carried by Landlord may be under a blanket policy (or policies) covering other properties of Landlord and/or its related or affiliated corporations, provided that Tenant and all other additional insureds required to be named by Landlord pursuant to this Article arc named in such policy as additional insureds.

        Section 7.7.    Additional Insurance.    (a) Tenant shall not secure separate insurance concurrent in form or contributing in the event of loss with any insurance policy required under this Lease unless Landlord, IDA and the Fee Mortgagee are included as additional insured and loss payee, as their interests may appear. Tenant shall give Landlord written notice promptly upon securing any such separate insurance, specifying the insurer and the full particulars of applicable policies.

          (b)   Landlord shall not secure separate insurance concurrent in form or contributing in the event of loss with any insurance policy required under this Lease unless Tenant is included as additional insured and loss payee, as its interests may appear. Landlord shall give Tenant written notice promptly upon securing any such separate insurance, specifying the insurer and the full particulars of applicable policies.

        Section 7.8.    No Liability.    (a) Except as expressly set forth in this Lease, since Landlord has (and shall have) no obligation under this Lease or otherwise (except as provided in Section 3.1 respect to the Rehabilitation Work) to maintain or repair the Demised Premises from and after the Effective Date, Landlord shall not be liable for, and Tenant waives all claim for, any injury or damage to Persons or property resulting from any equipment or appurtenances coming out of repair, fire, explosion, falling plaster, broken glass, steam, gas, electricity, water, wind, rain, snow or other natural elements, or leaks from any part of the Demised Premises, or from the pipes, appliances, tanks, plumbing, roof, street, or subsurface, or the backing up of any sewer pipe or drain downspout, or from any other place, or by dampness or steam, or from theft or other criminal activity, or from the acts or omissions of other tenants or occupants or owners of nearby properties, or any other cause of whatsoever nature.

          (b)   Except as expressly set forth in Section 15.1, Tenant or its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, or snow or leaks from any part of the Building, or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, except to the extent any of the foregoing shall be caused by or due to the willful misconduct or negligent act or omission (or in violation of Tenant's obligations under, or covenants, terms, provisions or agreements contained in, this Lease or which would be violative of Legal Requirements or Insurance Requirements which Tenant is obligated to comply with pursuant to the covenants, provisions or agreements of this Lease) of Tenant, its agents, servants or employees, subject in each event to the provisions of Section 27.20 hereof.

        Section 7.9.    Failure to Maintain Insurance.    (a) If Tenant shall fail to furnish or maintain the insurance coverages required to be obtained and maintained by Tenant pursuant to, and as required by, Section 7.1(a) and to furnish evidence reasonably satisfactory to Landlord that such insurance coverages have been obtained and are, at all times throughout the Term, in full force and effect, Landlord shall have the right (but not the obligation) to obtain and maintain such insurance coverages on behalf of Tenant and Tenant hereby covenants and agrees to (i) furnish Landlord with all necessary information required by Landlord to obtain and maintain such insurance coverages and (ii) to pay the premiums therefor within thirty (30) days after Landlord's demand for such payment.

          (b)   If Landlord shall fail to furnish or maintain the insurance coverages required to be obtained and maintained by Landlord pursuant to, and as required by, Section 7.1(b) and to furnish evidence reasonably satisfactory to Tenant that such insurance coverages have been obtained and are, at all times throughout the Term, in full force and effect, Tenant shall have the right (but not the obligation) to obtain and maintain such insurance coverages on behalf of Landlord and Landlord hereby covenants and agrees to (i) furnish Tenant with all necessary information required by Tenant to obtain and maintain such insurance coverages and (b) to pay the premiums therefor within thirty (30) days after Tenant's demand for such payment.

        Section 7.10.    Payment of Insurance Proceeds.

          (a)   Subject to the provisions of Article 8 and to the provisions and limitations in this Section, the proceeds of insurance provided for in Section 7.l(a)(ii), (iii) and (viii) ("Casualty Proceeds") shall be payable to Landlord without contribution, if obtainable. The loss, if any, arising from damage or destruction under any policy provided for in Section 7.1(a) (other than workers' compensation) shall be adjusted with the insurance companies (i) by Tenant in the case of any particular casualty resulting in damage or destruction not exceeding $10,000,000.00 in the aggregate, or (ii) by Landlord and Tenant in the case of any particular casualty resulting in damage or destruction exceeding $10,000,000.00 in the aggregate. Notwithstanding any other provision of this Section 7.10, the Casualty Proceeds shall be paid (x) to Tenant, for application by Tenant to repair of the Improvements in the case of any particular casualty resulting in a loss payment not exceeding $10,000,000.00 in the aggregate (unless a Material Monetary Default then exists hereunder, in which case said proceeds shall be paid to Landlord), or (y) to Landlord (or the holder of any Fee Mortgage) in the case of any particular casualty resulting in a loss payment exceeding $10,000,000.00 in the aggregate. If paid to Tenant, such Casualty Proceeds shall be held by Tenant in trust for the purpose of paying the cost of such repair. If paid to Landlord or the Fee Mortgagee, Landlord or the Fee Mortgagee shall hold and pay out the amount of such Casualty Proceeds so paid to it to the extent and in the manner set forth in Section 8.5 hereof. If Landlord shall receive such Casualty Proceeds, it shall upon the request of Tenant deliver to Tenant a certificate stating that such Casualty Proceeds have been deposited with Landlord pursuant to the requirements of this Lease.

          (b)   Notwithstanding the foregoing, if at the time of a casualty resulting in the payment of Casualty Proceeds to Landlord (rather than the Fee Mortgagee) under Section 7.10(a), (i) MetLife is no longer Landlord, and (ii) Landlord is not an Investment Grade Entity, then the Casualty Proceeds shall be paid to a depository selected by Tenant and reasonably acceptable to Landlord, which depository shall be a bank or trust company having an office in the Borough of Manhattan and a combined shareholders equity of at least $200 million (the "Depository"). The Depository shall hold and pay out the amount of such Casualty Proceeds so paid to it to the extent and in the manner set forth in Section 8.5 hereof.

          (c)   The proceeds of insurance provided for in Section 7.l(a)(iv) shall be paid by the insurer to Landlord and, when received by Landlord, the net amount thereof (less the cost of collecting such proceeds including reasonable attorneys' fees) shall be applied against the Minimum Rent and Additional Rent then due and thereafter becoming due.

          (d)   Landlord agrees to cause each Fee Mortgagee to agree in writing to make Casualty Proceeds available to Tenant for Restoration in accordance with the provisions of this Lease.

        Section 7.11.    Intentionally omitted.

        Section 7.12.    Landlord shall not do or suffer or permit anything to be done on its behalf in or about the Landlord Space or the Building which would (i) cause insurance companies of good standing to refuse to insure the Building in amounts reasonably satisfactory to Tenant, (ii) result in the cancellation of any policy of insurance or the assertion of any defense by the insurer to any claim under any policy of insurance maintained by or for the benefit of Tenant, or (iii) violate any Insurance Requirement of which Landlord has been given notice.

        Section 7.13.    If, as a result of any use, act or omission (in violation of Landlord's obligations under this Lease or which arc violative of Legal Requirements or Insurance Requirements for which Landlord is obligated to comply with) by Landlord, the rate of fire insurance applicable to the Building shall be increased to an amount higher than it otherwise would be, Landlord shall reimburse Tenant for all increases of Tenant's fire insurance premiums so caused within thirty (30) days after demand by Tenant. In any action or proceeding concerning the rate of fire insurance applicable to the Building wherein Tenant and Landlord are parties, a schedule or "make-up" of rates for the Building issued by the body making fire insurance rates for the Building or by the insurance carrier issuing the fire insurance on the Building shall be presumptive evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to the Building.

        Section 7.14.    Notwithstanding anything to the contrary contained in this Lease, Landlord shall, so long as Landlord is MetLife, be entitled to self-insure and/or have deductibles against all risks described in this Article. Landlord shall notify Tenant of its election to self-insure as aforesaid and the extent (as to coverage and limits of coverage of any such self-insurance), and Landlord's failure in part or whole to carry any of the insurance required by this Article on account of such self-insurance shall not constitute a breach of this Article, but shall be deemed to be self-insurance by Landlord, as permitted by this Article to the extent of such noncompliance.

        Section 7.15.    Each of Tenant and Landlord shall be responsible for its own deductibles and self-insurance retention and such costs shall not be the responsibility or liability of the other party.

        Section 7.16.    Should Landlord engage a contractor or consultant to do work in or on any portion of the Building, Landlord shall require such parties to obtain (and name Tenant as an additional insured on) such insurance policies as would customarily be required for such parties doing work in a First-Class Office Building. Upon Tenant's request, Landlord shall deliver to Tenant certificates of the foregoing insurance.

ARTICLE 8

DAMAGE OR DESTRUCTION

        Section 8.1.    Tenant's Obligation to Restore.    Subject to Sections 8.3 and 8.4, if, at any time during the Term of this Lease, the Building or any part thereof shall be damaged or destroyed by fire or other casualty (including any casualty for which insurance coverage was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant shall promptly give Landlord notice of the same and, at Tenant's sole cost and expense, and whether or not the Casualty Proceeds, if any, shall be sufficient for the purpose, shall within ninety (90) days of the date of such damage or destruction commence (subject to a reasonable time allowance for Unavoidable Delays and the time required to adjust insurance claims with the insurance companies, provided that Tenant is diligently pursuing the adjustment of such insurance claims) to repair, restore, replace or rebuild the same as nearly as possible to its value, condition and character immediately prior to such damage or destruction, subject to such changes or alterations as Tenant may elect to make in conformity with the provisions of Article 9 (such repair, alteration, restoration, replacement or rebuilding, including temporary repairs for the protection of the Improvements or other property pending the completion thereof, are sometimes referred to in this Article 8 as "Restoration") and shall prosecute such Restoration to completion with diligence and continuity.

        Section 8.2.    Notice by Landlord.    Landlord shall give Tenant prompt notice in case of a fire or accident in the Landlord Space as well as notice of any other event occurring in the Landlord Space which could give rise to a damage or injury claim against Tenant or Landlord promptly after Landlord is aware of such fire, accident or other event.

        Section 8.3.    Termination by Tenant.

          (a)   If the Building is so damaged or destroyed that fifty percent (50%) or more of the useable area thereof cannot, with the exercise by Tenant of all due diligence (giving due consideration to the then applicable Legal Requirements and taking into account any transfers by Landlord pursuant to Section 27.19 and subject to such waivers and variances as may reasonably expected to be given), be rendered tenantable and fit for the normal conduct of business not later than four (4) years prior to the Expiration Date, then (subject to the further provisions of this Section 8.3) Tenant may, by notice (the "Damage Termination Notice") to Landlord given within the ninety (90) day period (the "Election Period") following the date (the "Damage Date") of damage or destruction, elect to terminate this Lease as of a date specified in the Damage Termination Notice (the "Specified Damage Termination Date"). If Tenant shall timely give the Damage Termination Notice, this Lease shall terminate on the Specified Damage Termination Date; provided, however, that if on or prior to the date which is ninety (90) days after Landlord receives the Damage Termination Notice Landlord shall by notice to Tenant dispute Tenant's right to terminate this Lease pursuant this Section 8.3(a), the matter shall be determined by the Construction Manager and (i) if the Construction Manager's

  determination is in Landlord's favor, this Lease shall continue in full force and effect or (ii) if the Construction Manager's determination is in Tenant's favor, this Lease shall terminate effective as of the Specified Damage Termination Date. Any such determination by the Construction Manager shall not assume the use by Tenant of overtime labor, unless otherwise agreed by Tenant. At any time upon the request of Landlord or Tenant, the Construction Manager shall make a determination as to whether Tenant has the right to terminate this Lease pursuant to this Section 8.3(a).

          (b)   At all times prior to the giving of the Damage Termination Notice, Tenant shall prosecute the Restoration with all due diligence and in accordance with the Plans and Specifications therefor (as reasonably approved by Landlord or as determined by the Construction Manager to have been required to be approved by Landlord pursuant to this Lease) subject to a reasonable time allowance for Unavoidable Delays and the time required to adjust insurance claims with the insurance companies, provided that Tenant is diligently pursuing the adjustment of such insurance claims;

          (c)   Simultaneously with the giving of the Damage Termination Notice Tenant shall (i) assign to Landlord (by instruments reasonably satisfactory to Landlord) all of Tenant's right, title and interest in and to the plans and specifications (if any) for the Restoration and in and to that portion (if any) of the Casualty Proceeds which has not yet been received by Tenant from the insurer; and (ii) pay to Landlord, in immediately available funds, an amount (the "Damage Payment") equal to the greater of (x) the excess, if any, of the amount of Casualty Proceeds received by Tenant on or before such date over the amount of Casualty Proceeds theretofore expended by Tenant in connection with the Restoration, and (y) if the insurance policy maintained by Tenant under Section 7.1(a)(ii) was for less than the full replacement cost of the Improvements most recently determined pursuant to said Section, the amount reasonably estimated to be necessary to complete the Restoration. Any disputes under this Section 8.3(c) shall be submitted to arbitration in accordance with Article 21 hereof.

          (d)   During the period commencing on the date of the Damage Termination Notice and ending on the Specified Damage Termination Date, Landlord shall have full control over the Restoration and may use the Damage Payment to defray the costs of the Restoration. Landlord and Tenant shall reasonably cooperate with one another to effectuate the Restoration in an efficient manner, and during the Restoration Landlord shall use reasonable efforts to minimize interference with Tenant's use of the undamaged portion (if any) of the Demised Premises, Landlord shall not be liable to Tenant for any matter relating to or arising out of the Restoration unless due to Landlord's gross negligence or willful misfeasance; provided, however, that Landlord shall retain reputable contractors who carry reasonable and customary public liability insurance.

        Section 8.4.    Termination by Either Party.    If more than fifty percent (50%) of the useable area of the Building shall be substantially damaged or destroyed by fire or other cause at any time during the last three (3) years of the then Term of this Lease then either Landlord or Tenant may cancel this Lease upon written notice to the other party hereto given within sixty (60) days after such damage or destruction; provided, that neither Landlord nor Tenant shall have the right to cancel this Lease if, prior to the end of such sixty (60) day period, Tenant shall have delivered to Landlord notice of its irrevocable election to thereafter extend this Lease pursuant to Article 29 hereof, in which event neither Landlord nor Tenant may elect to terminate this Lease other than on the basis set forth in Section 8.3 of this Lease.

        Section 8.5.    Distribution of Insurance Proceeds.

          (a)   All Casualty Proceeds paid to Landlord or the Fee Mortgagee on account of such damage or destruction under the policies of insurance provided for in Section 7.1(a), less the cost, if any, incurred in connection with the adjustment of the loss and the collection thereof, shall be paid by Landlord (if no Material Monetary Default then exists hereunder which is continuing), either to reimburse Tenant for expenditures made in connection with the Restoration or to pay contractors, subcontractors, materialmen, engineers, architects or other persons who have rendered services or furnished materials for such Restoration, and shall be paid out as hereinafter provided from time to time as such Restoration progresses, upon the written request of Tenant which shall be accompanied by the following:

            (i)    A certificate of the Construction Manager and also signed by Tenant dated not more than thirty (30) days prior to such request, setting forth in substance: (A) that the sum then requested to be withdrawn either has been paid by Tenant, or is justly due to contractors, subcontractors, materialmen, engineers, architects or other persons (whose names and addresses shall be stated) who have rendered or furnished materials in connection with the Restoration, and giving a brief description of such services and materials and the principal subdivisions or categories thereof and the several amounts so paid or due to each of such persons in respect thereof; and (B) that in the opinion of the persons signing such certificate, the balance of the Casualty Proceeds remaining on deposit with Landlord after withdrawal of the sum then requested to be withdrawn will be sufficient to pay in full for the completion of the Restoration; and

            (ii)   An affidavit sworn to by an executive officer of Tenant not more than thirty (30) days prior to such request setting forth in substance: (A) that all materials and all property constituting the Restoration described in such certificate and every part thereof, are free and clear of all Encumbrances, as hereinafter defined, except those created by Landlord and undetermined or inchoate liens or charges for indebtedness incidental to the Restoration and which have not at the time been filed pursuant to law, and except Encumbrances, if any, securing indebtedness due to persons (whose names and addresses and the several amounts due them shall be stated) specified in such certificate pursuant to the foregoing subparagraph (i), which Encumbrances will be discharged upon payment of such indebtedness; (B) that no part of the several amounts paid or due, as stated in the certificate, has been or is being made the basis of the withdrawal of any monies pursuant to this Section in any previous or then pending application, or has been paid out of the proceeds of insurance received by Tenant as provided in Section 7.10; and (C) that there is no default in the payment of the Rent or any part thereof payable by Tenant hereunder. For purposes hereof, the term "Encumbrance" means any and every security interest, charge, covenant, restriction, lien, mortgage, or other encumbrance of any kind whatsoever (other than a lease).

            (iii)  An official search or other evidence satisfactory to Landlord showing that there has not been filed with respect to the Building any mechanics' or other lien relating to the Restoration which has not been discharged of record or bonded or insured against, except such as will be discharged upon payment of the amount then requested.

            (iv)  A release and waiver by each contractor, subcontractor, materialman, engineer, architect or other person for or with respect to whom payment is requested of all claims and liens arising out of that portion of the Restoration for which payment has been received prior to the disbursement then being requested.

          (b)   Upon compliance with the foregoing provisions of this Section, Landlord shall, out of such Casualty Proceeds, on request of Tenant, pay or cause to be paid to Tenant the amount stated in such certificate (less retainage).

          (c)   Upon receipt by Landlord of evidence reasonably satisfactory to it of the character required by subparagraph (a) of this Section that the Restoration has been completed and paid for in full and that there are no liens of the character referred to therein, Landlord shall, out of such Casualty Proceeds, on request of Tenant, pay or cause to be paid any retainage held by Landlord to Tenant.

          (d)   If the Casualty Proceeds received by Landlord shall be insufficient to pay the entire cost of the Restoration as estimated in such certificate from time to time, at the request of Landlord, Tenant shall, with reasonable promptness, supply and pay over to Landlord the amount of any such deficiency before Landlord shall pay over to Tenant any part of such Casualty Proceeds. Landlord shall not be obligated to make any payment or contribution toward the cost of the Restoration.

          (e)   For purposes of this Lease the term "Construction Manager" shall mean (i) the party jointly selected by Landlord and Tenant from the following list: Tishman Realty & Construction, Bovis Lend Lease, StructureTone, Turner Construction Company, VVA Associates and Advocate Consultants, and (ii) such other independent construction management firm having at least 15 years' experience in First-Class Office Buildings as shall be designated by Landlord or Tenant and approved by the other party. In the event that Landlord and Tenant cannot agree on the designation of the Construction Manager within thirty (30) days after notice from one party to the other to such effect, such designation shall be made through arbitration in accordance with the procedures set forth in Article 21 hereof.

        Section 8.6.    Performance of Restoration.    Except as otherwise provided in this Article 8, the conditions under which any Restoration is to be performed and the method of proceeding with and performing the same shall be governed by all of the provisions of Article 9 hereof. The cost of the Restoration shall include the reasonable fees of the Construction Manager for the purpose of examining and passing upon the plans and specifications and seeing that the Restoration conforms therewith.

        Section 8.7.    Termination of this Lease.    Notwithstanding anything contained herein to the contrary, in the event of the termination of this Lease by reason of a Default by Tenant or otherwise, any insurance proceeds received by Landlord may be retained by Landlord, Tenant shall pay the Damage Payment to Landlord, and all proceeds of insurance receivable shall belong and be retained by Landlord without claim thereon by Tenant. Tenant's obligation to observe or perform each and every one of the provisions of this Section 8.7 shall survive the expiration or other termination of the Term.

        Section 8.8.    No Abatement.    Subject to Section 8.3, Tenant's obligations to pay Rent and to perform and comply with all other covenants and agreements on the part of Tenant to be performed and complied with shall not be affected by any such destruction or damage of the Improvements by fire or otherwise. Landlord shall have no liability for loss, cost, expense, damage, or compensation whatsoever (including any claim for inconvenience, loss of business or annoyance) by reason of any Restoration of the Building or Tenant's delays in prosecuting such Restoration. This Lease shall be considered an "express agreement to the contrary" governing any case of damage to or destruction of the Improvements or any part thereof by fire or other casualty under Section 227 of the Real Property Law of the State of New York and any other law of like import now or hereafter in force and neither said Section 227 or any other law shall have any application in such case.

ARTICLE 9

MAINTENANCE; TENANT ALTERATIONS; CERTAIN REIMBURSEMENTS; ETC.

        Section 9.1.    Generally.

          (a)    Maintenance; Alterations.    Subject to the provisions of this Lease, Tenant:

            (i)    shall, in accordance with First-Class Office Building maintenance and operating standards (collectively, the "First-Class Standard"), keep the Building in overall first-class order, condition and repair;

            (ii)   shall in a timely manner make all replacements in and to the Building or any part thereof (whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen) which are necessary or appropriate in a First-Class Office Building (collectively, "Required Replacements");

            (iii)  may make additions, alterations, improvements and replacements (other than Required Replacements) in and to and removals from the Demised Premises or any part thereof (collectively, "Voluntary Alterations"; Required Replacements, Structural Work and Voluntary Alterations being collectively called "Tenant Alterations"); and

            (iv)  Tenant shall, at its sole cost and expense, make all repairs (both structural and nonstructural) to (A) the Building (other than the Landlord Space); (B) the Building Systems and (C) all structural elements of the Landlord Space, unless, in each event, the need for such repairs arises from (1) violation by Landlord of Landlord's Repair Obligations, (2) Legal Requirements or Insurance Requirements with which Landlord is obligated to comply, (3) the willful misconduct or negligence (including negligent maintenance) of Landlord, its agents or contractors (and the employees of such agents and contractors), or (4) the items identified on Schedule P hereto.

          (b)   Notwithstanding anything to the contrary contained in this Lease, upon Landlord's request, Tenant shall repair Landlord Alterations, Landlord's Systems and/or the corridors, toilet room(s) and elevator lobbies on floors within the Landlord Space and Landlord shall pay the reasonable cost thereof within thirty (30) days after receipt by Landlord of an invoice therefore, except that such repairs shall be at Tenant's expense in the event of damage to the foregoing caused (x) in violation of Tenant's obligations under, or agreements or covenants contained in this Lease, (y) pursuant to Legal Requirements or Insurance Requirements which are Tenant's obligation under this Lease, or (z) by the negligence of Tenant, its agents, contractors and its or their employees. Tenant shall not be required to repair any such Landlord Alterations, Landlord's Systems and/or the corridors, toilet room(s) and elevator lobbies which are located in portions of the Landlord Space that arc occupied by tenants of Landlord. The right to request Tenant to perform the foregoing repairs shall be personal to MetLife.

          (c)   Notwithstanding anything to the contrary contained herein, Tenant shall not be required to comply with Legal Requirement applicable to the mere general "office" use (as opposed to the manner of use) of the Landlord Space, except to the extent Landlord requests that Tenant perform such work at Landlord's expense pursuant to Section 9.1 (b).

          (d)    Requirements for All Tenant Alterations.    No Tenant Alteration may be undertaken if such Tenant Alteration would (a) result in the Building's not being a First-Class Office Building or (b) materially and adversely affect any structural element of the Building or any item of Major Building Equipment (as defined in definitions Section 9.3). Each Tenant Alteration (i) shall be effected with due diligence, in a good and workmanlike manner, and in compliance with all Legal Requirements, Insurance Requirements and Permitted Encumbrances, as hereinafter defined, and (ii) must be done in strict compliance with the ICIP Laws and for other federal and state tax programs as set forth in Section 9.6(c) hereof. All Structural Work and all replacements of items of Major Building Equipment shall be of a quality at least equal to the original. Landlord shall not be liable to any contractors, subcontractors, laborers, material men, suppliers or vendors (x) for services performed or material provided on or in connection with the Demised Premises or any part thereof or (y) for services performed or material provided on or in connection with Tenant's performance of its obligations under this Article 9 with respect to the Building or any part thereof, except as otherwise provided in Article 35. Landlord shall not be required to maintain, alter, repair, rebuild or replace the Demised Premises or any part thereof. Tenant waives all rights to make Tenant Alterations at Landlord's expense, except that Landlord shall in accordance with Section 9.5 make reimbursements to Tenant on account of Reimbursable Replacements, Reimbursable Structural Work and Reimbursable Legal Requirement Alterations (each as defined in Section 9.3). All Tenant Alterations shall immediately become the property of Landlord and, to the extent located within the Demised Premises, shall be a part of the Demised Premises and shall be subject to this Lease. For purposes hereof, the term "Permitted Encumbrance" shall mean those Encumbrances which are listed on Schedule D hereto or any Encumbrance hereafter granted by Landlord.

        Section 9.2.    Maintenance Programs.

          (a)    Initial Maintenance Program.    Tenant has submitted to Landlord and Landlord has approved (i) a budget of expenses and capital expenditures (the "Existing Expense Budget") that Tenant plans to make during the calendar year 2003 identifying those capital expenditures that Tenant expects will be reimbursable pursuant to Section 9.5 hereof, and (ii) a maintenance program (the "Existing Maintenance Program") for the Building for the period beginning on January 1, 2003 and ending on December 31, 2003 with respect to the following (collectively, the "Programmed Maintenance Items"): maintenance of the HVAC system, the life safety system, the roof, the elevators, the escalators and the emergency generators.

          (b)    Annual Maintenance Programs.    On or before November 1, 2003 and on or before November 1st of each year (other than with respect to the material described in clause (iii) below, which shall be rendered within ninety (90) days after the end of each calendar year), thereafter during the term of this Lease, Tenant shall submit to Landlord (i) for its approval, which shall not be unreasonably withheld, a budget of expenses (including, without limitation, costs and expenses incurred in operating the Demised Premises) and capital expenditures that Tenant plans to incur and/or make for the 12-month period commencing on the next January 1st identifying those capital expenditures that Tenant expects will be reimbursable pursuant to Section 9.5 hereof (an "Annual Expense Budget"), and (ii) for its approval, which shall not be unreasonably withheld, a maintenance program with respect to the Programmed Maintenance Items for the 12-month period commencing on the next January 1st (an "Annual Maintenance Program"), and (iii) for its review, a reconciliation report detailing the actual expenses (including, without limitation, costs and expenses incurred in operating the Building) and capital expenditures as well as costs and expenses for Programmed Maintenance Items actually incurred by Tenant for the then-current year, together with any further information reasonably requested by Landlord with respect to such reconciliation report. Landlord shall give notice to Tenant of Landlord's approval or disapproval of each Annual Maintenance Program and Annual Expense Budget within 30 business days after receipt by Landlord of all items set forth in the foregoing clauses (i), (ii) and (iii) (which notice shall, in the case of a disapproval, be accompanied by a reasonably complete statement of the reasons for disapproval). If Tenant disputes whether Landlord's approval was reasonably withheld, the part or parts of the Annual Maintenance Program or Annual Expense Budget affected by such dispute shall be determined by the Appropriate Engineer in accordance with the First-Class Standard.

          (c)    Compliance by Tenant.    Tenant shall comply with each Annual Maintenance Program (as reasonably approved by Landlord or as determined by the Appropriate Engineer) for the period covered thereby; provided, however, that if any dispute as to an Annual Maintenance Program shall not be resolved before the period intended to be covered thereby, Tenant shall be in compliance with this Section 9.2(c) if Tenant shall, pending the resolution of such dispute, comply with the Existing Maintenance Program (if the dispute involves the 2004 Annual Maintenance Program) or the most recent Annual Maintenance Program in effect (if the dispute involves any other Annual Maintenance Program).

          (d)    Prior Budgets and Maintenance Programs.    Landlord hereby acknowledges that the Existing Expenses Budget, the Existing Maintenance Programs and the expenses budgets and maintenance programs submitted by Tenant to Landlord for prior years under the Original Lease have been acceptable to Landlord.

        Section 9.3.    Certain Definitions.    As used herein:

          (a)    "Plans and Specifications":    means plans and specifications prepared by a reputable and licensed architect or engineer regularly involved in First Class Office Buildings in work of the nature described in such Plans and Specifications.

          (b)    "Legal Requirement Alteration":    means any Tenant Alteration undertaken in order to comply with a Legal Requirement.

          (c)    "Reimbursable Replacement":    means the replacement of an item of Major Building Equipment in its entirety; provided, however, that:

            (i)    a replacement of any such item in its entirety shall be a "Reimbursable Replacement" only if such replacement (solely in light of the physical condition of the item in question, and without regard to whether or not such replacement may be necessitated by any Legal Requirement) is consistent with the First-Class Standard and whose repair is inconsistent with the First-Class Standard; and

            (ii)   no such replacement shall be a Reimbursable Replacement if such replacement is necessitated by (a) fire or other casualty or a Taking, (b) the failure by Tenant to comply with Section 9.2(c), in a manner which contributed to the item of Major Business Equipment having to be replaced, or (c) the negligent or willful acts of Tenant or Tenant Parties.

          (d)    "Reimbursable Legal Requirement Alteration":    means any Tenant Alteration undertaken solely in order to comply with a Legal Requirement enacted after the date hereof (or any modification or amendment of an existing Legal Requirement enacted after the date hereof), other than:

            (i)    a Tenant Alteration (a) in any area designed for tenant occupancy outside the Building's core (any restroom to be deemed such an area) which is required as a result of Tenant's particular manner of use as opposed to mere general office use, (b) required by any Legal Requirement (or amendment to an existing Legal Requirement) promulgated or enacted after the date hereof and arising by reason of the making or existence of any Voluntary Alteration other than a Reimbursable Alteration, or (c) in any area of the Building which is triggered by another Tenant Alteration (other than a Reimbursable Alteration) made by Tenant if the required work would have otherwise been "grandfathered" under Legal Requirements;

            (ii)   a Reimbursable Replacement;

            (iii)  Reimbursable Structural Work; or

            (iv)  a Tenant Alteration necessitated by (a) fire or other casualty or a Taking, (b) the failure by Tenant to comply with Section 9.2(c) in a manner which contributed to the necessity for such Tenant Alteration, or (c) the negligent or willful acts of Tenant or Tenant Parties.

          Notwithstanding the foregoing, the fact that any such Tenant Alteration includes work which is not undertaken solely to comply with a Legal Requirement, will not disqualify that portion of such Tenant Alteration which is undertaken solely to comply with a Legal Requirement from reimbursement under this Article 9.

          (e)    "Reimbursable Structural Work":    means any Structural Work which (solely in light of a physical condition, and without regard to whether or not such Structural Work may be necessitated by any Legal Requirement) is consistent with the First-Class Standard and the repair of the item in question is inconsistent with the First-Class Standard; provided, however, that:

            (i)    Structural Work which is a replacement shall be "Reimbursable Structural Work" only if (a) such replacement (solely in light of the physical condition of the item in question, and without regard to whether or not such replacement may be necessitated by any Legal Requirement) is consistent with the First-Class Standard;

            (ii)   no Structural Work shall be Reimbursable Structural Work if necessitated by (a) fire other casualty or a Taking or (b) the failure by Tenant to comply with Section 9.2(c) in a manner which contributed to the necessity for such Structural Work, or (c) the negligent or willful acts of Tenant or Tenant Parties; and

            (iii)  no Structural Work of the type described in clause (e) of Section 9.3 hereof shall be "Reimbursable Structural Work" unless the Costs thereof exceed $100,000.00 (as adjusted by CP1 annually) in any 12-month period.

          (f)    "Qualified Alteration":    means (x) any Tenant Alteration (other than the replacement of an item of Major Building Equipment, any Structural Work or any Legal Requirement Alteration) which affects any structural element of the Building or any item of Major Building Equipment and (y) any Restoration.

          (g)    "Structural Work":    consists solely of the following:

            (i)    Curtain Wall.    Any replacement (including replacement of windows above the ground floor constituting a part of the precast concrete panels, together with the zippers and hard rubber frames of such windows) and/or repair of the curtain wall in whole or in part.

            (ii)    Steel Frame.    Replacement and/or repair of the Building's steel frame, footings, foundations, columns, beams, floors (including concrete floors and the steel floors supporting each concrete floor) and core walls, except that Structural Work shall not include any waterproofing of, or repairing of leaks in, the Building's foundation walls.

            (iii)    Roof.    Replacement (but not repair) of the Building's roof in its entirety (but not in part) required in order to preserve the structural integrity of the Building or the watertightness and airtightness of the Building.

          (h)    "Costs"    with respect to any construction, improvements, alteration, restoration, replacement, repairs, or rebuilding ("Work") shall include the costs charged by contractors, subcontractors and materialmen for all labor, materials, machinery and equipment purchased, leased or used in connection with such Work, fees and compensation payable to contractors and subcontractors in connection with such Work, governmental fees and charges assessed or incurred in connection with such work, fees and expenses of architects and engineers, whether retained by Landlord or Tenant, for estimates, surveys, preliminary investigations, plans, drawings, (including as-built drawings), specifications and supervision related to such Work and all other customary charges, including, without limitation, appropriate builder's risk insurance.

          (i)    "Estimated Substantial Completion Date":    shall mean, with respect to any Reimbursable Replacement, Reimbursable Structural Work or a Reimbursable Legal Requirement Alteration, a good faith estimate prepared by the Appropriate Engineer of the date of substantial completion of the work in question.

          (j)    "Major Building Equipment":    shall mean those items listed on Schedule F hereof.

          (k)   If Landlord and Tenant shall disagree as to whether any item is an item of Major Building Equipment, or as to whether the replacement of any item of Major Building Equipment is a Reimbursable Replacement, or as to whether any work is Structural Work, or as to whether any Structural Work is Reimbursable Structural Work, or as to whether an Alteration is a Legal Requirement Alteration, or as to whether any Legal Requirement Alteration is a Reimbursable Legal Requirement Alteration, or as to whether any Tenant Alteration is a Qualified Alteration, the matter shall be determined by the Appropriate Engineer.

        Section 9.4.    Submission and Approval of Plans and Specifications in Certain Instances.

          (a)   Required Submissions. Prior to:

            (i)    making any Tenant Alteration constituting the replacement of any item of Major Building Equipment (whether or not such replacement is a Reimbursable Replacement); or

            (ii)   undertaking any Structural Work (whether or not Reimbursable Structural Work), any Legal Requirement Alteration (whether or not a Reimbursable Legal Requirement Alteration) or any Qualified Alteration,

  Tenant shall (subject to Section 9,4(f)) submit all of the Plans and Specifications therefor to Landlord for Landlord's approval, together with, in case Tenant contends that the work in question is a Reimbursable Replacement, Reimbursable Structural Work or a Reimbursable Legal Requirement Alteration, a good faith estimate of the Costs thereof prepared by a reputable architect, engineer or contractor and a reasonable estimate of the date of substantial completion of the work in question. Landlord shall give notice (the "Plans and Specifications Notice") to Tenant of Landlord's approval or disapproval of any Plans and Specifications within 20 business days after the date upon which the same are received by Landlord (which Plans and Specifications Notice shall, in the case of a disapproval, be accompanied by a reasonably complete statement of the reasons for disapproval).

          (b)    Disapproval Only Under Certain Circumstances.    Landlord shall not have the right to disapprove any Plans and Specifications unless the work contemplated thereby would (a) result in the Building's not being a First-Class Office Building or (b) materially and adversely affect any structural element of the Building or any item of Major Building Equipment. If Tenant disputes Landlord's right to disapprove, the matter shall be determined by the Appropriate Engineer.

          (c)    Certain Conditions.    Subject to Sections 9.4(d) and (f), Tenant shall not make a Major Building Equipment replacement or undertake any Structural Work, Legal Requirement Alteration or Qualified Alteration unless and until (x) Landlord shall approve the Plans and Specifications therefor in a Plans and Specifications Notice or (y) the Appropriate Engineer shall determine that Landlord did not have the right to disapprove such Plans and Specifications pursuant to this Lease.

          (d)    Failure to Give Timely Notice.    If Landlord shall fail timely to give Tenant a Plans and Specifications Notice, then Tenant shall have the right to give to Landlord a second notice (a "Second Approval Request"), and if Landlord shall fail to respond to such Second Approval Request within five (5) Business Days after Landlord's receipt thereof, then Landlord shall be deemed to have consented to the proposed Plans and Specifications, provided and on condition that the Second Approval Request shall specifically refer to this Section 9.4 and shall state in bold uppercase letters on the first page thereof: "LANDLORD'S CONSENT TO THE REFERENCED PLANS AND SPECIFICATIONS SHALL BE DEEMED GIVEN IF LANDLORD FAILS TO APPROVE OR DISAPPROVE SUCH PROPOSED PLANS AND SPECIFICATIONS WITHIN FIVE (5) BUSINESS DAYS AFTER THIS NOTICE SHALL HAVE BEEN GIVEN TO LANDLORD".

          (e)    Submission of Certain Plans and Specifications Not Requiring Approval.    At the request of Landlord, Tenant shall submit to Landlord Plans and Specifications for all Tenant Alterations (other than Plans and Specifications required to be submitted to Landlord pursuant to Section 9.4(a)) to the extent that such Plans and Specifications have been prepared and have not theretofore been submitted to Landlord.

          (f)    Emergencies.    Provided that Tenant shall have given Landlord prompt telephonic notice to MetLife's then Vice President of Equity Investment Management (or if there is no Vice President of EIM—to the Director of Facilities) (confirmed in writing as soon as reasonably practicable) of an emergency, Tenant may (without first complying with the applicable provisions of this Section 9.4) proceed with such aspects of any Tenant Alteration as Tenant may reasonably deem necessary in light of the emergency, but as promptly as reasonably practicable thereafter Tenant shall comply with the applicable provisions of said Sections. Any dispute as to Tenant's right to avail itself of this Section 9.4(f) shall be determined by the Appropriate Engineer.

          (g)    Submission of As-Built Plans for All Tenant Alterations.    Upon completion of any Tenant Alterations for which Tenant was required to submit Plans and Specifications to Landlord pursuant to Section 9.4(a) of this Lease, Tenant shall deliver to Landlord three (3) complete sets (mylar and computer digitized in AutoCADD Version 12, or the then current digitized system used by Landlord, provided such then current system is then generally accepted in the real estate industry in New York City) of final as-built plans (or as-built plans or final construction plans with field notes marked) for such Tenant Alterations. In addition, if Tenant is not otherwise required to deliver such as-built plans but has actually prepared plans showing as-built conditions, Tenant shall deliver the same to Landlord promptly upon completion thereof.

        Section 9.5.    Certain Reimbursements.

          (a)    Submission of Bids.    In the case of any Reimbursable Replacement, Reimbursable Structural Work or Reimbursable Legal Requirement Alteration, Tenant shall (subject to Section 9.5(e)), simultaneously with the submission of all of the Plans and Specifications therefor to Landlord, deliver to Landlord a list of at least 3 reputable contractors and/or subcontractors (collectively, the "Original Bidders") from whom Tenant proposes to obtain bids for the work. Landlord shall have the right, exercisable by notice to Tenant delivered not later than 10 business days after receipt by Landlord of the list of the Original Bidders, to designate no more than 3 additional reputable contractors and/or subcontractors (collectively, the "Additional Bidders") from whom Landlord desires Tenant to obtain bids. Tenant shall, as promptly as reasonably practicable, obtain bids from at least 2 of the Original Bidders and solicit bids from all of the Additional Bidders (if any) on a competitive basis and submit all bids obtained (together with the proposed contracts relating thereto) to Landlord, and within 15 business days after receipt thereof Tenant shall give notice to Landlord designating the Original Bidder or the Additional Bidder (in either case being an Original Bidder or Additional Bidder from whom Tenant has obtained a bid) which in Tenant's judgment should perform the work in question (the Original Bidder or Additional Bidder so designated by Tenant being called "Tenant's Preferred Bidder"). Landlord shall have the right, exercisable by notice (the "Dispute Notice") given to Tenant within 10 business days after the date upon which Landlord receives notice of the identity of Tenant's Preferred Bidder (which Dispute Notice shall specify the Original Bidder or the Additional Bidder ("Landlord's Selected Bidder") which Landlord proposes to select to do the work in question), to dispute Tenant's designation of Tenant's Preferred Bidder, and if the Dispute Notice shall be timely given, the Appropriate Engineer shall select either Landlord's Preferred Bidder or Tenant's Selected Bidder as the bidder which (in light of the bid, contract terms, reputation and experience of such bidder) is most appropriate to do the work in question.

          (b)    Reimbursement Amount.    Landlord shall, in accordance with Section 9.5(d), reimburse Tenant on account of any Reimbursable Replacement, Reimbursable Structural Work or Reimbursable Legal Requirement Alteration in an amount (the "Reimbursement Amount") equal to:

            (i)    in the case of any Reimbursable Replacement or Reimbursable Structural Work, the product of:

              (A)  the sum of the following:

                (1)   the lesser of (the "Base Amount"): (y) all Costs reasonably incurred by Tenant in connection with the work in question (exclusive, however, of the fees and disbursements of any architect or engineer retained by Tenant) or (z) the original contract price of Tenant's Preferred Bidder or, if Landlord shall have timely given the Dispute Notice and the Appropriate Engineer shall have selected Landlord's Selected Bidder, the original contract price of Landlord's Selected Bidder; plus

                (2)   the reasonable fees and disbursements of any architect or engineer retained by Tenant in connection with the work in question; plus

                (3)   any Qualified Overruns (as hereinafter defined); and

              (B)  (y) in the case of a Reimbursable Replacement only, a fraction, the numerator of which is the estimated actual life (the "Estimated Actual Life")of the new item of Major Building Equipment (based upon Tenant's actual use of the item of Major Building Equipment being replaced over the past twelve (12) months) and the denominator of which is the estimated useful life (the "Estimated Useful Life") of the new item of Major Building Equipment; or (z) in all other circumstances, one (1).

            (ii)   in the case of any Reimbursable Legal Requirement Alteration, the sum of the following:

              (1)   the product of the Measuring Fraction (as hereinafter defined) multiplied by the sum of (i) the Base Amount for the work in question, plus (ii) any Qualified Overruns; plus

              (2)   the reasonable fees and disbursements of any architect or engineer retained by Tenant in connection with the work in question.

          Any dispute as to (1) the Estimated Actual Life, (2) the Estimated Useful Life, or (3) the reasonableness of the incurrence by Tenant of any Cost in connection with the work in question, or as to the reasonableness of the amount of any such Cost, shall be determined by the Appropriate Engineer.

          "Measuring Fraction" means, in respect of any Reimbursable Legal Requirement Alteration, the fraction whose numerator is, the number of months in the period from the expiration of the Term of this Lease including all Extension Terms as to which Tenant shall have exercised or shall in the future exercise its option pursuant to Article 29 hereof (in which event such Measuring Fraction shall be recalculated) to the end of the expected useful life of such Tenant Alteration and whose denominator is the number of months in the period from the Estimated Substantial Completion Date of such Tenant Alteration to the end of the expected useful life thereof. Any dispute as to the reasonableness of any Estimated Substantial Completion Date, or as to the expected useful life of any Reimbursable Legal Requirement Alteration, shall be determined by the Appropriate Engineer.

          (c)    Overruns; Qualified Overruns.    At any time during the performance of any Reimbursable Replacement, Reimbursable Structural Work or Reimbursable Legal Requirement Alteration, Tenant may give notice (an "Overrun Notice") to Landlord specifying any cost (an "Overrun") in excess of the Base Cost which Tenant expects to incur and which Tenant contends was unforeseeable by Tenant at the time of commencement of the work (each Overrun Notice to specify the nature of, and reasons for, the Overrun in question in reasonably complete and specific detail). Within 10 business days after receipt of an Overrun Notice, Landlord shall notify Tenant as to whether or not in Landlord's judgment the Overrun in question is reasonable in amount under the circumstances and was unforeseeable by Tenant at the time of commencement of the work. If Tenant shall dispute Landlord's judgment, the reasonableness of the amount of, and the foreseeability by Tenant of, the Overrun in question shall be determined by the Appropriate Engineer. Any Overrun determined by Landlord or the Appropriate Engineer to be reasonable in amount under the circumstances and unforeseeable by Tenant at the time of commencement of the work shall be a "Qualified Overrun".

          (d)    Reimbursement Upon Full Completion.    Landlord shall upon the full completion of the work in question and within ten (10) business days after Landlord's receipt of Tenant's request therefor, remit the Reimbursement Amount to Tenant; provided, however, that, Landlord shall not be obligated to make such remittance unless:

            (i)    Tenant's request for remittance shall be accompanied by (a) a certificate of Tenant (in form reasonably satisfactory to Landlord) stating that an amount at least equal to the Reimbursement Amount has been paid to contractors, subcontractors, materialmen, engineers, architects or other persons (whose names and addresses and a description of the work involved shall be stated) who have furnished labor, materials, supplies, permits or services for the work in question (collectively, "Contractors") and that to Tenant's best knowledge (after due inquiry) there is no outstanding indebtedness due for labor, materials, supplies, permits or services in any manner connected with the work in question which if unpaid might be the basis for any type of lien on the Building or any part thereof, and (b) a certificate of the architect or engineer who prepared the related Plans and Specifications (in form reasonably satisfactory to Landlord) stating that such work has been fully completed in a good and workmanlike manner and in accordance with the Plans and Specifications (as approved by Landlord or as determined by the Appropriate Engineer, as the case may be provided that in no circumstance shall Tenant forfeit any reimbursement hereunder if it has failed to submit Plans and Specifications, but Tenant shall be liable to alter or correct any work as to which Landlord would have had the right to reasonably disapprove);

            (ii)   Landlord shall have received (a) true copies of all bills paid by Tenant to Contractors in connection with the work in question, (b) an instrument in writing from any title company insuring Landlord's estate in the Building certifying that there are no undischarged mechanics', laborers' or materialmen's liens relating to the work in question affecting any part of the Building, and (c) evidence reasonably satisfactory to Landlord that Tenant has obtained waivers of mechanics', laborers' or materialmen's liens or releases of such liens from all Contractors engaged in the work in question;

            (iii)  no certificate delivered to Landlord by Tenant or any architect or engineer in connection with the work in question shall have been materially incorrect at the time of delivery (any dispute pursuant to this clause (iii) to be determined by the Appropriate Engineer); and

            (iv)  no Material Monetary Default shall have occurred and be continuing.

          (e)    Emergencies.    Provided that Tenant shall have given Landlord prompt telephonic notice (confirmed in writing as soon as reasonably practicable) of an emergency, Tenant may proceed with any Reimbursable Replacement, Reimbursable Structural Work or Reimbursable Legal Requirement Alteration without first complying with the applicable provisions of this Section, and Landlord shall, following full completion of the emergency work in question and within 10 business days after Landlord's receipt of Tenant's request therefor, remit the Emergency Reimbursement Amount (as hereinafter defined) to Tenant; provided, however, that Landlord shall not be obligated to make such remittance unless all of the conditions specified in clauses (i) through (iv) of Section 9.5(d) shall have been fulfilled in respect of the work in question (provided that (a) if no architect or engineer was retained for the emergency work in question, subclause (b) of Section 9.5(d)(i) shall be deemed fulfilled if (x) Tenant shall deliver a certificate to Landlord stating that such emergency work has been fully completed in a good and workmanlike manner and (y) such emergency work has been fully completed in a manner consistent with the character of the Building as a First-Class Office Building (with due regard to the character of the work as emergency work), and (b) if an architect or engineer was retained for the emergency work in question but due to the nature of the emergency no Plans and Specifications therefor were prepared, subclause (b) of Section 9.5(d)(i) shall be deemed fulfilled if (x) Tenant shall deliver to Landlord a certificate of such architect or engineer stating that such emergency work has been fully completed in a good and workmanlike manner and (y) such emergency work has been fully completed in a manner consistent with the character of the Building as a First-Class Office Building (with due regard to the character of the work as emergency work).

        "Emergency Reimbursement Amount" means (a) in respect of any Reimbursable Replacement or Reimbursable Structural Work undertaken in an emergency, all Costs reasonably incurred by Tenant in connection with the emergency work in question and (b) in the case of a Reimbursable Legal Requirement Alteration undertaken in an emergency, the product of the Measuring Fraction multiplied by an amount equal to all Costs reasonably incurred by Tenant in connection with the emergency work in question.

        Any dispute as to Tenant's right to avail itself of this Section, or as to the reasonableness of the incurrence by Tenant of any Cost in connection with the emergency work in question, or as to the reasonableness of the amount of any such Cost, shall be determined by the Appropriate Engineer.

        Section 9.6.    Rehabilitation Work.

          (a)   Landlord has completed the rehabilitation work described on Schedule G hereto (the "Rehabilitation Work") at the Building in a good and workmanlike manner consistent with First-Class Office Buildings and in accordance with ICIP Law and all other applicable Legal Requirements, Insurance Requirements and Permitted Encumbrances.

          (b)   Notwithstanding that joint or concurrent liability may be imposed upon Tenant by a Legal Requirement, Landlord will, except to the extent caused by the negligence or tortious act or omission of Tenant or any of its agents, officers, contractors, employees, servants and invitees, indemnify and save harmless Tenant against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects' and attorneys' fees and expenses, which may be imposed upon, or incurred by, or asserted against Tenant by reason of death or injury to person or damage to property arising from the Rehabilitation Work and/or any latent defects existing in the Rehabilitation Work as of the date of completion thereof.

          (c)   Tenant acknowledges that Tenant has been informed by Landlord that Landlord has applied for certain tax credits (the "Tax Credits") under the Federal Historic Preservation Tax Incentives Program (the "Incentives Program") which relate to the Rehabilitation Work, work previously performed by Landlord at the Building and work performed or to be performed by Landlord at 11 Madison Avenue, New York, New York (collectively, the "Tax Credit Work"), and that Landlord may lose certain Tax Credits or suffer significant recapture of the Tax Credits in the event that any improvements, additions, Tenant Alterations and/or decorative work (including interior wall coverings, moveable partitions, cabinetry and carpeting) performed by Tenant (collectively "Tenant Work") do not comply with the requirements of the Incentives Program. Accordingly, Tenant hereby agrees that, notwithstanding anything to the contrary contained in Article 9 or elsewhere in this Lease, during the period commencing on the date hereof and ending on the date designated by Landlord in writing as the fifth (5th) anniversary of the date on which Landlord obtains final certification under the Incentives Program of all of the Tax Credit Work:

            (i)    Prior to commencing any Tenant Work, Tenant shall obtain prior approval thereof, if required, from the National Park Service ("NPS") and the State New York Historic Preservation Office ("SHPO").

            (ii)   Tenant shall provide access to the Demised Premises by employees and agents of NPS and SHPO at all reasonable times at the request of Landlord.

          (d)   Landlord reserves the right to make any repairs to, replacements of or alterations to the Tax Credit Work deemed reasonably necessary by Landlord to comply with any requirements of the Incentives Program and Tenant agrees to give Landlord adequate access thereto to perform such work. Landlord shall use reasonable efforts (without necessity of overtime) to minimize interference with Tenant's use of the Demised Premises in connection with such work.

          (e)   Tenant shall duly and timely prepare and submit to Landlord applications for renewing the Temporary Certificate of Occupancy for the South Building for Landlord's signature, and, provided same is in form reasonably acceptable to Landlord, shall be promptly executed by Landlord.

        Section 9.7.    Inspection by Landlord; Cooperation by Tenant.

          (a)   Landlord and its representatives shall at all reasonable times and (except in an emergency) upon reasonable notice have access to the Demised Premises for the purposes of (x) inspecting the progress of construction of any Tenant Alteration and (y) reviewing the implementation of, and Tenant's compliance with, each Annual Maintenance Program.

          (b)   Upon demand of Landlord, Tenant shall comply in all respects with any reasonable and timely suggestions made by Landlord with respect to construction matters relating to any Reimbursable Replacement, Reimbursable Structural Work or Reimbursable Legal

  Requirement Alteration, and shall correct any defect in the work in question or any material departure from the Plans and Specifications for the work in question provided that all such corrective work shall constitute a Reimbursable Replacement, Reimbursable Structural Work or Reimbursable Legal Alteration, as the case may be, absent Tenant's willful malfeasance. Any dispute pursuant to this clause (b) shall be determined by the Appropriate Engineer.

          (c)   Tenant shall, within 30 days after receipt of a statement therefor (accompanied by true copies of the bills paid by Landlord), reimburse Landlord for all reasonable out-of-pocket expenses incurred for the services of an architect or engineer making inspections of any Tenant Alteration and for reviewing Tenant's Plans and Specifications.

          (d)   Notwithstanding that joint or concurrent liability may be imposed upon Tenant by a Legal Requirement, Landlord will, except to the extent caused by the negligence or tortious act or omission of Tenant or any of its agents, officers, contractors, employees, servants and invitees, indemnify and save harmless Tenant against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and expenses, which may be imposed upon, or incurred by, or asserted against Tenant by reason of death or injury to person or damage to property arising from any act, omission, negligence or willful misconduct of Landlord or its representatives while exercising the right of access granted under Section 9.7(a) hereof. Nothing contained in this Section 9.7(d) shall be deemed to be impose any liability upon Landlord with respect to the construction of any Tenant Alteration or the Existing Maintenance Program or any Annual Maintenance Program.

        Section 9.8.    Engineer; Appropriate Engineer.

          (a)    "Engineer":    means (i) Jaros, Baum & Bolles, Syska & Hennessey, and Flack + Kurtz, and (ii) such other independent engineering firm or firms having at least 15 years' experience in First Class Office Buildings as shall from time to time be designated by Landlord or Tenant and approved by the other party (which approval shall not be unreasonably withheld or delayed; any dispute as to whether either Landlord or Tenant has unreasonably withheld or delayed such approval to be determined by arbitration).

          (b)    "Appropriate Engineer":    means, in respect of any matter required by this Lease to be determined by an Appropriate Engineer, such Engineer as either party may designate by notice to the other party. Landlord and Tenant shall alternate in designating the Appropriate Engineer with respect to all matters required by this Lease to be determined by an Appropriate Engineer (with Landlord designating the Appropriate Engineer with respect to the first matter required by this Lease to be determined by an Appropriate Engineer).

          (c)   Each Appropriate Engineer shall make its determination as promptly as reasonably practicable, but in any event within 30 days after request therefor by Landlord or Tenant. Each determination made by an Appropriate Engineer pursuant to this Lease shall be final and binding on Landlord and Tenant with the same force and effect as if such determination had been rendered by an arbitrator pursuant to an arbitration conducted in accordance with Article 21 hereof. Landlord and Tenant shall each pay one-half of the fees and expenses of each Appropriate Engineer which is called upon to act hereunder.

        Section 9.9.    Floor Load.    Tenant shall not place a load upon any floor of the Demised Premises exceeding the limits prescribed in the certificate of occupancy for the Building.

        Section 9.10.    Except as otherwise expressly provided in Sections 36.2 and 17.4 of this Lease, there shall be no allowance to or for Landlord for a diminution of value and no liability on the part of Tenant by reason of inconvenience, annoyance or injury to business arising from the making of any repairs, alterations, additions or improvements in or to any portion of the Building or the Landlord Space or in or to fixtures, appurtenances or equipment thereof. Tenant agrees to use reasonable efforts to minimize any interruption of Landlord Parties' business operations as a result of Tenant's making of any repairs, alterations, additions or improvements in or to any portion of the Building or the Landlord Space or in or to fixtures, appurtenances or equipment thereof, but nothing contained herein shall require Tenant to expend or incur any charges or costs for overtime labor or pay any premiums in order to minimize such interruption, except that Tenant shall employ contractors or labor at overtime or other premium pay rates (a) at its expense if necessary to make any repair required to be made by it hereundcr to remedy any condition that (i) results in a denial of reasonable access to the Landlord Space, (ii) threatens the health or safety of any occupant of the Landlord Space, or (iii) except in the case of damage by casualty or other destruction, materially interferes with the ability of any of Landlord Parties to conduct its business in the Landlord Space or (b) at Landlord's request and expense, in all other cases. Tenant shall provide Landlord with reasonable prior notice of any repairs or work (other than emergency work) that, in Tenant's reasonable judgment, will materially interfere with the conduct of business in the Landlord Space.

        Section 9.11.    Business machines and mechanical equipment belonging to Landlord which cause (i) vibration, noise, cold or heat that may be transmitted to the Building structure or to any leased space other than the Landlord Space to such a degree as to be reasonably objectionable to Tenant or to any other tenant in the Building shall be placed and maintained by Landlord, at its expense, in settings sufficient to absorb and prevent such vibration or noise or (ii) noise outside of the Building shall be muffled in such manner as shall eliminate such noise. Tenant, in furtherance of its obligations under Article 34 of this Lease, shall itself conform and shall use diligent efforts (including the institution and prosecution of legal proceedings) to cause all other Building occupants to conform to the requirements of the immediately preceding sentence with respect to the transmission of vibrations, noise, cold or heat from other portions of the Building to the Landlord Space. The parties hereto recognize that the operation of elevators, generators, air-conditioning and heating equipment will cause some vibration, noise, heat or cold which may be transmitted to other parts of the Building and the Landlord Space. Neither Tenant nor Landlord shall be under any obligation to endeavor to reduce such vibration, noise, heat or cold beyond what is customary for a First-Class Office Building.

ARTICLE 10

SERVICES BY LANDLORD

        Section 10.1.    No Services by Landlord.    Landlord shall not be required to furnish to Tenant any facilities or services of any kind whatsoever during the Term of this Lease, and Landlord shall not be liable for the failure of any facilities or services, or Tenant's inability to obtain any facilities or services, except as specifically set forth in Section 15.3.

        Section 10.2.    Intentionally Omitted.

        Section 10.3.    No Abatement.    Since Landlord has no obligation to provide services to the Demised Premises, no stoppage or interruption of services to the Demised Premises shall entitle Tenant to any diminution or abatement of Rent or any other compensation whatsoever, or result in reduction of any of Tenant's obligations under this Lease.

        Section 10.4.    Shared Services Agreement.    Landlord and Tenant entered into a Shared Services Agreement dated February 22, 2001 (the "Original Services Agreement"). Simultaneously herewith, the Original Services Agreement has been amended and restated in its entirety by the Shared Services Agreement.

        Section 10.5.    Landlord ATM Facilities.    For so long as MetLife is Landlord, Landlord shall have the right to install a reasonable number of automated teller machines operated by Landlord in locations in the South Building in reasonable proximity to locations where Tenant has installed, or will install, other automated teller machines, or, if Tenant fails to make such installations, Landlord shall have the right to install at least one automated teller machine in a reasonable location designated by Tenant in the South Building.

        Section 10.6.    Intentionally omitted.

        Section 10.7.    Landlord Representation.    Landlord hereby represents and warrants to Tenant that the Building Systems are capable of providing the services which Tenant is required to provide under Article 34. In the event that the foregoing representations and warranties are inaccurate with respect to any of such services, Tenant's sole remedy shall be to reduce the amount of such service Tenant is required to provide to Landlord under Article 34 to the amount of any such service equal to Landlord's Proportionate Share of the capacity of the Building Systems providing such service on the date hereof.

ARTICLE 11

UTILITIES

        Section 11.1.    Tenant's Obligation.    At Tenant's expense, Tenant shall be responsible for securing all gas, water (including water for domestic uses and fire protection), sewer, electricity, light, heat, power, telephone, and telecommunications, data transmission, water filtration service and other utilities of every kind (collectively, "Utilities") which Tenant deems necessary to serve the Demised Premises or otherwise necessary or desirable for Tenant's use or occupancy of the Demised Premises.

        Section 11.2.    Landlord Not Obligated.    Landlord shall have no obligation of any kind to furnish Utilities to the Demised Premises. Landlord shall have no liability to Tenant for disruption or interruption of any Utility or Utility service; except as specifically set forth in Section 15.3, and no such disruption or interruption shall constitute a constructive eviction or entitle Tenant to any abatement of Rent.

ARTICLE 12

MECHANIC'S LIENS

        Section 12.1.    No Mechanic's Liens Permitted.    (a) Tenant shall not create, or suffer to be created or to remain, and shall discharge, any mechanic's, laborer's or materialman's lien which becomes a lien, encumbrance or charge upon the Building or any part thereof or the income therefrom. Nothing contained herein shall prevent the leasing by Tenant of furniture or equipment in the Demised Premises or the filing of security documents with respect to the same, in each event other than furniture and equipment, if any, paid for by Landlord, provided that no lien is created against the Land, the Improvements or any interest therein.

          (b)    No Mechanic's Liens Permitted.    Landlord shall not create, or suffer to be created or to remain, and shall discharge, any mechanic's, laborer's or materialman's lien which becomes a lien, encumbrance or charge upon the Building or any part thereof or the income therefrom. Nothing contained herein shall prevent the leasing by Landlord of furniture or equipment in the Landlord Space or the filing of security documents with respect to the same, in each event other than furniture and equipment, if any, paid for by Tenant, provided that no lien is created against the Building or any interest therein.

        Section 12.2.    Discharge.    (a) If any mechanic's, laborer's or materialman's lien shall at any time be filed against the Building or any part thereof in connection with any work done by or on behalf or, or services rendered to Tenant, Tenant, within thirty (30) days after notice of the filing thereof, shall cause such lien to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien to be discharged within such period, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding, and in any such event, Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the Interest Rate, from the respective dates of Landlord's making of the payment or incurring of the cost and expenses, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord within thirty (30) days after written demand therefor.

          (b)   If any mechanic's, laborer's or materialman's lien shall at any time be filed against the Building or any part thereof in connection with any work done by or on behalf or, or services rendered to Landlord, Landlord, within thirty (30) days after notice of the filing thereof, shall cause such lien to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Landlord shall fail to cause such lien to be discharged within such period, then, Tenant may, but shall not be obligated to, procure the discharge of such lien by deposit or by bonding. Any amount so paid by Tenant and costs and expenses incurred by Tenant in connection therewith, together with interest thereon at the Interest Rate, from the respective dates of Tenant's making of the payment or incurring of the cost and expenses, shall be paid by Landlord to Tenant within thirty (30) days after written demand therefor.

        Section 12.3.    No Lien Authorization.    (a) Nothing in this Lease contained shall be deemed or construed in any way as constituting the authorization by, or consent or request of, Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman, architect or consultant for the construction or demolition of any improvement, the performance of any labor or services or the furnishing of any materials for any improvement, or alteration to or repair of the Demised Premises or any part thereof or to give Tenant any right, power or authority to contract or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Building or any part thereof.

          (b)   Nothing in this Lease contained shall be deemed or construed in any way as constituting the authorization by, or consent or request of, Tenant, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman, architect or consultant for the construction or demolition of any improvement, the performance of any labor or services or the furnishing of any materials for any improvement, or alteration to or repair of the Landlord Space or to give Landlord any right, power or authority to contract or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Landlord Space or any part thereof.

ARTICLE 13

INSPECTION

        Section 13.1.    Landlord's Right of Access.    (a) Tenant shall permit Landlord, or its agents, to enter the Demised Premises at all reasonable hours upon reasonable prior notice except in case of emergency (and by force, if necessary under the circumstances) for the purpose of inspecting the same or of performing maintenance or making repairs, alterations or improvements which Tenant is required to perform and neglects or refuses to perform. If Tenant is not personally present to open and permit entry into the Demised Premises whenever entry is necessary by reason of fire or other emergency, Landlord or its agents may forcibly enter the Demised Premises without liability to Tenant or waiver or modification of Tenant's obligation under this Lease. Tenant agrees to permit Landlord and/or any agent of Landlord to enter the Demised Premises at reasonable hours, on reasonable prior notice, to exhibit the Demised Premises in connection with (i) any prospective sale or lease of the entirety of the Land and/or the Improvements; (ii) any prospective securing, refinancing, or assignment of any mortgage affecting the Land or the Improvements; and/or (iii) during the final thirty (30) months of the Term, any prospective leasing of the Demised Premises. Landlord shall, to the extent Tenant makes a representative available for the following purpose, be accompanied by a representative of Tenant in every instance of access to the Demised Premises except in the case of emergency, in which case Landlord shall be accompanied by an officer of the fire or police department, to the extent such officer is immediately available. Notwithstanding anything contained in this Section

13.1, Landlord shall have the right to enter portions of the Demised Premises pursuant to and in accordance with this Article 13 and the Shared Services Agreement.

          (b)   Landlord shall have a non-exclusive right of direct access (as reasonably specified by Tenant), at all times, through the B-l concourse level between the Tower and the freight elevators in the South Building. Landlord shall have the right to use the ramp on the B-l concourse level in connection with its use of the freight elevators.

          (c)   Landlord shall have access through the South Building Lobby to reach the Executive Dedicated Elevator and the Retained Space. In the event that there are no Executive Dedicated Elevators, Landlord Parties shall have access through the South Building Lobby to reach the elevators serving the 11th Floor of the South Building.

          (d)   Landlord shall also have the access rights granted in Article 34 hereof.

        Section 13.2.    Landlord will use the 24th Street Tower entrance as its main point of access but shall also have the right to use the other entrances for access. Landlord will cause any tenant of any portion of the Landlord Space in the Tower to use the 24th Street Tower entrance only. Landlord will be deemed to have complied with the foregoing provision if (a) the leases with such tenants provide that such tenants shall use the 24th Street Tower entrance only, (b) upon execution of any such lease, Landlord gives Tenant notice of such lease so that Tenant can reprogram Tenant's security card readers to exclude such tenant and its employees from the security turnstiles at the other entrances, and (c) Landlord maintains security at the access point between the South Building and Tower lobbies to prevent access by such tenants through such access point. Landlord shall provide security for the lobby access points in accordance with Section 34.18. Notwithstanding the foregoing, Tenant shall permit Landlord, its tenants and their employees, agents and permitted guests to use the wheelchair accessible Madison Avenue entrance of the South Building for access to the Tower lobby. Any tenant of the Retained Space shall have the right to use the 24th Street Tower entrance and the other entrances for access.

        Section 13.3.    Landlord shall permit Tenant to erect, use and maintain pipes, ducts, fans, wires and conduits in and through the Landlord Space, provided the same are installed adjacent to or concealed behind, beneath or within partitioning, columns, floors, walls and ceilings of the Landlord Space or otherwise completely furred at points immediately adjacent to any of the foregoing and provided further that the installation and maintenance of the same do not (i) materially adversely affect Landlord's Systems, (ii) materially adversely affect the use of the Landlord Space for business purposes by Landlord Parties in a manner which would not be customary in a First-Class Office Building, or (iii) reduce the useable area of the Landlord Space by a material amount and Tenant shall have used reasonable efforts to first install the same in portions of the Building (such as shaftways) reserved by Tenant for use in common. Tenant and persons authorized by Tenant shall have a right to enter and/or pass through the Landlord Space, at all necessary times, to make, and have the right to make, such repairs, alterations, additions and improvements in or to the Landlord Space, the Building and the facilities and equipment in either or both as Tenant is required to make under this Lease, provided that such repairs, alterations, additions or improvements shall be performed during such hours and in such manner so as not to unreasonably cause material interference with the conduct of Landlord Parties' business. Tenant shall be allowed to take all material into and upon the Landlord Space that may be required for the repairs or alterations above mentioned as the same is required for such purpose, provided that the presence, nature or location of such material shall not unreasonably interfere with the conduct of Landlord Parties' business in a manner which would not be customary in a First-Class Office Building, without the same constituting trespass. Tenant shall have no liability by reason of loss or interruption of the business of Landlord or annoyance or inconvenience to Landlord because of the prosecution of any such work, provided Tenant diligently proceeds therewith and complies with the provisions of Sections 13.2 and 13.3. Tenant shall exercise reasonable diligence so as not to unreasonably cause interference with the conduct of Landlord's business and shall take reasonable care to safeguard the Landlord Space and Landlord Parties' property and shall repair any damage caused by Tenant, its contractors and employees, but nothing contained in Sections 13.2 or 13.3 shall require Tenant to expend or incur any charges or costs for overtime labor or pay any premiums other than on the basis provided in Section 9.10 hereof.

        Section 13.4.    Notwithstanding the foregoing, any entry into the Landlord Space pursuant to Section 13.0 shall be subject to the following conditions:

          (a)   Tenant shall, except in case of emergency, provide Landlord with not less than one Business Day's prior notice of any such entry;

          (b)   any damage to the Landlord Space resulting from Tenant's exercise of the foregoing rights shall be repaired promptly by Tenant, at Tenant's expense; and

          (c)   if Landlord shall not be present when for any reason entry into the Landlord Space shall be necessary or permissible, Tenant or Tenant's agents may enter any portion of the same, other than areas previously designated in a written notice to Tenant by Landlord as "security areas" where securities, negotiable instruments or currency are kept by Landlord. Neither Tenant nor Tenant's agents shall enter such "security areas" except in the case of an emergency unless accompanied by Landlord. As of the date hereof, Landlord has not designated any "security areas".

ARTICLE 14

ASSIGNMENT; SUBLETTING

        Section 14.1.    Except as expressly provided otherwise in this Article 14, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this Lease, nor underlet all or any portion of the Demised Premises, or suffer or permit the Demised Premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance. The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting as to which Landlord's consent is required under this Lease. Possession or occupancy of any portion of the Demised Premises by one or more of Tenant's Affiliates (whether or not pursuant to a written agreement) shall not be deemed or construed to be a sublease hereunder and Tenant shall be permitted to allow, subject to the terms and conditions of this Lease (but without having to obtain Landlord's consent thereto), Tenant's Affiliates to occupy the Demised Premises. Notwithstanding the foregoing, in the case of possession or occupancy of any portion of the Demised Premises by Tenant's Affiliates, any subsequent transaction whereby such occupant shall cease to be an Affiliate shall be deemed a sublease requiring Landlord's prior consent pursuant to this Article 14; provided however that Landlord shall not have the rights in, and Tenant shall not be obligated to comply with, the provisions of Section 14.3 hereof (provided that such subsequent transaction shall be done for a good business purpose and not primarily for the purpose of circumventing compliance with Section 14.3 hereof). The Tenant originally named herein (i.e., Credit Suisse First Boston (USA), Inc.) and any successor thereto by merger, consolidation or corporate reorganization or sale of substantially all of its assets, shall be permitted to allow, subject to the terms and conditions of the Lease (but without having to either obtain Landlord's consent thereto or share any Profits therefrom with Landlord), Tenant's "Business Associates," as hereinafter defined, to occupy portions of the Demised Premises on a temporary basis from time to time (it being agreed that the term "temporary" as used in this Section 14.1 shall mean the duration of the ongoing business or professional relationship), provided that the space occupied by Tenant's Business Associates shall not be separately demised from the Demised Premises. "Business Associates" shall mean professional and business entities with whom the named Tenant shall have an on-going professional or business relationship. Any assignee or subtenant of the Tenant originally named herein shall also be permitted to allow, subject to the terms and conditions of the Lease (but without having to either obtain Landlord's consent thereto or share any Profits therefrom with Landlord), its Business Associates to occupy up to fifteen (15%) percent of the Demised Premises, in the case of an assignee, or up to fifteen (15%) percent of the sublet space, in the case of a subtenant, from time to time on a temporary basis provided that the space occupied by such Business Associates shall not be separately demised from the Demised Premises or the sublet space, as the case may be.

        Section 14.2.    If Tenant desires to assign this Lease or to sublet all or any portion of the Demised Premises, provided that Tenant shall have theretofore satisfied the requirements of Section 14.3 hereof, and Landlord shall have waived or be deemed to have waived its rights thereunder, then Tenant shall request Landlord's consent to each such assignment or to each such subletting and, as part of such request, Tenant must submit in writing to Landlord (i) the name and address of the proposed assignee or sublessee and (ii) reasonably satisfactory information relating to the proposed assignee or sublessee reasonably sufficient to enable Landlord to determine the reputation and character of the proposed assignee or sublessee. Subject to Tenant's compliance with this Section 14.2, the terms and conditions set forth in Section 14.4(a) shall be the basis for Landlord's granting or withholding of consent to a requested assignment of this Lease or sublease of the Demised Premises.

        Section 14.3.(a)    Prior to requesting Landlord's consent to a proposed assignment of this Lease or a proposed sublease of the Demised Premises or any portion thereof pursuant to Section 14.2 hereof (other than with respect to the first sublease(s) of each portion of the Retail Space executed after the Commencement Date), Tenant must first present Landlord with a written offer ("Recapture Offer Notice") to accept an assignment of this Lease, in the case of a proposed assignment, or a sublease of such space in the case of a proposed subletting to Landlord for occupancy by Landlord or Landlord's Affiliates. The right herein granted is personal to MetLife. The Recapture Offer Notice shall set forth: (i) the area proposed to be sublet, in the case of a proposed subletting of a portion of the Demised Premises, and (ii) if a proposed subletting, the term of the proposed subletting and the date the area to be sublet is intended to be vacated by Tenant, which date shall not be less than thirty (30) days after the date Landlord receives such Recapture Offer Notice. Landlord shall have a period of thirty (30) days after its receipt of said Recapture Offer Notice within which to accept or reject the offer. If Landlord shall fail to respond to Tenant's Recapture Notice within such thirty (30) day period, then Tenant shall have the right to give to Landlord a second notice (a "Second Recapture Notice"), and if Landlord shall fail to respond to such Second Recapture Notice within ten (10) Business Days after Landlord's receipt thereof, then Landlord shall be deemed to have rejected such offer, provided and on condition that: the Second Recapture Notice shall make specific reference to this Section 14.3 (a) and shall state in bold uppercase letters on the first page thereof: "LANDLORD SHALL BE DEEMED TO HAVE REJECTED THE RECAPTURE RIGHT DESCRIBED IN THIS NOTICE IF LANDLORD FAILS TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER THIS NOTICE SHALL HAVE BEEN GIVEN TO LANDLORD". If Landlord shall accept such offer, Tenant and Landlord shall either (i) if the subletting is for less than the remainder of the Term, execute and deliver a sublease for such space at a rental rate equal to the Assumed Rent and otherwise on the terms and conditions contained in the Recapture Offer Notice or (ii) if the subletting is for the remainder of the Term, execute an amendment to this Lease terminating this Lease only as to such space. In the event Landlord does not acquire all of the Demised Premises, Landlord (at Tenant's sole cost and expense) will do all the work necessary to physically separate the portion of the Demised Premises so subleased to Landlord from the portion so retained by Tenant, which work shall include, without limitation, the erection of a demising wall between the portion of the Demised Premises so surrendered to Landlord and the balance of the Demised Premises retained by Tenant. In addition, in the event the portion of the Demised Premises so surrendered to Landlord does not have direct access to a public corridor in the Building or to an elevator bank serving such surrendered portion, Tenant, at Tenant's expense shall, and will at all times, provide and permit reasonably appropriate means of ingress to and egress from and access across and through the balance of the Demised Premises retained by Tenant, provide and permit appropriate use of the elevators serving such surrendered portion, including access across lobby and corridor areas, and provide and furnish services, including, without limitation, air-conditioning and ventilating service to such space on the same basis as are provided in Article 34 hereof, for the same payments provided for in Article 34 hereof, so as to enable Landlord to use the portion of the Demised Premises so surrendered for the purposes for which they were permitted to be used by Tenant.

          (b)   Notwithstanding anything in to the contrary, in the event Landlord or Landlord's Affiliate subleases any space from Tenant pursuant to Section 14.3(a) hereof and Landlord or such Affiliate thereafter, in good faith, determines not to use or occupy such space for its own purposes, then, at any time from and after the first (1st) anniversary of the commencement of the term of such subletting, Landlord or such Affiliate shall have the right to sub-sublease all or any portion of the same (such space, "Recapture Space") to anyone provided and on condition that the provisions of Article 33 shall apply to, and Tenant shall have all the rights set forth in Article 33 with respect to, such proposed sub-subleasing as if such space were Offered Space.

        Section 14.4.    (a) In connection with granting a consent to a requested sublease or assignment, Landlord agrees that if Landlord did not exercise its rights pursuant to Section 14.3 hereof, Landlord will not withhold or delay its consent to the proposed subletting or assignment provided (i) the reputation, business and character of the proposed sublessee or assignee are in keeping with the standards of a First-Class Office Building; (ii) the purpose for which the proposed sublessee or assignee intends to use the Demised Premises is not in violation of the provisions of Article 6 of this Lease; (iii) no sublease or assignment or other transaction and no assumption shall affect or reduce any of the obligations of Tenant hereunder; (iv) in the case of a proposed subletting of all or any portion of the Retail Space, the proposed use and the proposed operation of such space shall satisfy the "Retail Standards," as hereinafter set forth, (v) the form of the proposed sublease or the proposed assignment shall comply with the applicable provisions of Sections 14.5 and 14.8 of this Lease. If Landlord shall have failed to respond to Tenant's request for consent to a proposed assignment of this Lease or a proposed subletting of the Demised Premises or any portion thereof within ten (10) Business Days after Tenant shall have submitted Tenant's written request therefor together with all of the information and documentation hereinbefore set forth in this Section 14.4 (the "Required Consent Information"), then Tenant shall have the right to give to Landlord a second notice (a "Second Consent Request"), and if Landlord shall fail to respond to such Second Consent Request within five (5) Business Days after Landlord's receipt thereof, then Landlord shall be deemed to have consented to the proposed assignment or sublease, as the case may be, provided and on condition that: the Second Consent Request shall make specific reference to this Section 14.4 (a) and shall state in bold uppercase letters on the first page thereof: "LANDLORD'S CONSENT TO THE PROPOSED ASSIGNMENT OR SUBLEASE SHALL BE DEEMED GIVEN IF LANDLORD FAILS TO CONSENT TO OR DISAPPROVE SUCH PROPOSED ASSIGNMENT OR SUBLEASE WITHIN FIVE (5) BUSINESS DAYS AFTER THIS NOTICE SHALL HAVE BEEN GIVEN TO LANDLORD." If Landlord shall disapprove any such proposed assignment or sublease, Landlord shall set forth in its disapproval the grounds upon which Landlord bases its disapproval (the "Disapproval Grounds"). If Tenant desires to dispute the reasonableness of any disapproval by Landlord of any request for consent to an assignment or subletting, then Tenant shall submit such dispute to arbitration in accordance with Section 14.13 hereof.

          (b)   The rights granted in Section 14.4(a) granting Landlord the right to withhold its consent to a proposed sublease or assignment (other than Landlord's right to withhold its consent to a proposed sublease affecting Retail Space) (the "Non-Retail Consent Rights") are personal to MetLife. In the event that MetLife is not the Landlord, then the Non-Retail Consent Rights shall be null and void and Tenant shall have the right to proceed with a subletting or assignment (other than a proposed sublease affecting Retail Space) without Landlord's consent, provided (i) the reputation, business and character of the proposed sublessee or assignee are in keeping with the standards of a First-Class Office Building; (ii) the purpose for which the proposed sublessee or assignee intends to use the Demised Premises is not in violation of the provisions of Article 6 of this Lease; (iii) no sublease or assignment or other transaction and no assumption shall affect or reduce any of the obligations of Tenant hereunder; and (iv) the form of the proposed sublease or the proposed assignment shall comply with the applicable provisions of Sections 14.5 and 14.8 of this Lease. Notwithstanding the foregoing, proposed subleases of all or any portion of the Retail Space shall be governed by the provisions of Section 14.4(a) hereof whether or not MetLife is the Landlord.

          (c)   The term "Retail Standards" shall mean that: (a) the use of the Retail Space or the portion thereof in question by the proposed subtenant will only be for purposes which are limited to retail sale of merchandise or services which is of a quality and nature consistent with the quality and nature of merchandise and services then sold in retail establishments in First-Class Office Buildings and such Retail Space shall in no event be used for a governmental or quasi-government use, as offices of a foreign country, employment agency or center, a school, medical or psychiatric offices or medical care clinic, nightclub or fraternal organization, entertainment, broadcast or transmission facility (other than a broadcast facility for a non-partisan, apolitical, television or radio news show in a manner befitting a First Class Office Building), manufacturing, repair or warehouse center, office or other facility of any charitable, religious, union or other not-for-profit organization, production facility, testing, training or classroom facility, medical, chemical or biological laboratory, bar, restaurant or other establishment for preparation or sale or any food or beverage (other than as a restaurant of high standard, serving quality food as customarily found in First-Class Office Buildings and not a so-called "fast-food" restaurant or a "theme" restaurant; provided that for the purposes of this Section 14.4(c), the following restaurants, as operated on the date hereof, shall not be considered to be "fast food" or "theme" restaurants: Cosi, Pret-a-Manger, Hale and Hearty, Devon and Blakely, Dishes and Mangia and comparable establishments), check cashing facility, pool hall or skating rink, funeral parlor, massage parlor, pornography or adult book or video store, amusement center or game room, theater or cinema auditorium, hotel or lodging facility, auction house, flea market, rifle range, gambling facility or casino or OTB, "head shop," pawn shop, dry cleaners, photo processors, music store, variety store, convenience store, video arcade or other video game retailer, or as an outlet, warehouse, close-out, bargain or any form of "deep discount" store, and (b) such subtenant shall in no event be Competitor of Landlord, and (c) at all times the operation of the business to be conducted in the Retail Space and the interior and exterior appearance of such Retail Space (including, without limitation, the appearance, number, location, nature and subject matter of all signs displayed in or about the Retail Space) will be dignified and in conformity with the standards of practice among high-class stores and shops conducting a similar business.

          (d)   Notwithstanding anything to the contrary in the foregoing, if the aggregate rents payable under all Included Subleases then in effect (or the consideration payable with respect to an Included Assignment) exceeds the rent payable under this Lease on a prorated basis (determined on a per square foot basis), Tenant shall pay to Landlord (as and when received by Tenant, and as Additional Rent) fifty (50%) percent of the Profit, as such term is hereinafter defined. Tenant shall deliver to Landlord a duplicate original of the sublease or assignment no later than ten (10) business days prior to the effective date of the sublease or assignment. Notwithstanding the foregoing to the contrary, Profit shall not include any amounts attributable to Excluded Transactions. For the purposes of this Section 14.4, (A) "Excluded Transactions" shall mean (i) the initial term of the first sublease(s) of each portion of the Retail Space executed after the Commencement Date, (ii) any Permitted Transfers, as defined in Section 14.10 hereof or with respect to the occupancy of space by Business Associates pursuant to Section 14.1 or (iii) any amounts paid by Landlord under the Shared Services Agreement; (B) "Included Assignment" shall mean any assignment of this Lease which is not an Excluded Transaction; and (C) "Included Sublease" shall mean any sublease which is not an Excluded Transaction. The term Included Sublease shall include (1) all subleases of Non-Retail Space (and renewal and extensions thereof); (2) the renewal or extension term of any sublease of Retail Space which was an Excluded Transaction (whether or not such renewal or extension is pursuant to an option contained in the sublease); (3) any amendment to any sublease (whether or not such sublease is an Excluded Transaction) demising additional space (whether or not such additional space is sublet pursuant to an expansion option or right of first offer contained in the sublease) but, in the case of such an amendment to a sublease which is an Excluded Transaction, only the amounts attributable to such additional space shall be included in the calculation of Profit; (4) any sublease of any portion of the Retail Space which was previously sublet under a sublease which was an Excluded Transaction; and (5) in the case of any sublease which is partially an Excluded Transaction (e.g,, a sublease which is the first sublease of a portion of the Retail Space and also demises Non-Retail Space or a sublease which is the first sublease of a portion of the Retail Space and also demises Retail Space which was previously sublet), the portions of the space sublet which would not be considered an Excluded Transaction (i.e., amounts attributable to the Non-Retail Space or the Retail Space previously in the foregoing example would be included for the purposes of computing Profit).

          (e)   The term "Profit" shall mean the excess, if any, of (i) the rentals actually received by Tenant under any Included Subleases or the consideration actually received by Tenant under any Included Assignment (it being understood that the rentals actually received under any Included Subleases or the consideration actually received under any Included Assignment shall include sums paid for the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture or other personal property, less, (A) in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns (or the foreign country equivalent thereof, if applicable), and (B) in the case of the rental thereof, the then net unamortized cost thereof, amortized over the useful life of such item(s), and any other consideration actually received by Tenant under any sublease or assignment, other than payments in the nature of reimbursements for amounts payable to third parties such as indemnity payments) (the "Total Income") over (ii) the sum (the "Total Cost") of (w) all Minimum Rent paid by Tenant to Landlord hereunder, and the prorata amount of Impositions paid by Tenant, each of the foregoing as prorated on a rentable square foot basis to the portion of the Demised Premises so sublet, (x) in the case of Non-Retail Space, the amount of operating expenses (based on Operating Statements furnished by Tenant to Landlord and reasonably acceptable to Landlord) paid by Tenant in respect of the portion of the Demised Premises so sublet, excluding, without limitation, any costs not attributable to the use and occupancy of such portion, such as, for example, the cost of overtime services not provided to such subtenant, and (y) Tenant's Transaction Costs, as hereinafter defined. The term "Tenant's Transaction Costs" shall mean and include all actual reasonable costs and expenses incurred by Tenant consistent with the then market requirements in effectuating the subletting or assignment, including, without being limited to, reasonable marketing expenses, real estate transfer taxes, sales taxes and taxes of like import imposed in connection with the transaction, brokerage commissions, attorney's fees and disbursements, remodeling and redecorating costs, rent paid during any free-rent periods and takeover costs and expenses. In computing Profits, (1) no amounts attributable to any Excluded Transaction shall be included in Total Income, Total Cost or Tenant's Transaction Costs, and (2) the Total Income, as and when received by Tenant, shall first be offset against Tenant's Transaction Costs, as and when incurred or paid by Tenant on the basis hereinafter provided, until Tenant has recovered Tenant's Total Transaction Costs. The Total Income, as and when received, less such Total Cost as may be paid or incurred by Tenant on the basis herein provided shall constitute Profit. Profit shall be recomputed each time Tenant enters into an Included Sublease (or in the case of the renewal or expansion of a sublease which was previously an Excluded Transaction, upon the commencement of the renewal term of the sublease or the date on which the expansion space is demised to the subtenant) or Included Assignment; provided, however, in no event shall Landlord ever be required to refund or credit to Tenant any sums previously paid or determined to be owing to Landlord for prior determinations of Profit in respect of earlier Included Subleases. There shall be no duplication of offsets against Total Income.

          (f)    If Tenant shall not consummate an assignment of this Lease or a subletting of the Demised Premises, as the case may be, as shall have been specified in Recapture Offer Notice within twelve (12) months following Landlord's waiver (or deemed waiver) in the case of a subletting of 200,000 rentable square feet of the Demised Premises or less, or within eighteen (18) months after such waiver (or deemed waiver) in the case of an assignment of this Lease or a subletting of more than 200,000 rentable square feet, Tenant shall not have the right to consummate the subletting of the Demised Premises or the assignment of this Lease, as the case may be, without again complying with all of the provisions of Section 14.3 hereof.

        Section 14.5.    Except for any subletting by Tenant to Landlord, each subletting shall be made in accordance with the terms and conditions of this Article 14 and shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Nothing in this Article 14 shall be deemed or construed to release Tenant from liability after a subletting (other than a subletting to Landlord, but then only to the extent of the area of the Demised Premises so subleased to Landlord and only for the period of the sublease and any holdover by Landlord) or, where permitted, an assignment, it being understood and agreed that Tenant shall and will remain fully liable for payment of the Minimum Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed, and all acts and omissions of any assignee, licensee or sublessee or anyone claiming under or through any assignee or sublessee (other than through Landlord) which shall be in violation of any of the obligations of this Lease shall be deemed to be a violation by Tenant. Tenant further agrees that, notwithstanding any such subletting, no other and further assignment or subletting of the Demised Premises shall or will be made except upon compliance with and subject to the provisions of this Article 14.

        Section 14.6.    If Landlord shall (using the criteria set forth in Section 14.4 of this Lease) decline to give its consent to any proposed sublease or assignment where such consent is required, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees and disbursements) resulting from any claims that may be made against Landlord by the proposed sublessee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed sublease or assignment. The provisions of this Section 14.6 shall survive the expiration or earlier termination of the Term.

        Section 14.7.    Intentionally omitted.

        Section 14.8.    With respect to each and every sublease or subletting authorized under the provisions of this Lease (other than a sublease by Tenant to Landlord), it is further agreed: (a) no subletting shall be for a term ending later than one (1) day prior to the Expiration Date; (b) no subtenant shall take possession of the Demised Premises or any portion thereof until an executed counterpart of such sublease has been delivered to Landlord; (c) such subtenant shall not have any rights to underlet all or any portion of the subleased space without Landlord's consent, and shall be subject to Landlord's right to sublease, in each of which cases on the basis provided in this Lease except that, if such subtenant is an Affiliate of Tenant at the time of the proposed subletting, Landlord's consent shall only be required if Tenant, assuming Tenant wanted to sublet said space, would be required to obtain Landlord's consent thereto (nor shall such subtenant have any right to assign its interest in the sublease other than to the successor to the business of the subtenant by virtue of a merger, consolidation, sale of all or substantially all of such subtenant's assets or stock provided Landlord shall be given notice of the applicable event within twenty (20) business days after the occurrence thereof); (d) each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset which theretofore accrued or may thereafter accrue to such subtenant against Tenant, or (iii) be bound by any previous modification of such sublease, not consented to by Landlord, or by any previous prepayment of more than one (1) month's rent.

        Section 14.9.    Non-disturbance.    With respect to any sublease of the Demised Premises or any part thereof (a) which demises at least one full floor of the South Building, (b) the term of which is for at least ten (10) years or for remainder of the Term, less one day, if less than 10 years then remains in the Term; (c) the rent and additional rent under which (after deducting therefrom an amount equal to the Impositions payable hereunder with respect to the premises demised thereby and an amount equal to the expenses payable by Tenant to provide to the premises demised thereby the services referred to in clause (f) below) shall be no less than the portion of the Minimum Rent payable hereunder applicable on a pro-rata basis to the premises demised thereby (or, if such rent is less, the subtenant shall agree to pay same at the rate of the Minimum Rent payable hereunder applicable on a pro-rata basis); (d) which complies with the provisions of Section 14.4(a); (e) the subtenant under which is, in Landlord's reasonable judgment, financially sound and capable of performing its obligations thereunder, and Tenant shall have delivered to Landlord evidence reasonably satisfactory to Landlord of such financial status; (f) which shall entitle the subtenant to services (HVAC, elevators, cleaning, etc.) no more burdensome to provide than the services provided under typical leases for comparable space in First-Class Office Buildings as of the date of such sublease; and (g) which provides that, after termination of this Lease and attornment by the subtenant to Landlord, the subtenant shall not, without the prior written consent of Landlord, sublease all or any part of the premises demised thereby or assign the sublease, except in either case, to a wholly-owned subsidiary of, or an entity wholly owning, the subtenant, or to a successor of the subtenant, by merger, sale of assets or consolidation, provided that the net worth of such successor subtenant, calculated in accordance with generally accepted accounting principles, without regard to good will, shall be at least equal to the net worth of subtenant, as so calculated, ninety (90) days prior to the succession transaction, and evidence of such net worth (in the form of current financial statements certified by a "Big Five" firm of certified public accountants or current registration statements or reports filed with the Securities and Exchange Commission) shall have been delivered to Landlord, Landlord shall, upon Tenant's request, enter into an agreement in substantially the form attached hereto as Schedule I (a "Landlord Non-Disturbance Agreement") with such subtenant. Any dispute as to whether any sublease complies with the provisions of this Section 14.9 shall be resolved by arbitration in accordance with Section 14.13 hereof; provided, however, that the form of the Landlord Non-Disturbance Agreement shall not be subject to arbitration. If the result of such arbitration shall be adverse to Landlord, Landlord shall not be liable for damages but Landlord shall then execute a Landlord Non-Disturbance Agreement. If Tenant shall make any request under this Section 14.9, it shall reimburse Landlord for Landlord's reasonable out-of-pocket expenses (including attorneys' fees and disbursements, credit investigation fees and the fees and disbursements of other professionals) incurred by Landlord in order to determine if the sublease complies with clauses (a) through (d) above, but not the costs of any such arbitration. Notwithstanding anything in this Section 14.9, in no event shall the granting of a Landlord Non-Disturbance Agreement by Landlord to any subtenant be deemed to create any privity of estate between Landlord and such subtenant prior to the date of any such attornment.

        Section 14.10.    Anything to the contrary contained herein notwithstanding, Tenant may, without the prior written consent of Landlord (but without being released from any liability under this Lease), and without the obligation of Tenant to share any Profit, enter into any of the following transfers (each a "Permitted Transfer"):

          (a)   the assignment of this Lease or the sublease of the Demised Premises to any successor to the business of Tenant by virtue of a merger, consolidation, corporate reorganization or sale of all or substantially all of Tenant's assets or stock, provided that Landlord shall be given written notice of any such Permitted Transfer under this clause (a) within twenty (20) business days after the effective date of such transaction; and

          (b)   the assignment of this Lease or the sublease of all or any portion of the Demised Premises to any of Tenant's Affiliates provided that Landlord shall be given written notice of any such Permitted Transfer under this clause (b) within twenty (20) business days after the effective date of such transaction. In the case of a Permitted Transfer pursuant to this clause (b), any subsequent transaction whereby such transferee shall cease to be an Affiliate of Tenant shall constitute an assignment requiring Landlord's prior written consent pursuant to this Article 14, provided however that Landlord shall not have the rights in, and Tenant shall not be obligated to comply with, the provisions of Section 14.3 hereof (provided that such subsequent transaction shall be done for a good business purpose and not primarily for the purpose of circumventing compliance with Section 14.3 hereof).

        Section 14.11.    No assignment shall be binding on Landlord, and Landlord's consent to any proposed assignment of this Lease shall not be effective until Tenant shall have delivered to Landlord a duly executed and acknowledged original assignment and assumption agreement which shall contain an assumption by the transferee of all of the terms, covenants, conditions and agreements to be observed or performed by the Tenant under this Lease from and after the date of assignment, in form and substance reasonably satisfactory to Landlord. Landlord's consent to an assignment or a sublease shall not constitute Landlord's consent to any other or further assignment of this Lease or to any further subletting of all or part of the Demised Premises by Tenant or anyone claiming through Tenant (or to the assignment of any sublease) and shall not relieve Tenant from obtaining the prior written consent of Landlord to any future assignment or sublease and otherwise complying with all of the provisions of this Article 14. No subletting or assignment will release Tenant from any of its obligations under this Lease unless Landlord, in Landlord's sole discretion, agrees to the contrary in writing, and, in the event of a permitted assignment or other transfer (other than a sublease), the assignee or transferee shall be deemed to have assumed all of Tenant's obligations under this Lease accruing from and after the date of such assignment and shall be jointly and severally liable with Tenant for all of the obligations of the Tenant under this Lease from and after the date of assignment. In the event of any permitted assignment of Tenant's interest in this Lease, the terms, covenants and conditions of this Lease may be changed, altered or modified in any manner whatsoever by Landlord and the assignee without the consent thereto of assignor Tenant, and no such change, alteration or modification shall release assignor Tenant from the performance by it of any of the terms, covenants and conditions on its part to be performed under this Lease; provided, however that if such change, modification or alteration operates to increase the obligations of the tenant under this Lease, then the liability of the named Tenant shall continue to be no greater than if such changes, modifications or alterations had not been made. Notwithstanding anything in this Article 14 to the contrary, in the event of an assignment of this Lease to Landlord, then Tenant shall be released of all liability and obligation under this Lease, arising or accruing from and after the effective date of such assignment. Consent to one assignment or subletting will not be deemed a consent to any subsequent assignment or subletting. In the event of any default (beyond notice and applicable period of cure) by any assignee or any successor of Tenant in the performance of any Lease obligation, Landlord may proceed directly against Tenant without exhausting remedies against such assignee or successor. Any act or omission of an assignee or subtenant or any person claiming under or through any of them that violates this Lease shall be deemed a violation of this Lease by Tenant. If this Lease shall be assigned or if the Demised Premises shall be sublet or occupied by anyone other than Tenant, whether or not in violation of the provisions of this Lease, then Landlord may collect from the assignee or transferee or, after a Default shall have occurred and be continuing, from the subtenant, and Tenant hereby authorizes and directs such party to pay to Landlord, all Rent, Additional Rent and other charges payable pursuant to such instrument, with the net amount so collected applied to the Minimum Rent, Additional Rent and other charges payable under this Lease, but no such acceptance of Rent by Landlord from any person other than Tenant will be deemed a waiver by Landlord of any provision of this Article 14 or an acceptance by Landlord of the assignee, transferee or subtenant as a tenant, or a release of Tenant from the further performance of the covenants and agreements to be performed by Tenant under this Lease.

        Section 14.12.    Except as expressly set forth in the following provisions of this Section 14.12, Tenant hereby waives any claim against Landlord which it may have based upon any assertion that Landlord has withheld or delayed any consent under this Article 14, and Tenant agrees that its sole remedy shall be to have the assertion determined by arbitration on the basis provided in Section 14.13 of this Lease. In the event the matter is determined in favor of Tenant, the requested consent shall be deemed to have been granted; however, Landlord shall have no liability to Tenant for its refusal or failure to give such consent unless a court of competent jurisdiction (independently of the findings of any arbitrator) determines in a final judgment not subject to appeal that Landlord's refusal to grant such consent was arbitrary, capricious and in bad faith.

        Section 14.13.    Anything to the contrary contained herein notwithstanding, if there is a dispute between Landlord and Tenant as to Landlord's disapproval (or deemed disapproval) of any request for consent to any subletting or assignment or any matter subject to arbitration pursuant to Section 14.9, Landlord and Tenant agree to diligently proceed in good faith to have such dispute resolved by arbitration in the City of New York in accordance with the provisions of this Section 14.13.    Tenant shall have the right to select a single arbitrator (the "Selected Arbitrator") from the list of approved arbitrators set forth on Schedule J hereto ("Approved Arbitrator List"), provided that at the time of such arbitration, said arbitrator is alive, willing to serve, is independent of both Landlord and Tenant, and is not a member of a firm which is then involved in any litigation against either Landlord or Tenant. Each of Landlord and Tenant shall have the right to add persons to and delete persons from the Approved Arbitrator List provided that (a) there shall be at least five (5) persons listed on the Approved Arbitrator List at all times during the Term and (b) any person added to the Approved Arbitrator List shall be an attorney with at least 10 years experience in Manhattan office leasing for First-Class Office Buildings and shall be independent of both Landlord and Tenant. If Tenant elects to submit such dispute to arbitration pursuant to the terms hereof, Tenant shall deliver written notice simultaneously to Landlord and the Selected Arbitrator. The Selected Arbitrator shall conduct such hearings as such Selected Arbitrator deems appropriate, provided that in any such hearing Tenant shall be permitted to furnish, and the Selected Arbitrator shall be permitted to consider, only the Required Consent Information, and Landlord shall be permitted to furnish, and the Selected Arbitrator shall be permitted to consider, only the Disapproval Grounds. The Selected Arbitrator shall make a determination in writing as to Landlord's reasonableness or unreasonableness in withholding its consent and shall give notice to Landlord and Tenant of such determination within seven (7) Business Days, if at all possible, after Tenant's notice to such Selected Arbitrator. In the event that an arbitral decision is not rendered within such seven (7) Business Day period as a result of any request for adjournment or extension by Landlord, Landlord's consent to the assignment or subletting in question shall be deemed to be granted, it being acknowledged that the granting of such expedited arbitration was a material inducement to Tenant entering into this Lease and that it is the express intention of the parties that time shall be of the essence with respect to the seven (7) Business Day period provided therefor. The costs and expenses of arbitration shall be borne by the non-prevailing party. In rendering his or her decision, the Selected Arbitrator shall have no power to vary, modify or amend any provision of this Lease and shall be bound by the provisions of Section 14.4(a) hereof. The decision of the Selected Arbitrator shall be conclusive and binding upon the parties for all purposes of this Lease, and judgment thereon may be entered in any court of competent jurisdiction.

        Section 14.14.    If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

          (a)   Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption. No assignment of this Lease shall relieve Tenant of its obligations hereunder and, subsequent to any assignment, Tenant's liability hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent tenant hereunder from any liability, to all of which Tenant hereby consents in advance.

          (b)   If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. Such notice shall set forth (a) the name and address of such person or entity, (b) all of the terms and conditions of such offer, and (c) adequate assurance of future performance by such person or entity under the Lease as set forth in Section 14.l4(c) below, including, without limitation, the assurance referred to in Section 365(b)(3) of the Bankruptcy Code. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person or entity, less any brokerage commissions which would otherwise be payable by Tenant out of the consideration to be paid by such person or entity in connection with the assignment of this Lease.

          (c)   The term "adequate assurance of future performance" as used in this Lease shall mean that any proposed assignee shall, among other things, (i) deposit with Landlord on the assumption of this Lease the sum of the then annual Minimum Rent as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, which sum shall be held as security by Landlord, (ii) furnish Landlord with financial statements of such assignee for the prior three (3) fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show a net worth of at least six (6) times the then Minimum Rent for each of such three (3) years, (c) grant to Landlord a security interest in such property of the proposed assignee as Landlord shall deem necessary to secure such assignee's future performance under this Lease, and (d) provide such other information or take such action as Landlord, in its reasonable judgment shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under the Lease.

          (d)   If, at any time after the originally named Tenant herein may have assigned Tenant's interest in this Lease, this Lease shall be disaffirmed or rejected in any proceeding of the types described in Section 17.1(b) hereof, or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination given pursuant to said Article 17 based upon any of the events of default set forth in such Section 17.1(b), any prior tenant, including, without limitation, the originally named Tenant, upon request of Landlord given within thirty (30) days next following any such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (1) pay to Landlord all Minimum Rent, Additional Rent and other items due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (2) as "tenant", enter into a new lease with Landlord of the Demised Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the date set forth in this Lease for the expiration of the term hereof, unless sooner terminated as in such lease provided, at the same Minimum Rent and Additional Rent and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (a) Tenant's rights under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court, (b) such new lease shall require all defaults existing under this Lease to be cured by Tenant with due diligence, and (c) such new lease shall require Tenant to pay all escalated rent reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued under the provisions hereof after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If any such prior Tenant shall default in its obligation to enter into said new lease for a period of ten (10) days next following Landlord's request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Tenant as if such Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Tenant's default thereunder.

        Section 14.15.    IDA.    Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, upon not less than seven (7) days prior written notice to Landlord, but without the prior consent of Landlord, to sublease all or a portion of the Demised Premises (the "IDA Premises") to the IDA and, together with its affiliates, to sub-sublease back from the IDA the IDA Premises. No such sublease or sub-sublease shall (a) be subject to Landlord's right of first offer or recapture pursuant to Section 14.3 hereof, or (b) be subject to any sharing of Profit pursuant to Section 14.4(e) hereof.

ARTICLE 15

INDEMNIFICATION

        Section 15.1.    Indemnity by Tenant.    Notwithstanding that joint or concurrent liability may be imposed upon Landlord by a Legal Requirement, Tenant will, except to the extent caused by the negligence or tortious act or omission of Landlord Parties, IDA, any Fee Mortgagee or any of their respective agents, officers, contractors, employees, servants and invitees, indemnify and save harmless Landlord and IDA against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects' and attorneys' fees and expenses, which may be imposed upon, or incurred by, or asserted against Landlord and/or IDA by reason of any of the following during the Term of this Lease:

          (a)   any work or thing done by Tenant in, on or about the Building or any part thereof or upon the adjacent vaults, sidewalks or streets or the furnishing of any materials or other property in respect of the Building or any part thereof;

          (b)   any use, possession, occupation, condition, operation, maintenance or management of the Demised Premises or any part thereof or upon the adjacent sidewalks or streets;

          (c)   any negligence or tortious act or omission on the part of Tenant or any of its agents, contractors, servants, employees, or invitees;

          (d)   any negligence or tortious act or omission on the part of any subtenant of Tenant or any of the agents, contractors, servants, employees, or invitees of such subtenant;

          (e)   any accident, injury (including death) or damage to any person or property occurring in, on or about the Demised Premises or any part thereof or upon the adjacent vaults, sidewalks or streets; or

          (f)    any tax recapture or loss of any Tax Credit suffered by Landlord as a result of Tenant's failure to comply with the provisions of Section 9.6.

        Section 15.2.    Tenant upon notice from Landlord or IDA will, at Tenant's expense, resist or defend such action or proceeding by counsel approved by Landlord or IDA, as applicable, which approval shall not be unreasonably withheld or delayed. Counsel for Tenant's insurer are hereby deemed approved, unless Tenant has a right to approve such counsel, in which event Landlord or IDA, as applicable, shall also have the right to approve such counsel, such approval not to be unreasonably withheld or delayed. Such obligations of Tenant under this Article 15 as shall have accrued at the time of any termination of this Lease shall survive any such termination.

        Section 15.3.    Indemnity by Landlord.    Notwithstanding that joint or concurrent liability may be imposed upon Tenant by a Legal Requirement, Landlord will, except to the extent caused by the negligence or tortious act or omission of Tenant or any of Tenant's agents, officers, contractors, employees, servants, invitees, or any person (other than Landlord Parties) claiming by, through or under Tenant, indemnify and save harmless Tenant against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, reasonable attorneys' fees and expenses, which may be imposed upon, or incurred by, or asserted against Tenant by reason of any of the following:

          (a)   any work or thing done by Landlord in, on or about the Landlord Space or any part thereof;

          (b)   any use, possession, occupation, condition, operation, maintenance or management of the Landlord Space or any part thereof;

          (c)   any negligence or tortious act or omission on the part of Landlord (or any tenant thereof (other than Tenant)) or any of its (or its tenant's (other than Tenant's)) agents, contractors, servants, employees, or invitees; or

          (d)   any accident, injury (including death) or damage to any person or property occurring in, on or about the Landlord Space or any part thereof.

        Section 15.4.    Landlord upon notice from Tenant will, at Landlord's expense, resist or defend such action or proceeding by counsel reasonably approved by Tenant, which approval shall not be unreasonably withheld or delayed. Counsel for Landlord's insurer are hereby deemed approved, unless Landlord has a right to approve such counsel, in which event Tenant shall also have the right to approve such counsel, such approval not to be unreasonably withheld or delayed. Such obligations of Landlord under this Article 15 as shall have accrued at the time of any termination of this Lease shall survive any such termination.

        Section 15.5.    Reference to Other Provisions.    The provisions set forth in Section 15.1 above shall in no way be deemed to conflict with, restrict or in any way modify the provisions set forth in Article 17 of this Lease.

ARTICLE 16

CONDEMNATION

        Section 16.1.    Total Taking.    In the event of the Taking of the entire Building, this Lease and the terms and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title (hereinafter referred to as the "Date of Taking"), and Tenant shall have no claim against Landlord for, or make any claim for, the value of any unexpired term of this Lease, and the Minimum Rent and Additional Rent shall be apportioned as of such date.

        Section 16.2.    Partial Taking.

          (a)   In the event of a Taking which does not result in a termination of this Lease pursuant to Sections 16.1 or 16.3, this Lease shall terminate and expire with respect only to the portion of the Demised Premises so taken, on and as of the date of taking. In all other respects this Lease shall remain in full force and effect except that Tenant shall be entitled, after such date, to a reduction in the Minimum Rent in the proportion which the area of the Demised Premises so taken bears to the total area of the Demised Premises at the time of such Taking.

          (b)   The award or awards paid as a result of such Taking shall be divided and distributed in the following order of priority:

            (i)    Landlord and Tenant shall be entitled to all expenses incurred by them in connection with such Taking, including, without limitation, reasonable attorneys' fees and expenses; and

            (ii)   If the remainder of the proceeds without interest shall be in an amount of $10,000,000.00 or less, such proceeds shall be paid to Tenant, in trust, for application by Tenant to the Restoration of the Improvements, or, if the proceeds are in an amount in excess of $10,000,000.00, the entire proceeds shall be paid to and deposited with Landlord. If Landlord shall receive proceeds, it shall upon the request of Tenant deliver to Tenant a certificate stating that such proceeds have been deposited with Landlord pursuant to the requirements of this Lease.

          (c)   Tenant, at its sole cost and expense and whether or not the proceeds shall be sufficient for the purpose, shall proceed, within forty (40) days after such Taking, with diligence and continuity, to repair, alter (including any necessary demolition and reconstruction) and restore the remaining part of the Building to substantially its former condition, so as to constitute a complete structure suitable for the purposes the Building is being used for as of the date hereof. All repairs, alterations, restorations or demolition conducted by Tenant as a result of a partial Taking, including temporary repairs for the protection of the Improvements or other property pending the completion thereof, are referred to in this Lease as the "Partial Restoration".

          (d)   The conditions under which the Partial Restoration is to be performed and the method of proceeding with and performing the same shall be governed by all of the provisions of Article 9; and the cost of the Restoration shall include the reasonable fees of the Construction Manager.

          (e)   If the proceeds arc deposited with Landlord, Landlord shall hold, apply, make available and pay over to Tenant the proceeds in the same manner as is provided for Landlord with respect to Casualty Proceeds under the provisions of Article 9 (except that no Voluntary Alterations shall be made with such condemnation proceeds) and upon the completion and payment of the cost of the Partial Restoration, the balance of the proceeds held by Landlord may be retained by Landlord.

        Section 16.3.    Termination Upon Partial Taking.

          (a)   In the event of a Taking of less than the entire Demised Premises (i) Tenant may elect to cancel this Lease (A) in the event the area remaining following the Taking shall not be sufficient, in the reasonable judgment of Tenant, to enable Tenant to continue the operation of its business therein in substantially the manner in which such business was being conducted immediately prior to such Taking, or (B) if such Taking materially adversely impairs the means of access to the Building or the entrances or lobby of the South Building, or (ii) Landlord may elect to terminate this Lease if in the reasonable judgment of Landlord and as a result of a Taking of a portion of the Building, the Building could not be operated in an economically viable manner, provided that the party entitled to cancel the Lease serves the other party with a notice of election to cancel not later than ninety (90) days after the date of taking. Upon the giving of such notice, this Lease shall terminate on the thirtieth (30th) day following the date of receipt of such notice and the Minimum Rent and Additional Rent shall be apportioned as of the date of taking, with respect to the portion of the Demised Premises taken, and as of such termination date with respect to the remainder of the Demised Premises.

          (b)   In the event a partial taking shall occur in the last two (2) years of the Term, either Landlord or Tenant, irrespective of the area of the space remaining, may elect to cancel this Lease and the Term hereby granted, provided such party shall have, within ninety (90) days after such taking, given notice to that effect to the other party and, upon the receipt of such notice, the Minimum Rent and Additional Rent shall be apportioned and paid to the date of expiration of the Term specified and this Lease and the Term hereby granted shall cease, expire and come to an end upon the expiration of the ninety (90) days specified in said notice, provided, however, that neither Landlord nor Tenant shall have the right to cancel this Lease if, prior to the end of such ninety (90) day period, Tenant shall have delivered to Landlord notice of its irrevocable election to thereafter extend this Lease pursuant to Article 29 hereof, in which event neither Landlord nor Tenant may elect to terminate this Lease other than on the basis set forth in Section 16.3(a) of this Lease.

        Section 16.4.    Awards.    In the event that this Lease is terminated pursuant to Section 16.1 or 16.3, Landlord shall be entitled to receive the entire award and compensation for the Taking, without deduction for any estate vested in Tenant by this Lease (or any value attributable thereto). Tenant hereby assigns to Landlord any and all right, title and interest which the Tenant may have in or to any such award and compensation (other than Tenant's claim for statutory moving expenses, if any); and Tenant agrees to execute and file any and all applications, statements, documents, and instruments necessary or desirable to facilitate Landlord's collection of any such award and compensation. Notwithstanding anything to the contrary contained in this Section 16.4, Tenant shall have the right, at its sole cost and expense, to prosecute a direct claim against a condemning authority for the value of any fixtures or equipment furnished or installed in the Demised Premises by Tenant and for Tenant's moving expenses; provided, however, that no such claim shall diminish or otherwise adversely affect any award(s) made for the Land and/or the Improvements. In the event that Tenant is not permitted to make a separate claim for such items in such proceeding, Landlord shall prosecute all claims in such proceeding on behalf of both Landlord and Tenant, in which event Tenant may, if it so elects and at its expense, join with Landlord in such proceeding, retain co-counsel, attend hearings, present arguments and generally participate in the conduct of the proceeding; provided, however, that, if Landlord incurs any additional expense because of Tenant's exercising its rights under this sentence, Tenant will bear such additional expense.

        Section 16.5.    Temporary Taking.    In the event of a Taking of the whole or any part of the Demised Premises or of Tenant's interest in this Lease for a temporary use or occupancy, the Term of this Lease shall not be reduced or affected in any way and Tenant shall continue to pay in full the Rent and other charges herein reserved, without reduction or abatement, in the manner and at the times herein specified and, except only to the extent that Tenant is prevented from so doing pursuant to the terms of the order of the condemning authority, Tenant shall continue to perform and observe all of the other terms of this Lease as though such temporary taking had not occurred. However, Tenant shall be entitled to the portion of the award or compensation for such temporary Taking (after subtraction of all necessary and proper expenses of collection incurred by Landlord) equal to the Rents payable hereunder during the period covered, together with such additional reasonable and actual expenses as Tenant incurs in connection with relocation to alternate space for the period of such temporary Taking. The balance of the award and compensation shall be payable to Landlord. In addition, Landlord shall be entitled to collect from such award the total estimated cost of restoring the Demised Premises after the termination of such temporary use, which amount shall be made available to Tenant when and if, during the Term of this Lease, Tenant shall obtain possession and shall proceed with restoring the same as nearly as possible to the conditions which the Demised Premises were immediately prior to such temporary Taking, with such changes and alterations as Tenant may elect to make at its own expense in conformity with the provisions of Article 9.

        Section 16.6.    Arbitration.    If the order or decree in any condemnation or similar proceedings shall fail to determine the separate amounts to be awarded to those who are entitled to such amounts hereunder, and if Landlord and Tenant do not agree thereon within thirty (30) days after the final award or awards shall have been fixed and determined, such separate amounts shall be determined by arbitration, but the arbitrators shall be bound by the provisions of this Article 16 in the division of such award or awards.

        Section 16.7.    Interest on Proceeds.    Those who are entitled to share in any proceeds pursuant to this Article 16 shall be entitled to any interest paid on the award or awards received by them or applied for their amount.

        Section 16.8.    Right to Appear.    Landlord and Tenant shall each have the right, at their own expense, to appear in any condemnation proceeding and to participate in any and all hearings, trials and appeals therein.

        Section 16.9.    Notice.    In the event Landlord or Tenant shall receive notice of any proposed or pending Taking affecting the Building, the party receiving such notice shall promptly notify the other party of the receipt and contents thereof.

ARTICLE 17

CONDITIONAL LIMITATIONS; OTHER DEFAULTS

        Section 17.1.    Each of the following shall constitute a "Default" under this Lease:

          (a)   If Tenant fails to pay (i) any installment of Minimum Rent within five (5) days after notice from Landlord to Tenant of the failure to pay the same or (ii) any item of Additional Rent within fifteen (15) days after notice from Landlord to Tenant of the failure to pay the same;

          (b)   (i) If Tenant shall commence or institute any case, proceeding or other action (x) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

            (ii)   if Tenant shall make a general assignment for the benefit of creditors;

            (iii)  if any case, proceeding or other action shall be commenced or instituted against Tenant (x) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign relating to bankruptcy, insolvency, reorganization or relief of debtors, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (A) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (B) remains undismissed for a period of sixty (60) days;

            (iv)  if any case, proceeding or other action shall be commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its property or against its interest in this Lease which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

            (v)   if a trustee, receiver or other custodian is appointed for all or substantially all of the assets of Tenant or against Tenant's interest in this Lease, which appointment is not vacated or stayed within seven (7) business days;

            (vi)  if any execution or attachment shall be issued against Tenant or any of Tenant's property whereupon the Demised Premises shall be taken or occupied by someone other man Tenant; or

          (c)   If Tenant shall default in the observance or performance of any term, agreements, covenant, provision or condition of this Lease on Tenant's part to be observed or performed (other than those specified in clauses (a), (b) and (e) of this Section 17.1), and if Tenant shall have failed to comply with or remedy any default specified in this clause (c) within thirty (30) days after notice thereof from Landlord, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said thirty (30) day period, and if Tenant shall not have diligently commenced curing such default within such thirty (30) day period, and if Tenant shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default; or

          (d)   If there shall be any material default by Tenant under the Shared Services Agreement and if Tenant shall have failed to comply with or remedy any such default within sixty (60) days after notice thereof from Landlord, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said sixty (60) day period, and if Tenant shall not have diligently commenced curing such default within such sixty (60) day period, and if Tenant shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default; or

          (e)   If Tenant shall default in the performance of any obligation of Tenant under Articles 34 or 37 and such default shall continue for a period in excess of thirty (30) days following the giving of written notice by Landlord to Tenant (or, (A) if such default is of a nature that it cannot reasonably be cured within such 30-day period, if Tenant shall fail to commence the cure within such 30-day period and thereafter diligently pursue such cure to completion or (B) if such default is of an emergency nature, then such thirty (30) day period shall be reduced to a reasonable period given the circumstances of the default).

In each such event set forth in clauses (a), (c) or (d) of this Section 17.1, Landlord may, at its option, serve a second written notice ("Second Default Notice") upon Tenant, which such notice shall specifically refer to this Section 17.1 and shall state in bold, uppercase type on the first page thereof: FAILURE TO CURE THE DEFAULT DESCRIBED HEREIN WITHIN TWO DAYS FROM THE DATE HEREOF IN THE CASE OF A MONETARY DEFAULT OR FIVE DAYS FROM THE DATE HEREOF IN THE CASE OF A NON-MONETARY

DEFAULT SHALL RESULT IN A TERMINATION OF THE LEASE AT ONE MADISON AVENUE.

        Section 17.2.    In the case of (a) a Default described in Section 17.1(b), (b) a Default described in Section 17.1(a) which is not cured by Tenant within two (2) days from receipt of the Second Default Notice and/or (c) a Default described in Section 17.1 (c) or (d) which is not cured by Tenant within five (5) days from receipt of the Second Default Notice, Landlord may, at its option, serve a written five (5) days' notice of cancellation of this Lease upon Tenant, and upon the expiration of said five (5) days, this Lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the Expiration Date and Tenant shall then quit and surrender the Demised Premises to Landlord but Tenant shall remain liable as hereinafter provided.

        Section 17.3.    If the five (5) day notice provided for in Section 17.2 hereof shall have been given, and the Term shall expire as aforesaid, then, and in any of such events, Landlord may re-enter the Demised Premises and dispossess Tenant and the legal representative of Tenant or other occupants of the Demised Premises by summary or other legal proceedings and remove their effects and hold the Demised Premises as if this Lease had not been made.

        Section 17.4.    In the case of a Default described in Section 17.1(e), if such Default shall impair any Landlord Party's ability to use the Landlord Space for the conduct of its business, then, to the extent that such default can be cured by the performance of work entirely within the Landlord Space, Landlord may perform such work on Tenant's behalf and at Tenant's sole cost and expense. Any such work performed by Landlord shall be performed in accordance with and subject to all of the terms, covenants and conditions of this Lease. Tenant shall reimburse Landlord, within thirty (30) days after delivery of an invoice, for Landlord's costs and expenses plus interest at the Interest Rate charged from the date the costs and expenses were incurred by Landlord until the date paid in full. In the event Tenant fails to reimburse Landlord for Landlord's costs and expenses, within such thirty-day period, Landlord shall be entitled to offset the amount owed by Tenant against the next installment(s) of Operating Payments, Tax Payments and Electricity Submeter Charges due hereunder. Notwithstanding anything to the contrary set forth herein, Landlord shall not have the right to terminate this Lease in the case of a Default described in Section 17.1(e).

        Section 17.5.    Notwithstanding any expiration or termination prior to the Lease expiration date as set forth in this Article 17, except as provided in Article 18 hereof, Tenant's obligation to pay Minimum Rent and Additional Rent under this Lease shall continue to cover all periods up to the Expiration Date.

        Section 17.6.    Anything contained in this Article 17 to the contrary notwithstanding, if any termination of this Lease pursuant to this Article 17 shall be stayed by order of any court having jurisdiction over any proceeding described in Section 17.1(b) hereof, or by federal or state statute, then, following the expiration of any such stay, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant's obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord's right, title and interest in and to the Demised Premises or adequate assurance of the complete and continuous future performance of Tenant's obligations under this Lease as provided in Section 14.14(c), Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) days' notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said five (5) day period this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall quit and surrender the Demised Premises as aforesaid.

        Section 17.7.    If at any time, (i) Tenant shall be comprised of two (2) or more persons, or (ii) Tenant's obligations under this Lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant's interest in this Lease shall have been assigned, the word "Tenant", as used in Section 17.1(b), shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant's obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 17.1(b) shall be deemed paid as compensation for the use and occupation of the Demised Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of rental or a waiver on the part of Landlord of any rights under this Article 17.

ARTICLE 18

REMEDIES OF LANDLORD: WAIVER OF REDEMPTION

        Section 18.1.    In ease of any such re-entry, expiration and/or dispossession by summary proceedings or other legal proceedings as set forth in Article 17 hereof (a) the rent shall become due thereupon and be paid up to the time of such re-entry, expiration and/or dispossession, together with such expenses as Landlord may reasonably incur for legal expenses, reasonable attorneys' fees and expenses, brokerage fees, and/or putting the Demised Premises into the condition in which Tenant would have been obligated to deliver the Demised Premises on the Expiration Date; (b) Landlord may re-let the Demised Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent; and/or (c) Tenant shall, in addition to the other rights and remedies Landlord has, or may claim by virtue of any other provision contained herein or by virtue of any statute or rule of law, also pay Landlord as liquidated damages (and not as a penalty) for the failure of Tenant to observe and perform said Tenant's covenants, agreements, terms, provisions and conditions herein contained: (y) any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the Lease or leases of the Demised Premises (or, in the event that Landlord or any Affiliate of Landlord, at its or their option but without any obligation to do so, re-occupies any portion of the Demised Premises, the fair market rental value attributable to the portion of the Demised Premises so occupied for the period of such occupancy) for each month of the period which would otherwise have constituted the balance of the term of this Lease, or, at Landlord's option, but in lieu of any other damages which may otherwise be recoverable by Landlord hereunder with respect to the loss of the benefit of Landlord's bargain, (z) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then present value of the excess (employing a discount factor equal to the Treasury Rate, as such term is hereinafter defined), if any, of (i) the aggregate amount of the Minimum Rent and the Additional Rent which would have been payable by Tenant (conclusively presuming the average monthly Additional Rent to be the same as were payable for the last twelve (12) calendar months, or if fewer than twelve (12) calendar months have then elapsed from the Effective Date, all of the calendar months following the Effective Date) for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the date contemplated as the expiration date hereof if this Lease had not so terminated or if Landlord had not so re-entered the Demised Premises, over (ii) the aggregate fair market rental value of the Demised Premises for the same period. The failure or refusal of Landlord to re-let the Demised Premises or any part or parts thereof shall not release or affect Tenant's liability for damages. In computing such liquidated damages there shall be added to the said deficiency such actual out-of-pocket expenses as Landlord may reasonably incur in connection with re-letting, such as legal expenses, reasonable fees, brokerage fees and for keeping the Demised Premises in good order or for preparing the same re-letting. Any liquidated damages payable to clause (y) of this Section 18.1 shall be paid in monthly installments by Tenant on the rent days specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding. Landlord, at Landlord's option, may make such alterations, repairs, replacements and/or decorations in the Demised Premises as Landlord, in Landlord's reasonable judgment, considers advisable and necessary for the purpose of re-letting the Demised Premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure or refusal to re-let the Demised Premises or any parts thereof, or, in the event that the Demised Premises are re-let, for failure to collect the rent thereof under such re-letting. For purposes hereof, the term "Treasury Rate" shall mean the yield in percent per annum of the Treasury Constant Maturities for ten (10) year terms as published in document H.15 (519) (presently published by the Board of Governors of the Federal Reserve System titled "Federal Reserve Statistical Release") for the calendar week immediately preceding the calendar week in which the Treasury Rate is to be determined. If the publishing of the yield of Treasury Constant Maturities is ever discontinued, then the Treasury Rate shall be based upon the index which the Board of Governors of the Federal Reserve System publishes in replacement or, if no such replacement index is published, the index which, in Landlord's reasonable determination, most nearly corresponds to the yield of the Treasury Constant Maturities.

        Section 18.2.    Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant's being evicted or dispossessed for any cause, or in the event of Landlord's obtaining possession of the Demised Premises, by reason of the violation by Tenant of any of the covenants, terms, provisions and conditions of this Lease or otherwise (beyond applicable notice and grace periods).

        Section 18.3.    Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of Article 17 or under any provision of law, or had Landlord not re-entered the Demised Premises. Except as expressly set forth in Section 18.1 hereof, nothing herein contained shall be construed to limit or preclude recovery by Landlord or Tenant against the other of any sums or damages to which, in addition to the damages particularly provided herein, such party may lawfully recover.

        Section 18.4.    In the event of a breach or threatened breach by either Landlord or Tenant of any of the covenants, agreements, terms, provisions and conditions hereof, the non-breaching party shall have the right to seek an injunction and the right to invoke any remedy allowed at law or in equity, and the mention in this law of any particular remedy shall not preclude Landlord or Tenant from any other remedy, at law or in equity, except as expressly set forth in Section 18.1 hereof and except for consequential and punitive damage, which consequential and punitive damages Landlord and Tenant each hereby waive and release.

        Section 18.5.    Right to Perform.    If Tenant shall fail to pay any Imposition or make any other payment required to be made under this Lease or shall default in the performance of any other covenant, agreement, term, provision or condition herein contained, Landlord, without being under any obligation to do so and without thereby waiving such failure or default, may make such payment or remedy such other default for the account and at the expense of Tenant, immediately and without notice in the case of emergency, or in any other case provided Tenant shall fail to make such payment or remedy such default within the applicable grace period specified in Section 17.1 after Landlord shall have notified Tenant of such failure or default. Bills for any expense incurred by Landlord in connection therewith, and bills for all costs, expenses and disbursements of every kind and nature, including, without limitation, reasonable attorneys' fees and expenses, involved in collection or endeavoring to enforce any right against Tenant, under or in connection with this Lease, or pursuant to law, including, without limitation, any such costs, expenses and disbursements involved in instituting and prosecuting summary proceedings, as well as bills for any property, material, labor or services provided, furnished or rendered, or caused to be furnished or rendered, by Landlord to Tenant with respect to the Demised Premises and other equipment and construction work done for the account of Tenant (together with interest at the Interest Rate from the respective dates of Landlord's making of each such payment or incurring of each such cost or expense), may be sent by Landlord to Tenant monthly, or immediately, at Landlord's option, and shall be due and payable in accordance with the terms of such bills and if not paid when due the amount thereof shall immediately become due and payable as Additional Rent under this Lease.

ARTICLE 19

SURRENDER

        Section 19.1.    Condition on Surrender.    Upon the expiration or sooner termination of the Term of this Lease, Tenant shall surrender the Demised Premises, broom clean to the possession and use of Landlord without delay and, except for reasonable wear and tear and damage by fire, the elements or other casualty and condemnation, in good order, condition and repair for premises of the type, class and character of the Demised Premises, free and clear of all subtenants, lettings and occupancies other than those with respect to which Landlord has executed a non-disturbance agreement which is still in effect and of all liens and encumbrances other than those, if any, to which this Lease is now subject or which may hereafter be created or consented to by Landlord or any person claiming under or through Landlord, other than Tenant or any person claiming under or through Tenant.

        Section 19.2.    Removal of Specialty Alterations.

          (a)   Landlord shall have the right to elect to have Tenant remove some or all of Tenant's Specialty Alterations by giving written notice to Tenant no earlier than twenty four (24) months prior to the Expiration Date and no later than twelve (12) months prior to the Expiration Date. Upon such written request to Tenant, Tenant shall, at its sole cost and expense, remove such Specialty Alterations on or before the Expiration Date or sooner termination of this Lease, restore the Demised Premises to the condition existing prior to the installation of such Specialty Alterations and repair all damage to the Demised Premises, if any, resulting from such removal. Landlord shall also have the right (without giving the aforesaid notice) to remove any such Specialty Alterations within six months after the Expiration Date or sooner termination of the Term. In the event Landlord so removes such Specialty Alterations, the reasonable cost of such removal and of restoring the Demised Premises to the condition existing prior to the installation of such Specialty Alterations and repairing all damage to the Demised Premises, if any, resulting from such removal shall be paid by Tenant within thirty (30) days after written demand therefor.

          (b)   Notwithstanding the foregoing, Tenant shall have the right to submit to Landlord plans and specifications for any Voluntary Alteration (whether or not Landlord's approval thereof is required under Article 9 hereof) and request that Landlord deliver to Tenant notice (the "Alteration Notice") stating whether or not such Voluntary Alteration constitutes a Specialty Alteration which Tenant would be required to remove (or Landlord could remove at Tenant's expense) pursuant to Section 19.2(a). If Landlord shall have failed to respond to Tenant's request for an Alteration Notice within twenty (20) Business Days after Tenant shall have submitted Tenant's written request therefor together with all applicable plans and specifications, then Tenant shall have the right to give to Landlord a second notice (a "Second Alteration Request"), and if Landlord shall fail to respond to such Second Alteration Request within five (5) Business Days after Landlord's receipt thereof, then Landlord shall be deemed to have determined that such Specialty Alteration need not be removed at the end of the Term, provided and on condition that the Second Alteration Request shall specifically refer to this Section 19.2(b) and shall state in bold uppercase letters on the first page thereof: "LANDLORD SHALL BE DEEMED TO HAVE DETERMINED THAT THE ALTERATION DESCRIBED IN THE SUBMITTED PLANS AND SPECIFICATIONS NEED NOT BE REMOVED AT THE END OF THE TERM IF LANDLORD FAILS TO DELIVER A NOTICE TO TENANT STATING WHETHER OR NOT TENANT WILL BE REQUIRED TO REMOVE SUCH ALTERATION WITHIN FIVE (5) BUSINESS DAYS AFTER THIS NOTICE SHALL HAVE BEEN GIVEN TO LANDLORD." If Landlord delivers an Alteration Notice stating that the proposed Tenant Alteration is a Specialty Alteration which must be removed at or prior to the Expiration Date or sooner termination of this Lease, Landlord shall not be required to deliver the notice set forth in Section 19.2(a) with respect to such Tenant Alteration, and Tenant shall be required to remove such Specialty Alteration in accordance with Section 19.2(a). As of the date hereof, none of the Alterations for which Tenant has delivered to Landlord plans and specifications constitute Specialty Alterations. The storefront installed pursuant to the sublease dated March 18, 2003 between Tenant and Walgreen Eastern Co. Inc. does not constitute a Specialty Alteration.

        Section 19.3.    Fixtures, etc.    Tenant shall remove its furniture, trade fixtures and trade equipment (not constituting part of the Demised Premises) and other personal property at or prior to the expiration or termination of this Lease and shall promptly repair any damage due to such removal.

        Section 19.4.    Abandonment of Personal Property.    Any personal property of Tenant which shall remain in the Demised Premises after the termination of this Lease may, at the option of Landlord, be deemed to have been abandoned by Tenant and either may be retained by Landlord as its property or be disposed of without accountability in such manner as Landlord may determine. Landlord shall not, at any time, be responsible for any loss or damage occurring to any property owned by Tenant except to the extent caused by the negligence or willful misconduct of Landlord or any of Landlord's agents, contractors, employees or servants.

        Section 19.5.    Intentionally omitted.

        Section 19.6.    Survival.    The provisions of this Article 19 shall survive the expiration or termination of this Lease.

ARTICLE 20

CERTIFICATE OF OCCUPANCY

        Section 20.1.    To the best of Landlord's knowledge, attached to the Original Lease as Schedule K is a photocopy of the certificate of occupancy for the Building as of February 22, 2001. Pursuant to Section 9.6(e) of the Original Lease and Section 9.6(e) hereof, Tenant was and is responsible for renewing the temporary certificate of occupancy for the South Building. Tenant will not at any time use or occupy the Demised Premises in violation of the certificate of occupancy issued for the Building. Tenant may, from time to time, with the prior consent of Landlord, not to be unreasonably withheld or delayed, modify the certificate of occupancy for the Demised Premises provided the same (i) does not permit uses other than those permitted under Article 6 of this Lease, (ii) does not adversely affect the use and occupancy of the balance of the Building, and (iii) does not result in Landlord having to perform any additions, alterations or improvements to the balance of the Building to comply with any Legal Requirement which would not have been applicable if the certificate of occupancy remained unmodified. Landlord shall not do anything to prevent the issuance of, or cause the loss or revocation of, a certificate of occupancy for the Building permitting the use thereof for office use or the Retail Space for retail use. Landlord shall not amend the certificate of occupancy for the Tower to change the use thereof. If either party's execution alone would not be sufficient to obtain a certificate of occupancy or amendment thereto for which such party may be permitted to obtain or is legally required to obtain, the other party shall, upon request by the party seeking such certificate or amendment thereto, promptly execute and deliver (or cause to be executed and delivered) all factually correct and lawful applications and consents required by Legal Requirements and/or Insurance Requirements to be filed in order to enable such certificate of occupancy or amendments thereto to be obtained, provided the party requested to sign the same thereby incurs no liability or expense which is not reimbursed.

ARTICLE 21

ARBITRATION

        Section 21.1.    Selection of Arbitrator.    Whenever in this Lease it is provided that a dispute shall or may be submitted to or be determined by arbitration, the arbitration shall be conducted as provided in this Article 21. The party desiring such arbitration shall give notice to that effect to the other, and within ten (10) days after such notice is given, the matter shall be submitted to arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or its successor) providing for a single arbitrator. In deciding the dispute, the arbitrator shall act in accordance with the rules then in force of the American Arbitration Association, subject, however, to such limitations as may be placed upon them by the provisions of this Lease, In the event that the American Arbitration Association or a nationally recognized successor shall not then be in existence, the arbitration shall proceed under the provisions of another generally recognized arbitration association selected by Tenant and reasonably approved by Landlord. Landlord and Tenant shall be entitled to present evidence and argument to the arbitrator. The decision of the arbitrator shall be conclusive upon the parties for all purposes of this Lease, and judgment thereon may be entered in any court of competent jurisdiction.

        Section 21.2.    Matters Arbitrable.    The rights and/or obligations of Landlord and Tenant to submit a dispute to arbitration are limited to disputes arising under those provisions of this Lease which specifically provide for arbitration.

ARTICLE 22

QUIET ENJOYMENT

        Section 22.1.    Covenant.    As long as this Lease shall remain in full force and effect and Tenant shall not be in Default of any of the terms or conditions of this Lease, Tenant shall peaceably and quietly enjoy the Demised Premises hereby demised for the term of this Lease, without hindrance or molestation by anyone claiming by, through or under Landlord, subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease.

ARTICLE 23

CERTIFICATES

        Section 23.1.    Landlord and Tenant shall, without charge, at any time and from time to time, within ten (10) business days after request by the other party, deliver a written instrument to the requesting party or any other person, firm or corporation specified by the requesting party, duly executed, stating, as applicable:

          (a)   that this Lease is unmodified and in full force and effect or, if there has been any modification, that the same is in full force and effect as modified and stating any such modification;

          (b)   whether or not, to the knowledge of the certifying party, there are then existing any setoffs or defenses against the enforcement of any of the agreements, terms, provisions, covenants, or conditions of this Lease and any modification thereof upon the part of the certifying party to be performed or complied with, and, if so, specifying in reasonable detail the specific facts, aspects of, circumstances or basis of the same;

          (c)   the dates to which the Minimum Rent and Additional Rent have been paid; and

          (d)   whether the term of this Lease has commenced and Rent become payable thereunder, and whether Tenant has accepted possession of the Demised Premises and any additional information such party may reasonably request.

If Tenant should fail to deliver the requested estoppel certificate within the foregoing ten (10) business day period, Landlord may serve a second notice on Tenant specifying that Tenant's failure to deliver the same within ten (10) business days of Tenant's receipt of that notice shall at Landlord's option be, and be deemed, a Default under this Lease and any failure by Tenant to deliver the same within such ten (10) business day period shall, at Landlord's option, be deemed to be a Default hereunder.

ARTICLE 24

NOTICES

        Section 24.1.    Service of Notices.    Any notice or demand, consent, approval or disapproval (collectively, "Notice") required or permitted to be given by the terms and provisions of this Lease, or by any Legal Requirement, either by Landlord to Tenant or by Tenant to Landlord, shall be in writing. Unless otherwise required by such Legal Requirement, such notice, demand, consent, approval or disapproval (other than for bills for Minimum Rent or Additional Rent) shall be given, and shall be deemed to have been served and given, if sent by prepaid nationally recognized overnight express service and same shall be deemed delivered and effective the next Business Day after deposit with such carrier. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. If such notice is from Landlord to Tenant, such notice shall be addressed to Tenant, at 11 Madison Avenue, New York, New York 10010-3629, Attention: Managing Director, Corporate Services, with a copy thereof simultaneously being sent by the same mailing procedure to Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, Attention: Chris M. Smith, Esq. and with a copy of any notice of default to Tenant simultaneously being sent by the same mailing procedure, to 11 Madison Avenue, New York, New York 10010-3629, Attention: General Counsel. Such notice from Tenant to Landlord shall be addressed to the Metropolitan Life Insurance Company, Real Estate Investments, 10 Park Avenue, Morristown, New Jersey 07960, Attention: Director, New York Region Field Office, with a duplicate thereof, simultaneously being sent by the same mailing procedure to Metropolitan Life Insurance Company, 10 Park Avenue, Morristown, New Jersey 07960, Attention: Chief Counsel, Real Estate Investments, and to Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, Attention: Mark Lipschutz, Esq.

        Section 24.2.    Change of Address.    Any address or name specified above may be changed by a Notice given by the addressee to the other party in accordance with Section 24.1. hereof.

        Section 24.3.    Effective Date of Notices.    All Notices shall be effective upon receipt and the time period in which a response to any such Notice must be given shall commence to run from the date of receipt on the delivery confirmation or the return receipt of the notice by the addressee or the courier thereof, as the case may be. Rejection or other refusal to accept or the inability to deliver because of changed address of which no Notice was given shall be deemed to be receipt of the Notice sent. In the event that an overnight express delivery is not being accepted for delivery, Notices to Tenant may then be served by hand delivery to the addressees above Notices to Landlord may then be served by hand delivery to the Vice President, Real Estate Investments, and to the Chief Counsel, Real Estate Investments, Law Department, of Metropolitan Life Insurance Company. Either party may, by Notice as aforesaid, designate a different (i) address or addresses within the United States of America for Notices and/or (ii) representative(s) upon whom service may, as above provided, be made or effected.

ARTICLE 25

MEMORANDUM OF LEASE

        Section 25.1.    Memorandum.    At any time after the date hereof but prior to the Expiration Date, upon Tenant's request, Landlord and Tenant shall execute a memorandum of this Lease, in recordable form, in substance reasonably satisfactory to both parties. Tenant may, at its sole cost and expense, record said memorandum. Upon the expiration or sooner termination of this Lease, Tenant shall, within five (5) days of request, execute and deliver to Landlord a release of such memorandum in form required for recording and Tenant hereby irrevocably constitutes and appoints Landlord the attorney-in-fact of Tenant to execute, deliver and record such release with the appropriate recording officer or office, if Tenant shall fail to so executed and deliver such release within such five (5) day period. Said power of attorney shall be deemed a power coupled with an interest and irrevocable so long as any memorandum of this Lease remains of record. Such memorandum shall not be deemed to modify or change any provisions of this Lease.

ARTICLE 26

SUBORDINATION

        Section 26.1.    Subordination.

          (a)   When, as and if each Subordination and Non-Disturbance Agreement (and as defined herein) to be entered into under Section 26.1(c) is executed and delivered, this Lease and Tenant's rights hereunder shall be and become subject and subordinate to the applicable mortgages which may hereafter affect the Land and the Improvements (herein referred to as the "Fee Mortgages" or the "Fee Mortgage"), and to all modifications, consolidations, replacements and extensions thereof.

          (b)   The holder of any Fee Mortgage ("Fee Mortgagee") may, elect that this Lease shall have priority over such Mortgage and, upon notification by such Fee Mortgagee to Tenant, this Lease shall be deemed to have priority over such Fee Mortgage, whether this Lease is dated prior, or subsequent, to the date of such Fee Mortgage.

          (c)   The subordination of this Lease to any Fee Mortgage in accordance with Section 26.1 (a) shall be provided under an agreement executed and delivered by the Fee Mortgagee, and Tenant, and, if reasonably required by such Fee Mortgagee or by Tenant, also by Landlord, and such agreement (each such agreement, while in force, the "Subordination and Non-Disturbance Agreement") shall be in substantially the form annexed hereto as Schedule L and shall be executed by Tenant and returned to Landlord within fifteen (15) business days of Landlord's request therefor, it being understood and agreed that Tenant will agree to such reasonable changes to the Subordination and Non-Disturbance Agreement requested by the Fee Mortgagee, provided such changes (i) do not affect Tenant's rights or obligations under this Lease except to a de minimis extent, (ii) do not increase Tenant's financial obligations under this Lease and (iii) do not shorten or lengthen the Term.

        Section 26.2.    Attornment.

          (a)   If Landlord's interest in the Demised Premises is encumbered by a Fee Mortgage and such Fee Mortgage is foreclosed, or Landlord's interest in the Demised Premises is acquired by deed in lieu of foreclosure or if Landlord's interest in the Demised Premises is sold pursuant to such foreclosure or by reason of a default under said Fee Mortgage, then notwithstanding such foreclosure, such acquisition by deed in lieu of foreclosure, such sale, or such default, but subject to the provisions of any Subordination and Non-Disturbance Agreement with such Fee Mortgagee (i) Tenant shall not disaffirm this Lease or any of its obligations hereunder, and (ii) this Lease shall continue as a direct lease between such applicable Fee Mortgagee, transferee by deed in lieu of foreclosure or purchaser at such foreclosure, as the landlord under this Lease, and Tenant, as the tenant under this Lease.

          (b)   If Landlord's interest in the Demised Premises is a leasehold interest, at any time, and if Landlord's leasehold interest is terminated for any reason, then, notwithstanding such termination, the dispossession of Landlord from the Improvements, or any default by Landlord, as tenant, under any ground lease or overlease, but subject to the provisions of any Subordination and Non-Disturbance Agreement with such ground lessor, (i) Tenant shall not disaffirm this Lease or any of its obligations hereunder, and (ii) this Lease shall continue as a direct lease between such ground lessor or overlandlord, as the landlord under this Lease, and Tenant, as the tenant under this Lease, but at the request of such ground lessor or overlandlord, Tenant shall attorn to the applicable ground lessor and execute a new lease for the Demised Premises setting forth all of the provisions of this lease except that the term of such new lease shall be for the balance of the term of this Lease.

        Section 26.3.    Rights of Fee Mortgagee.

          (a)   Tenant agrees that in the event of any act or omission by Landlord which would give Tenant the right under this Lease to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise such right (i) until Tenant has given written notice of such act or omission to the holder of the Fee Mortgages whose name and address has been supplied to Tenant and which continue in existence and (ii) until a period of thirty (30) days beyond the time available to Landlord under this Lease in which to cure the breach or default by Landlord has elapsed. The holder of any Fee Mortgage shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default or default by Landlord, except to the extent that any such holder agrees to undertake otherwise in writing. In addition, as to any breach or default by Landlord the cure of which requires possession and control of the Improvements, provided only that the holder of such Fee Mortgage undertakes to Tenant by written notice to Tenant, within thirty (30) days after receipt of Tenant's notice, to exercise reasonable efforts to cure or cause to be cured such breach or default within the period permitted by this Section 26.3(a), such holder's cure period shall continue for such additional time as may reasonably be required to either (a) obtain possession and control of the Improvements and thereafter cure the breach or default with reasonable diligence and continuity or (b) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

          (b)   The provisions of Section 26.3(a) hereof shall be subject to the provisions of any Subordination and Non-Disturbance Agreement which may be entered into, and the provisions of such Subordination and Non-Disturbance Agreement shall prevail in the event of any conflict.

        Section 26.4.    No Current Fee Mortgages.    Landlord hereby represents and warrants that, as of the date of execution of this Lease, there are no Fee Mortgages or ground leases encumbering all or any portion of Landlord's interest in and to the Land and Improvements.

ARTICLE 27

MISCELLANEOUS

        Section 27.1.    Waiver of Jury.    Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Demised Premises, and/or any other claims (except claims for personal injury or property damage). It is further mutually agreed that in the event Landlord commences any summary proceeding for nonpayment of rent, Tenant will not interpose and does hereby waive the right to interpose any counterclaim (other than a compulsory counterclaim) in any such proceeding.

        Section 27.2.    No Waiver.    The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The failure of either party to insist upon the strict performance of any one of the terms of this Lease or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, right, remedy or election, but the same shall continue and remain in full force and effect. All rights or remedies of either party in this Lease specified and all other rights or remedies that either party may have at law, in equity or otherwise upon breach of any term in this Lease contained upon the part of the other party to be performed, shall be distinct, separate and cumulative rights or remedies and no one of them, whether exercised by such party or not, shall be deemed to be an exclusion of any other. The consent of either party to any act or matter must be in writing and shall apply only with respect to the particular act or matter in which such consent is given and shall not relieve either party from the obligations wherever required under this Lease to obtain the consent of the other party to any other act or matter.

        Section 27.3.    Acceptance of Rent.    Receipt or acceptance of Rent or any part thereof by Landlord shall not be deemed to be a waiver of any breach or Default under the terms of this Lease or of any right which Landlord may be entitled to exercise under this Lease. In the event that Tenant is in arrears in the payment of Rent or any part thereof, Tenant waives Tenant's rights, if any, to designate the items against which any payments made by Tenant are to be credited and Landlord may apply any payments made by Tenant to any items Landlord may determine notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

        Section 27.4.    Entire Agreement.    This Lease and the Shared Services Agreement contain the entire agreement between Landlord and Tenant and any agreement hereafter made between Landlord and Tenant shall be ineffective to change, modify, release, discharge or terminate the terms hereof in whole or in part, unless such agreement is in writing and signed by the party against which enforcement of such change, modification, waiver, release, discharge or termination is sought.

        Section 27.5.    No Recourse.

          (a)   No disclosed or undisclosed officers, shareholders, principals, directors, employees, members or servants of Landlord shall be personally liable for the performance of Landlord's obligations under this Lease.    Notwithstanding anything to the contrary contained herein, Tenant's sole recourse for the enforcement of Landlord's obligations hereunder or to satisfy a judgment for Landlord's failure to perform such obligations shall be against the Land and the Improvements (or any Casualty Proceeds or condemnation awards paid to Landlord and not applied to Restoration), and in no event shall any other assets of Landlord be subject to any claim arising herefrom, except for any claim relating to misappropriation by Landlord of, or fraud by Landlord with respect to, any Casualty Proceeds disbursed to, received by or otherwise in Landlord's custody and control.

          (b)   No disclosed or undisclosed officers, shareholders, principals, directors, employees, members or servants of Tenant shall be personally liable for the performance of Tenant's obligations under this Lease.

        Section 27.6.    Captions.    The captions of Sections in this Lease and its Table of Contents are inserted only as a convenience for reference and they in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

        Section 27.7.    Construction.    This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.

Unless otherwise specifically provided in this Lease, each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant shall be deemed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

        Section 27.8.    Consent.    Whenever in this Lease Landlord's consent or approval is required not to be unreasonably withheld, if Landlord shall delay or refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant's sole remedy shall be an action or proceeding to enforce any such provision by specific performance, injunction or declaratory judgment. The waiver of Tenant's claim and the exculpation of Landlord from liability set forth in the foregoing provisions of this Section 27.8 shall not apply in the event that it is determined in a court of competent jurisdiction by a final, unappealable judicial determination that Landlord's refusal to grant such consent was arbitrary, capricious and in bad faith.

        Section 27.9.    Invalidity.    If any term of this Lease, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and be enforced to the fullest extent permitted by law.

        Section 27.10.    Net Worth.    Whenever this Lease requires that Tenant, any Affiliate of Tenant, or any other corporation shall have at least a specified net worth, Landlord shall have a reasonable opportunity to verify any statement of net worth if Tenant, such Affiliate of Tenant or such other corporation is not a public corporation.

        Section 27.11.    Successors and Assigns.    The covenants, terms, provisions and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, assigns.

        Section 27.12.    Applicable Law.    This Lease shall be governed by the laws of the State of New York.

        Section 27.13.    Excavation; Shoring.    If an excavation shall be made upon land adjacent to or under the Improvements, or shall be authorized to be made, Tenant shall, upon reasonable advance notice (except in an emergency), afford to the person causing or authorized to cause such excavation license to enter upon the Demised Premises for the purpose of doing such work as shall be reasonably necessary to preserve the wall(s) of the Improvements from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of Minimum Rent or Additional Rent, provided that Tenant shall continue to have access to the Demised Premises, and that such work and any permanent changes to the Improvements resulting therefrom do not (a) materially reduce, interfere with or deprive Tenant of access to the Demised Premises, (b) reduce the usable floor area of the Demised Premises to the extent that the same would materially interfere with the conduct of Tenant's business at the Demised Premises or (c) materially impede the operation of Tenant's business, but if the usable floor area of the Demised Premises is permanently reduced by more than a minimal amount, the Minimum Rent and Additional Rent shall be proportionately abated (on a per square foot basis).

        Section 27.14.    Brokers.    Landlord and Tenant represent and warrant to each other that (a) the only agents or brokers with whom each dealt in connection with the Original Lease and/or the Original Premises are Insignia/ESG, Inc. ("ESG") and CSFB Realty Corp. ("CSFB Realty") and (b) neither has dealt with any agent or broker in connection with this Lease. Landlord and Tenant acknowledge that Tenant has retained CB Richard Ellis ("Ellis") as Tenant's advisor in connection with this Lease. Tenant represents and warrants that Ellis is not acting as Tenant's broker in connection with this Lease and shall not be entitled to any brokerage commission in connection herewith. Landlord has paid, in accordance with the terms of a separate written agreement with ESG, the commission, if any, due ESG in connection with the Original Lease. Tenant has paid, in accordance with the terms of a separate written agreement with CSFB Realty, the commission, if any, due CSFB Realty in connection with the Original Lease. Any consulting fees due to Ellis shall be paid pursuant to a separate letter between Landlord and Tenant. Landlord and Tenant each covenant and agree to pay, indemnify and hold the other harmless from and against any and all claims for fees, commissions and other compensation made by (i) any agent or agents other than ESG and CSFB Realty in connection with the Original Lease and/or (ii) any agent or agents in connection with this Lease, based on any dealings between Landlord or Tenant and to which the applicable party is indemnifying the other, as the case may be, together with all costs and expenses incurred by Landlord or Tenant in resisting such claims (including, without limitation, reasonable attorney's fees and expenses). The obligations of Landlord and Tenant under this Section 27.14 shall survive the expiration or termination of this Lease.

        Section 27.15.    Designated Representative.    If Landlord shall consist of more than one person or entity, the parties constituting Landlord may designate one person or entity (the "Designated Representative") to do all of the following on behalf of all of such parties: (i) to accept any payments made in connection with this Lease; (ii) to give and accept notices in connection with this Lease; (iii) to grant or deny approval of any matter covered by this Lease; and (iv) to otherwise take all such actions or omit to take such actions, from time to time, in connection with this Lease, as may be required or permitted; and each and/or all of the foregoing, if done by such Designated Representative, shall be deemed to have been done by all of the parties constituting Landlord. The Designated Representative may be changed only by giving five (5) business days prior written notice of such change to Tenant, which notice must be signed by all parties constituting Landlord.

        Section 27.16.    Financial Statements.    At Landlord's option, if Landlord so requests from time to time, Tenant shall provide to Landlord a statement of financial condition prepared in accordance with the generally accepted accounting principles or other similarly recognized principles of a foreign jurisdiction applicable to Tenant or its parent and as of the close of Tenant's fiscal year ("Financial Statement") at least once each calendar year, no later than 90 days after the end of Tenant's fiscal year. Such Financial Statement shall be prepared by an independent certified public accountant. If Tenant is required to file annual and quarterly reports with the Securities and Exchange Commission ("SEC"), Tenant shall furnish copies of the same to Landlord within thirty (30) days of the filing with the SEC; and such reports shall be deemed to satisfy the requirements of this Section, Tenant shall also provide to Landlord its most recent quarterly Financial Statement, within ten (10) days of written request therefor by Landlord, with a statement certified as required above by a duly authorized officer of Tenant indicating whether there exists any material adverse changes, if any, in Tenant's financial condition since the date of its most recent Financial Statement.

        Section 27.17.    Vaults.    Landlord shall have no responsibility for title to or any other aspect of vaults and areas, if any, now or hereafter built extending beyond the boundary line of the Land. Tenant may occupy and use the same during the Term, subject to this Lease and applicable Legal Requirements. No revocation on the part of any governmental department or authority of any license or permit to maintain and use any such vault and areas shall in any way affect this Lease or the amount of the Rent or any other charge payable by Tenant hereunder. Tenant shall comply with all such licenses and, permits, and if any such license or permit shall be revoked, Tenant shall do and perform all such work as may be necessary to comply with any order revoking the same.

        Section 27.18.    Counterparts.    This Lease may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Lease by telecopier shall be effective as delivery of a manually executed counterpart of this Lease. Any delivery of a counterpart signature by telecopier shall, however, be promptly followed by delivery of a manually executed counterpart.

        Section 27.19.    Zoning Rights.    Tenant hereby assigns to Landlord any interest of any kind in any zoning or development rights with respect to the Land and/or the Improvements which Tenant might acquire by reason of this Lease; and Tenant hereby releases to Landlord any claim or right of every kind whatsoever with respect to all such zoning or development rights (if any).

        Section 27.20.    Waiver of Consequential Damages.    Notwithstanding anything to the contrary contained in this Lease, each party hereby expressly waives and forever releases all claims against the other party for consequential damages, compensation or claims for inconvenience or loss of business, rents or profits.

        Section 27.21.    ERISA Representations.

          (a)   Tenant hereby covenants, represents and warrants that: (a) Tenant is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(l) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a "Plan"), (b) Tenant is acting on its own behalf pursuant to this Lease and not on behalf of, on account of, or for the benefit of any Plan, (c) Tenant will not assign its interest under this Lease or sublet all or any portion of the Demised Premises to a Plan or an entity whose assets constitute "plan assets" as defined in Department of Labor Regulation Section 2510.3-101 unless Tenant delivers an opinion from counsel reasonably satisfactory to Landlord that such assignment or subletting will not cause a violation of, or constitute a prohibited transaction under, ERISA, (d) Tenant will not be reconstituted as a Plan or as an entity whose assets constitute "plan assets" as defined in Department of Labor Regulation Section 2510.3-101 and (e) Tenant is not an entity whose assets constitute plan assets as defined in Department of Labor Regulation Section 2510.3-101.

          (b)   Landlord represents and warrants that it is leasing the Demised Premises on behalf of its general account which meets the requirements of the Department of Labor Class Exemption 95-60.

        Section 27.22.    No Merger of Title.    There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate or any other leasehold or subleasehold estate in the Demised Premises or any part thereof by reason of the fact that the same person, firm, corporation or other entity may acquire or own or hold, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in any such leasehold estate, and (b) the fee estate or any other leasehold or subleasehold estate in the Demised Premises or any part thereof or any interest in such fee estate or leasehold or subleasehold estate, and no such merger shall occur unless and until all persons, firms, corporations and other entities having an interest in or lien upon (i) this Lease or the leasehold estate created by this Lease and (ii) the fee estate or any other leasehold or subleasehold estate in the Demised Premises or any part thereof shall join in a written instrument effecting such merger and shall duly record the same.

        Section 27.23.    Survival of Indemnities.    Any provisions of this Lease which contain obligations of either Landlord or Tenant to indemnify the other party hereto and its respective directors, officers, shareholders, employees and agents, shall survive the expiration or other termination of the Term.

        Section 27.24.    Survival of Original Lease Obligations.    The rights and obligations of Landlord and Tenant in connection with all matters or events arising under or accruing with respect to the Original Lease during the period commencing on the Commencement Date and ending on the Effective Date, including, without limitation, arising under Section 28.10 of the Original Lease, shall survive the amendment and restatement of the Original Lease and shall be interpreted under, and governed by, the Original Lease.

        Section 27.25.    Effect of Termination of Original Lease.    In the event that the Original Lease terminates prior to the Effective Date, then this Lease shall be null and void.

        Section 27.26.    Condominium Conversion.    (a) In order to enable Landlord to realize certain real estate tax benefits granted or to be granted by the IDA, Landlord has subjected the Land and Building to a Declaration of Condominium (the "Declaration") and Landlord's ownership of the Building is either as the holder of units ("Units") in the Condominium or as the holder of the leasehold interest in certain of the Units owned or to be owned by the IDA. If and should Landlord, at any time and for any reason, terminate the Condominium, its interest in the Building and Land will be as the fee simple holder.

          (b)   Landlord shall not sell or transfer any interest in a CSFB Unit (as defined in the Declaration) to a third party unless it sells or transfers all of its interests in all CSFB Units to the same third party.

          (c)   In the event that any provision of the Declaration is held to be invalid by a court of competent jurisdiction and, as a result of such invalidity, Tenant's obligations under this Lease are increased by more than a de minimis extent or Tenant's rights under this Lease are diminished by more than a de minimis extent, Landlord shall amend the Declaration (or cause the Declaration to be amended) to the extent necessary to restore Tenant to the position it would have been in had such provision of the Declaration not have been held to be invalid.

          (d)   Landlord and Tenant hereby agree that for the purposes of Sections 6.5(a), 15.1, 28.1 and 28.10(c), Landlord shall not be deemed to be an agent of IDA.

ARTICLE 28

HAZARDOUS MATERIAL

        Section 28.1.    Obligation and Indemnity.    (a) Tenant shall (x) not cause or permit any Hazardous Material (as such term is hereinafter defined) to be brought upon, kept or used in or about the Demised Premises by Tenant, its subtenants agents, employees, contractors or invitees, without the prior written consent of Landlord (which Landlord shall not unreasonably withhold or delay as long as Tenant (i) continues occupying the Demised Premises for the specific purposes and uses permitted hereunder, (ii) demonstrates to Landlord's reasonable satisfaction that such Hazardous Material is necessary for the normal conduct of Tenant's business and (iii) demonstrates to Landlord's reasonable satisfaction that the Hazardous Material will be used, kept, stored and disposed of in a manner that complies with all Legal Requirements and the requirements of any insurance company insuring the Building regulating any such Hazardous Material so brought upon or used or kept in or about the Demised Premises during the term of this Lease) and (y) in the event that Landlord grants its consent to Tenant to use and store Hazardous Material pursuant to (x) above then Tenant covenants that (i) the Hazardous Material will be used, kept, stored and disposed of in a manner that complies with all Legal Requirements regulating the use, storage and disposal of Hazardous Material and (ii) Tenant shall discontinue such use and storage of Hazardous Material when such Hazardous Material is no longer necessary for normal conduct of Tenant's business. Notwithstanding the preceding sentence Tenant shall not generate, manufacture or produce any Hazardous Material on the Demised Premises. If Tenant breaches the obligations stated in the preceding sentences, or if the presence of Hazardous Material on or about the Demised Premises during the Term of the Lease results in contamination of the Building or any surrounding properties or any water supplies, or if the presence of such Hazardous Material injures or kills any person or damages any property of any person or entity, Tenant shall indemnify, defend and hold Landlord and IDA harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, any third party claims, the cost of any required or necessary repair, clean-up and detoxification and all amounts expended to pay for any settlement of claims or threatened claims, reasonable attorneys'

fees and expenses, consultant fees and expert fees) which arise during or after the Term of this Lease as a result of such contamination. Without limiting the foregoing, if the presence of any Hazardous Material on or about the Demised Premises caused or permitted by Tenant results in any contamination of the Building, any surrounding areas or any water supplies, Tenant shall promptly take all actions at its sole expense as are necessary to return the Building, any surrounding properties or any water supplies, to the condition existing prior to the introduction of such Hazardous Material to them; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld or delayed so long as such actions would not potentially have any material adverse long-term or short-term effect on the Building.

        Notwithstanding anything contained in the preceding paragraph Tenant shall not be required to obtain Landlord's prior consent to use, handle, store or dispose of products containing small quantities of Hazardous Material, which products are of a type customarily found in First-Class Office Buildings (such as aerosol cans containing insecticides, toner for copies, paints or paint remover), provided that Tenant shall handle, store, use and dispose of any such Hazardous Material in a safe and lawful manner and shall not allow such Hazardous Material to contaminate the Building or the equipment.

          (b)   Landlord shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Landlord Space by Landlord, its tenants (other than Tenant), agents, employees, contractors or invitees, unless such Hazardous Material is necessary for the normal conduct of Landlord's business and will be used, kept, stored and disposed of in a manner that complies with all Legal Requirements and the requirements of any insurance company insuring the Landlord Space regulating any such Hazardous Material so brought upon or used or kept in or about the Landlord Space during the Term. Landlord hereby covenants that (i) the Hazardous Material will be used, kept, stored and disposed of in a manner that complies with all Legal Requirements regulating the use, storage and disposal of Hazardous Material and (ii) Landlord shall discontinue such use and storage of Hazardous Material when such Hazardous Material is no longer necessary for normal conduct of Landlord's business. Notwithstanding the preceding sentence Landlord shall not generate, manufacture or produce any Hazardous Material on the Landlord Space. If Landlord breaches the obligations stated in the preceding sentences, or if the presence of Hazardous Material on or about the Landlord Space during the Term results in contamination of the Landlord Space or any surrounding properties or any water supplies, or if the presence of such Hazardous Material injures or kills any person or damages any property of any person or entity, Landlord shall indemnify, defend and hold Tenant harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, the cost of any required or necessary repair, clean-up and detoxification and all amounts expended to pay for any settlement of claims or threatened claims, reasonable attorneys' fees and expenses, consultant fees and expert fees) which arise during or after the Term as a result of such contamination. Without limiting the foregoing, if the presence of any Hazardous Material on or about the Landlord Space caused or permitted by Landlord results in any contamination of the Landlord Space, any surrounding areas or any water supplies, Landlord shall promptly take all actions at its sole expense as are necessary to return the Landlord Space, any surrounding properties or any water supplies, to the condition existing prior to the introduction of such Hazardous Material to them; provided that Tenant's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld or delayed.

        Landlord shall be allowed to use, handle, store or dispose of products containing small quantities of Hazardous Material, which products are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints or paint remover), provided that Landlord shall handle, store, use and dispose of any such Hazardous Material in a safe and lawful manner and shall not allow such Hazardous Material to contaminate the Landlord Space.

        Section 28.2.    Hazardous Material Defined.    As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any state or local governmental, quasi governmental or other regulatory authority, or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) designated as a "Hazardous Substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (ii) defined as a "Hazardous Waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), (iii) defined as a "Hazardous Substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601) or (iv) any other flammable explosives, radioactive materials, hazardous wastes or materials, toxic waste or material or other similar substances.

        Section 28.3.    Landlord's Rights to Enter.    Without in any way limiting Landlord's other rights under this Article 28, Landlord, in its reasonable discretion, shall have the right, at any reasonable time during the Term and upon reasonable prior notice, to enter the Demised Premises for purposes of inspecting the Demised Premises and conducting any tests, samplings, borings and analysis ("Testing") that Landlord deems reasonably necessary for the purpose of determining whether the Building or surrounding properties have been contaminated. Tenant shall reimburse Landlord for the reasonable cost and expense incurred by Landlord if the Testing discloses a violation by Tenant of its obligations under this Article 28 and Tenant shall pay same as Additional Rent within thirty (30) days after written demand is made by Landlord.

        Section 28.4.    Remedies, etc,    (a) In the event that Tenant is in violation of its obligations contained in this Article 28 or, except as provided in Sections 28.10 and 28.11 hereof, in the event that Landlord reasonably believes that an environmentally hazardous condition exists or potentially exists on the Demised Premises (or the Building or surrounding properties if such condition is a result of or related to Tenant's use, occupancy or activities on the Demised Premises) then:

            (i)    Tenant shall take immediate action to remedy such condition, including clean-up and removal of the Hazardous Material and the delivery of same to properly licensed locations for the disposal of the Hazardous Material,

            (ii)   Landlord may itself remove the Hazardous Material in any way that Landlord deems appropriate without in any way eliminating or reducing Tenant's liability or obligation to indemnify Landlord as set forth in Section 28.1(a) of this Article 28. In the event that Landlord elects to remedy a hazardous condition pursuant to this subsection 28.4(a)(ii), then Tenant shall, from time to time, pay to Landlord, as Additional Rent within thirty (30) days after demand, all reasonable amounts expended by Landlord in connection therewith, or

            (iii)  Landlord may require that Tenant immediately cease use and storage of such Hazardous Material if such continued use and storage shall materially increase the costs and expenses for which Tenant is obligated to indemnify Landlord pursuant to Section 28.l(a) of this Article 28 or entails a material risk of such increased cost or expense or if such continued use exposes Landlord to any risk of criminal liability.

          (b)   In the event that Landlord is in violation of its obligations contained in this Article 28 or in the event that Tenant reasonably believes that an environmentally hazardous condition exists in potentially exists on the Landlord Space (or the surrounding properties if such condition is a result of or related to Landlord's use, occupancy or activities in the Landlord Space) then:

            (i)    Landlord shall take immediate action to remedy such condition, including clean-up and removal of the Hazardous Material and the delivery of same to properly licensed locations for the disposal of the Hazardous Material,

            (ii)   Tenant may itself remove the Hazardous Material in any way that Tenant deems appropriate without in any way eliminating or reducing Landlord's liability or obligation to indemnify Tenant as set forth in Section 28.1(b). In the event that Tenant elects to remedy a hazardous condition pursuant to this subsection 28.4(b)(ii), then Landlord shall, from time to time, pay to Tenant within thirty (30) days after demand, all reasonable amounts expended by Tenant in connection therewith, or

            (iii)  Tenant may require that Landlord immediately cease use and storage of such Hazardous Material if such continued use and storage shall materially increase the costs and expenses for which Landlord is obligated to indemnify Tenant pursuant to Section 28.1(b) or entails a material risk of such increased cost or expense or if such continued use exposes Tenant to any risk of criminal liability.

        Section 28.5.    Investigations.    (a) Tenant shall promptly notify Landlord of any investigations, audits or legal action conducted or filed by or any subpoenas it receives from any Public Authority with respect to the Demised Premises in connection with Hazardous Materials or Tenant's business at the Demised Premises and Tenant shall send Landlord copies of all notices, filings, reports, etc. Tenant receives or delivers to any Public Authority in connection with Hazardous Materials at the Demised Premises.

          (b)   Landlord shall promptly notify Tenant of any investigations, audits or legal action conducted or filed by or any subpoenas it receives from any Public Authority with respect to the Landlord Space in connection with Hazardous Materials or Landlord's business at the Landlord Space. Landlord shall send Tenant copies of all notices, filings, reports, etc. Landlord receives or delivers to any Public Authority in connection with Hazardous Materials in respect of the Landlord Space.

        Section 28.6.    Intentionally omitted.

        Section 28.7.    Material Default, Survival.    Notwithstanding anything contained elsewhere in this Article 28 Tenant's failure to comply with any provisions of this Article 28 within thirty (30) days after notice thereof from Landlord (or if the said failure complained of shall be of a nature that the same cannot be completely cured or remedied within said thirty (30) day period, and if Tenant shall not have diligently commenced curing such failure within such thirty (30) day period, and if Tenant shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such failure) shall be deemed a material default by Tenant, enabling Landlord to exercise any of the remedies set forth in this Lease. All provisions of this Article 28 shall survive the expiration or sooner termination of the Term of this Lease.

        Section 28.8.    Reference to Other Provisions.    The provisions set forth in this Article 28 shall in no way be deemed to conflict with, restrict or in any way modify the provisions set forth in Article 15 of this Lease.

        Section 28.9.    ACP-5.    Landlord has delivered to Tenant all ACP-5 certificates covering the Demised Premises which Landlord has in its possession.

        Section 28.10.    Asbestos.

          (a)   To the extent that any exposed asbestos containing materials are present in the tenant-usable areas of the Sixth Floor Space (excluding non-tenant usable areas such as, without limitation, perimeter columns, steel beams and areas behind core walls) which are required to be removed in order for Tenant to obtain an ACP-5 Certificate and build out such Sixth Floor for Tenant's use and occupancy or for use by Tenant, then Tenant shall give prompt notice thereof to Landlord, and as Tenant's sole remedy, Landlord shall reimburse Tenant for the reasonable cost of removing or encapsulating such exposed asbestos containing materials as so required.

          (b)   To the extent that any exposed asbestos containing materials are present in the non-tenant usable areas of the Sixth Floor Space, including, without limitation, perimeter columns, steel beams and areas behind core walls, which are required to be removed in order for Tenant to obtain an ACP-5 Certificate and build out such area for Tenant's use and occupancy, then Tenant shall give prompt notice thereof to Landlord, which notice shall contain estimates of (x) the cost of remediation or encapsulation of such asbestos and (y) if the build out can be reasonably accomplished by altering or reconfiguring the design thereof, the increased cost to Tenant of reconfiguring or altering its build out so as not to encounter such asbestos, as estimated (at Landlord's expense) by a reputable architect, engineer or contractor reasonably acceptable to Landlord. At Landlord's option, Tenant shall either (i) remediate or encapsulate such asbestos or (ii) reconfigure or alter its build out so as not to encounter such asbestos, and as Tenant's sole remedy, Landlord shall reimburse Tenant, within thirty (30) days after written demand therefor, for the reasonable cost of remediating or encapsulating such exposed asbestos containing materials or the reasonable increased cost to Tenant of reconfiguring or altering its build out so as not to encounter such asbestos containing materials, as applicable.

          (c)   Notwithstanding that joint or concurrent liability may be imposed upon Landlord or IDA by a Legal Requirement, Tenant will, except to the extent caused by the negligence or tortious act or omission of Landlord, IDA or any of their agents, officers, contractors, employees, servants and invitees, indemnify and save harmless Landlord and IDA against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects' and attorneys' fees and expenses, which may be imposed upon, or incurred by, or asserted against Landlord and/or IDA by reason of Tenant's removal, remediation and/or encapsulation of asbestos containing materials in the Demised Premises.

          (d)   If Tenant ceases performing its build out in at least 7,500 square feet of the Sixth Floor Space because Tenant, in its reasonable judgment using standard construction practice, has isolated or cordoned off such portion of the Sixth Floor Space while the remediation and/or removal of asbestos containing materials is being performed, then provided that Tenant performs such remediation and/or removal as expeditiously as reasonably possible, Tenant shall be entitled to a credit against Minimum Rent (which may be added to the rent credit described in Section 4.3(b)) with respect thereto equal to the product of (i) $40.00 times the number of rentable square feet which has been isolated or cordoned off during such remediation and/or removal and (ii) a fraction, the numerator of which is the number of days that such portion of the Sixth Floor Space is isolated or cordoned off and the denominator of which is 365.

        Section 28.11.    Other Hazardous Materials.

          (a)   To the extent that any materials which are Hazardous Materials (other than asbestos) on the date of this Lease are present in the Sixth Floor Space on the Space Delivery Date (other than Hazardous Materials which result from contamination caused by the introduction by Tenant of Hazardous Materials to portions of the Demised Premises then occupied by Tenant) and are required to be removed or remediated by any Legal Requirement applicable on the date of this Lease, then Tenant shall give prompt notice thereof to Landlord, and as Tenant's sole remedy, Landlord shall, at Landlord's sole cost and expense, remove or remediate such Hazardous Materials in compliance with applicable Legal Requirements.

          (b)   Notwithstanding that joint or concurrent liability may be imposed upon Tenant by a Legal Requirement, Landlord will, except to the extent caused by the negligence or tortious act or omission of Tenant or any of its agents, officers, contractors, employees, servants and invitees, indemnify and save harmless Tenant against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects' and attorneys' fees and expenses, which may be imposed upon, or incurred by, or asserted against Tenant by reason of Landlord's removal or remediation of Hazardous Materials in the Demised Premises.

ARTICLE 29

RENEWAL OPTIONS

        Section 29.1.    Provided that (i) this Lease has not been earlier terminated, (ii) no Material Monetary Default or material non-monetary Default exists at the time of the exercise of the within applicable option or at commencement of the applicable Extension Term and (ii) Tenant, as of the date that Tenant exercises the within applicable option and the commencement date of the applicable extension term, occupies at least seventy-five (75%) percent of the Demised Premises (it being agreed that for purposes of calculating the amount of space occupied by Tenant, there shall be included any space which Tenant would be occupying but for (x) the untenantability thereof or (y) the then actual performance therein of Improvements for Tenant's own use), Tenant shall have the right to extend the term of this Lease with respect to the entire Demised Premises for three (3) successive extension periods of five (5) years each (hereinafter referred to individually as an "Extension Term" and collectively as the "Extension Terms"), the first of which periods (the "First Extension Term") shall commence on the day following the last day of the initial lease term (provided the initial lease term shall not have been theretofore terminated), the second of which periods (the "Second Extension Term") shall commence on the day following the last day of the First Extension Term (provided the First Extension Term shall not have been theretofore terminated) and the third of which periods (the "Third Extension Term") shall commence on the day following the last day of the Second Extension Term (provided the Second Extension Term shall not have been theretofore terminated). The within described options shall be exercisable only in the following manner: Tenant shall, no later than thirty (30) months prior to the last day of the (i) initial term of this Lease, in the case of the First Extension Term, (ii) First Extension Term, in the case of the Second Extension Term and (iii) Second Extension Term, in the case of the Third Extension Term, give to Landlord written notice (the "Exercise Notice"), pursuant to and in accordance with the terms of Article 24 hereof, of Tenant's election to extend this Lease on the covenants, terms, provisions, agreements and conditions as hereinafter provided in Section 29.2 hereof. In the event of the failure of Tenant to give the Exercise Notice in accordance herewith with respect to any of Tenant's options hereunder, Landlord shall give Tenant a notice thereof (the "Reminder Notice") advising Tenant that Tenant is required to exercise its option with respect to the Extension Term in question by giving notice to Landlord within thirty (30) days from the giving of the Reminder Notice. If Tenant shall fail to give the Exercise Notice within the 30-day period after the giving of the Reminder Notice, time being of the essence, Tenant's right to extend shall be conclusively deemed to have been waived and the term shall not be extended beyond the then established expiration date provided for under this Lease. At the request of either party following the exercise of an appropriate option to extend, both parties agree to execute a confirmatory agreement confirming the extension and the newly extended expiration date; provided that the failure to execute a confirmatory agreement shall not invalidate Tenant's exercise of its option hereunder. Following the exercise of the option to extend for the First Extension Term, there shall be no further rights on the part of Tenant to further extend this Lease other than for the Second Extension Term and Third Extension Term. Following the exercise of the option to extend for the Second Extension Term, there shall be no further rights on the part of Tenant to further extend this Lease other than for the Third Extension Term. Following the exercise of the option to extend for the Third Extension Term, there shall be no further right on the part of Tenant to further extend this Lease.

        Section 29.2.    Each of the Extension Terms shall be on the same covenants, terms, provisions and conditions as the initial term of this Lease (other than Sections 4.3 and 28.10(d)) except that (i) there shall be no right to renew this Lease (a) beyond the Second Extension Term and Third Extension Term in the case of the First Extension Term, (b) beyond the Third Extension Term in the case of the Second Extension Term or (c) in the Third Extension Term and (ii) the Minimum Rent for the applicable Extension Term shall be an amount equal to the "fair market rent," as hereinafter defined, of the Demised Premises for the applicable Computation Period, as of the first day of the applicable Extension Term as determined by agreement of the parties or by decision of the referee in the manner as specified in Article 30 hereof.

        Section 29.3.    Notwithstanding anything hereinbefore contained to the contrary, "fair market rent" shall be determined in accordance with the procedures set forth in Article 30 and shall mean the Minimum Rent that a tenant would pay for the "direct initial" (i.e., non-renewal) lease of the Demised Premises, taking into account (and disregarding, as applicable) the factors described in this Section 29.3 and Section 29.4 hereof, and assuming, subject to this Section 29.3 and Section 29.1 hereof, that the Demised Premises were being hypothetically rented on the open market to a third party in its then "as is" condition (i. e., without any further Landlord's work, rent concessions or construction or other allowance on a direct basis), that the tenant availability for this space is competitive and Landlord has had sufficient time to locate this third party, and that the term of the Lease is fifteen (15) years, not five years.

        Section 29.4.    Each appraiser selected by Landlord or Tenant and any referee selected pursuant to Section 30.2 of this Lease are hereby directed to include the following (as well as any other factors either of such appraisers or the referee deems relevant) criteria in their respective determinations of fair market rent: (i) the unique physical characteristics of the Building (other than those installed by or on behalf of, or paid for, by Tenant), (ii) the amount of power available to the Building and to Tenant, (iii) the signage and name of the Building, (iv) the size and ceiling heights of the trading floors, if any, (v) the then "as is" condition of the Demised Premises, (vi) the size of the Building and the space occupied by Tenant, (vii) access, location and all other factors unique to the Building, (viii) the fact that no commission or a reduced commission is payable by Landlord and that there is no free rent period or tenant allowance, and (ix) the fact that this Lease is a net lease as described in Section 4.5 hereof (but taking into account the extent to which the costs of certain alterations, improvements and replacements are reimbursable by Landlord to Tenant pursuant to this Lease). In no event, however, shall any appraiser selected by Landlord or Tenant, or any referee selected pursuant to Section 30.2 of this Lease, consider or make any increase or decrease in the fair market rent for the Demised Premises in connection with any of the following factors which shall be disregarded: (1) the additional value of the Demised Premises, if any, based on special quality of Tenant Alterations in the Demised Premises, or any decrease in value as a result of the age or obsolescence of the foregoing items or the wear and tear thereon; (2) the fact that Tenant is an existing tenant then in occupancy exercising a right of extension rather than considering the basis of the transaction to be a new transaction between a new landlord and a new tenant; or (3) the fact that Tenant occupies any other building or space at that time.

ARTICLE 30

COMPUTATION OF RENT FOR EXTENSION TERMS

        Section 30.1.    In the event Tenant exercises any or all of the extension options set forth in Article 29, then the fair market rent for the applicable Extension Term shall be determined as of the first day of the applicable Extension Term (each of which shall be referred to as a "Computation Date"). In this regard, no earlier than one hundred eighty (180) days and no later than ninety (90) days prior to each Computation Date, which ninety (90) day period is hereinafter referred to as an "Exchange Period", Landlord and Tenant will each submit to the other a statement of their respective determinations of the fair market rent for the Demised Premises (each, an "Original Determination") as of the relevant Computation Date for the applicable Extension Term (hereinafter individually referred to, as the "Computation Period"

and collectively as the "Computation Periods"), which statements shall show how their respective determinations were derived. Each party's determination of the fair market rent shall give due consideration to the rent and Additional Rent (adjusted by all rent and construction allowances, concessions and credits) then being charged by owners (including Landlord) of First-Class Office Buildings and shall give due consideration to the factors set forth in Section 29.3 and 29.4 hereof.

        Section 30.2.    In the event that after the exchange of the statements as above provided, the parties hereto are unable to agree upon the fair market rent as of the applicable Computation Date for the applicable Computation Period, the parties shall (within fifteen (15) days after the last of the statements was exchanged, but in no event more than fifteen (15) days subsequent to the expiration of the applicable Exchange Period) meet and attempt to agree on the fair market rent as of the applicable Computation Date for the applicable Computation Period. If the parties hereto cannot (within ten (10) days of their first meeting, but in no event later than thirty (30) days subsequent to the expiration of the applicable Exchange Period) agree on the fair market rent as of the applicable Computation Date for the applicable Computation Period, they shall attempt to agree on a referee to determine the matter. The referee must be an MAI of the Appraisal Institute with at least ten (10) years experience in appraising First Class Buildings in the County of New York, New York. If the parties hereto cannot agree on the appointment of a referee within forty-five (45) days subsequent to the expiration of the applicable Exchange Period, either party may request the President of The Real Estate Board of New York, Inc. to appoint a referee meeting the foregoing requirements. If the President of The Real Estate Board of New York, Inc. shall refuse to appoint such referee or if The Real Estate Board of New York, Inc. shall then no longer be in existence, either party hereto on behalf of both, may apply to the Supreme Court in the County of New York for the appointment of such referee, and the other party shall not raise any question as to the Court's full power and jurisdiction to entertain the application and make such appointment. The referee's sole discretion in determining the matter shall be limited to selecting one of the Original Determinations submitted by the parties hereto during the applicable Exchange Period. In other words, the referee cannot submit an independent valuation of his own but must determine the matter solely on which of the Original Determinations submitted by each of the parties hereto during the applicable Exchange Period more closely conforms with his or her valuation of the fair market rent for the applicable Computation Period. The referee's decision, determined as provided in this Article 30 shall be conclusive and binding on the parties, shall constitute an "award" by the referee within the meaning of the American Arbitration Association rules and applicable laws and judgments may be entered and enforced thereon upon the application of either party to the Supreme Court of the County of New York. Each party shall pay its own fees and expenses relating to the engagement of its respective appraisers, counsels and experts, and each party shall pay one-half (1/2) of the fees and expenses of the referee and, if applicable, the fees and expenses of The Real Estate Board of New York, Inc. in appointing the referee and the fees and expenses involved should either party make application for an order of Judgment for or by the Supreme Court of the Court of New York in connection with the referee's award.

        Section 30.3.    In the event the computation of the fair market rent under this Article 30 is not determined until after the applicable Computation Date, Tenant shall continue paying the Minimum Rent that had been payable during the last twelve (12) months prior to the applicable Computation Date, and at such time as the Minimum Rent is determined, (i) the

Minimum Rent shall be retroactively adjusted to the applicable Computation Date, (ii) the parties shall (within ten (10) days of written demand made by one or the other for a reconciliation of the Minimum Rent paid by Tenant for the period commencing on the applicable Computation Date through the date preceding the date Tenant commences the payment of the Minimum Rent in the recomputed amount, the "Interim Period") reconcile the amount paid by Tenant for the Interim Period, and if Tenant shall have overpaid for the Interim Period, Landlord shall credit the overage to the next payment of Minimum Rent payable under this Lease (provided that if such overpayment exceeds one (1) month's payment of Minimum as so recomputed, Landlord shall, within ten (10) business days after such reconciliation, pay to Tenant the amount of such overage), and if Tenant shall have underpaid such amount, Tenant shall within ten (10) business days pay the deficiency to Landlord and (iii) commencing on the first day of the month following the month in which the reconciliation referred to in the preceding clause (ii) of this Section 30.3 was made, Tenant shall start making monthly installments of Minimum Rent in the recomputed amount.

ARTICLE 31

NAME OF SOUTH BUILDING; S1GNAGE

        Section 31.1.    Subject to the provisions of this Article and to compliance with all Legal Requirements, then, for so long as no Default shall exist under this Lease after notice and the expiration of the applicable cure period, Tenant shall have the following rights to name the South Building:

          (a)   The South Building may be designated as the "Credit Suisse First Boston Building" or the name of any successor by merger, consolidation or sale of assets to Credit Suisse First Boston (USA), Inc. or any derivation of such name(s); provided, the South Building may be designated with only one such name at any one time.

          (b)   If, in accordance with the provisions of Article 14 hereof, this Lease shall be assigned or a portion of the Demised Premises exceeding six hundred thousand (600,000) rentable square feet shall be sublet for the balance of the Term, the South Building may be designated by the name of such assignee or subtenant, as the case may be, only if all of the following conditions are satisfied: (a) such assignee or subtenant shall be an Investment Grade Entity, as defined in Section 31.1(c) hereof, (b) such assignee or subtenant is in actual occupancy of at least six hundred thousand (600,000) rentable square feet, (c) Landlord's prior consent to such name shall have been obtained in writing, which consent shall not be unreasonably withheld or delayed. Landlord shall not be deemed unreasonable if it withholds its consent because: (i) in Landlord's reasonable judgment, the reputation, character or business of such assignee or subtenant is below the standard of business entities for whom First-Class Office Buildings are customarily named, or (ii) such assignee or subtenant is generally recognized as a Competitor of Landlord. Any dispute between Landlord and Tenant regarding whether or not the foregoing conditions have been satisfied shall be resolved by arbitration in accordance with Article 21 hereof.

          (c)   The term "Investment Grade Entity" shall mean an entity (A) which has been assigned a Standard & Poor's Long-Term Corporate Credit Rating of BBB- or

  better or which has been assigned a Moody's Investors Service Long Term Corporate Credit Rating of Baa3 or better (it being agreed that "Long-term" means, with respect to any obligation as of a particular date, that such obligation matures not less than ten (10) years from such date), and (B) which is not on Standard & Poor's Credit Watch list or Moody's negative watch list. If either or both Moody's or Standard & Poor's cease issuing such ratings, then a successor rating agency of comparable stature to Moody's or Standard & Poor's shall be substituted in its or their place.

        Section 31.2.    The rights of Tenant set forth in Section 31.1 hereof apply exclusively to the South Building, and nothing contained in the foregoing provisions of Section 31.1 hereof shall give Tenant any rights whatsoever to name the Tower. The Tower shall he designated as the "MetLife Tower", the "Metropolitan Life Insurance Company Tower", or any derivation of such name or the name of any Landlord Successor or by the street address of the Tower. If a portion of the Landlord Space exceeding one hundred thirty thousand (130,000) rentable square feet shall be leased, the Tower may be designated by the name of such tenant, as the case may be, only if all of the following conditions are satisfied: (i) such tenant shall be an Investment Grade Entity, (ii) such tenant is in actual occupancy of at least one hundred thirty thousand (130,000) rentable square feet, and (iii) Tenant's prior consent to such name shall have been obtained in writing, which consent shall not be unreasonably withheld or delayed. Tenant shall not be deemed unreasonable if it withholds its consent because: (A) in Tenant's reasonable judgment, the reputation, character or business of such tenant is below the standard of business entities for whom First-Class Office Buildings are customarily named, or (B) such tenant is generally recognized as a Competitor of Tenant. Any dispute between Tenant and Landlord regarding whether or not the foregoing conditions have been satisfied shall be resolved by arbitration in accordance with Article 21.

        Section 31.3.    In exercising its rights under Section 31.1 hereof, Tenant shall not, without Landlord's prior consent, not to be unreasonably withheld or delayed, include the Tower within the description of the South Building as so named, including without limitation, references thereto (whether visual or verbal) in any promotional or advertising material, stationery or any other written or internet documentation promulgated by Tenant. In no event shall the Building address be changed from One Madison Avenue, New York, New York. Nothing contained in this Article 31 or anywhere else in this Lease shall prevent or preclude Landlord from marketing the Building as the "One Madison Avenue Building" or some other derivative making use of One Madison Avenue as the address of the Building,

        Section 31.4.    Provided that granting to Tenant the following rights to install signage on the South Building and in the South Building Lobby will not jeopardize or risk or cause the loss of the Building's status as a "Certified Historic Structure" for the purposes of Tax Credits and eligibility for abatement, deferral and/or reduction of taxes under the ICIP Laws, then, for so long as no default shall exist under this Lease after notice and the expiration of the applicable cure period, Tenant and any assignee or subtenant of Tenant for whom the South Building shall be named pursuant to Section 31.1(b) hereof (for so long as such assignee or subtenant shall occupy at least six hundred thousand (600,000) rentable square feet) shall have the right to install on the exterior walls of the South Building and in the South Building Lobby signage plaques with the name of Tenant and/or identification symbol or logo of Tenant, the design, lettering, colors, material composition and method of affixation to be selected by Tenant but approved by Landlord, which approval shall not be unreasonably withheld or delayed. The size, number and location of such signage plaques shall be subject to Landlord's reasonable approval, and shall be appropriate and in keeping with the operation of a First-Class Office Building; provided, however that Landlord shall not be deemed unreasonable in withholding its consent to any such signage if, in Landlord's reasonable opinion, such signage shall interfere with or adversely impact on the Tower.

        Section 31.5.    Tenant acknowledges that Landlord has etched "Metropolitan Life Insurance Company" in various locations on the stone facade of the South Building. Notwithstanding anything to the contrary contained herein, Tenant shall not modify or remove such etchings for so long as MetLife is the owner of the Building and/or the occupant of the Retained Space.

        Section 31.6.    (a) In connection with a permitted subletting of any of the Retail Space pursuant to Article 14 hereof, Tenant shall be permitted to allow exterior signage on the storefront of such Retail Space provided that (i) if all of the Retail Space between the mid-block East 23rd Street and mid-block Madison Avenue entrances of the Building which is vacant on the date hereof ("Remaining Retail Space" is subleased to a single subtenant ("Major Retail Subtenant"), such Major Retail Subtenant's retail signage shall be consistent with signage customarily used on First-Class Office Buildings, the lettering on such signage shall not exceed 36 inches in height and such signage shall have been approved by Landlord, which approval shall not be unreasonably withheld or delayed, (ii) if the Remaining Retail Space is subleased to two or three subtenants and one of such subtenants ("Large Retailer") subleases 5,420 useable square feet or more, then such subtenants' retail signage shall be consistent with signage customarily used on First-Class Office Buildings and shall have been approved by Landlord, which approval shall not be unreasonably withheld or delayed, and the lettering on the Large Retailer's signage shall not exceed 24 inches in height and the lettering on the other subtenants' signage shall not exceed 18 inches in height, and (iii) if the Remaining Retail Space is subleased to four or more subtenants, all of such subtenants' retail signage shall be uniform for the South Building and consistent with an overall retail signage program for the Retail Space, the specifications (i.e., the size, design, lettering, colors, material composition and method of affixation) for which shall have been submitted to, and approved by, Landlord, which approval shall not be unreasonably withheld or delayed, and the lettering on such subtenants' signage shall not exceed 18 inches in height. No neon signs, flashing lights, illuminated or backlit signs will be permitted on the exterior of the Building, in the windows of or entrances to the Retail Space or inside the Retail Space within three feet of any such windows or entrances. Landlord hereby acknowledges that it has approved the exterior signage to be installed pursuant to the sublease dated March 18, 2003 between Tenant and Walgreen Eastern Co. Inc.

          (b)   In connection with a lease of any portion of the Landlord Space for retail purposes, Landlord shall be permitted to allow and/or place exterior signage on the storefront of such retail space, provided that (a) all such retail signage shall be consistent with signage customarily used on First-Class Office Buildings, uniform for the Tower and shall harmonize with the retail signage program for the Retail Space in the South Building, (b) if Landlord shall lease 5,420 useable square feet or more of Landlord's retail space to one tenant, the lettering on such tenant's signage shall not exceed 24 inches in height, and (c) the lettering on the signage of any tenant of Landlord's retail space who leases less than 5,420 useable square feet shall not exceed 18 inches in height.

        Section 31.7.    Notwithstanding anything to the contrary contained herein, Tenant must comply with the provisions of Section 9.6(c) prior to installing any signage permitted under this Article 31.

        Section 31.8.    Landlord shall have the right to install on the exterior walls of the Tower and in the Tower lobby signage plaques with the name of Landlord and/or identification symbol or logo of Landlord. The size, number and location of such signage plaques shall be appropriate and in keeping with the operation of a First-Class Office Building and shall not interfere with or adversely impact on the South Building. The foregoing signage rights shall inure to the benefit of any tenant of Landlord for whom the Tower shall be named pursuant to Section 31.2 hereof (for so long as such tenant shall occupy at least 130,000 rentable square feet of the Landlord Space); provided that granting the foregoing rights to install signage on the Tower and in the Tower lobby to such tenant will not jeopardize or risk or cause the loss of the Building's eligibility for abatement, deferral and/or reduction of taxes under the ICIP Laws.

ARTICLE 32

ROOF INSTALLATIONS

        Section 32.1.    Subject to Tenant's compliance with the terms and provisions of this Lease, Tenant shall have the right to erect, operate, remove, repair, replace and maintain microwave and satellite communications equipment or antennae as well as emergency generators and condenser water towers (the "Tenant Roof Installation") on the Roof Areas (as hereinafter defined) of the South Building, provided (i) all Tenant Roof Installations made by Tenant or anyone claiming through or under Tenant shall be the personal property of Tenant or anyone claiming through or under Tenant, and all such Tenant Roof Installations (other than condenser water towers) shall be removed by Tenant, at Tenant's sole cost and expense, at the expiration or earlier termination of this Lease, and any resulting damage to the Building and Building equipment shall be repaired at, or prior to, the Expiration Date, (ii) the installation and use of such Tenant Roof Installation would not (and does not) unreasonably interfere with use of the Roof Areas by Landlord pursuant to Section 32.4) (iii) all such installations shall be a Voluntary Alteration subject to the provisions of Article 9 hereof, and shall be installed and maintained in accordance with Legal Requirements, and (iv) prior to installing, or permitting any installation of, any such Tenant Roof Installation, Tenant shall obtain Landlord's prior consent thereto which shall be withheld by Landlord only if, in Landlord's reasonable judgment, the visual impact of such installation (considering the aggregate of all such installations then existing on such Roof Areas) on occupants of the Tower or the building at Eleven Madison Avenue, New York, New York is below the standard of a First-Class Office Building. All roofing and waterproofing related to the installation, repair, replacement and/or removal of such Tenant Roof Installation shall be performed by Tenant, at Tenant's cost. No Tenant Roof Installation made by Tenant or anyone claiming through or under Tenant may be visible from the ground unless such Tenant Roof Installation will not operate unless it is placed in a location where it will be visible from the ground, in which event (provided the same will not jeopardize or risk or cause loss of the Building's status as a "Certified Historic Structure" for purposes of Tax Credits and the

Building's eligibility for abatement, deferral and/or reduction of taxes under ICIP Laws) it may be placed in a location on the Roof Areas of the Building, mutually and reasonably determined by Landlord and Tenant, which permits such Tenant Roof Installation to operate and minimizes its visibility from the ground. For the purposes hereof, "Roof Areas" shall mean the available roof space on the roofs above the 11th through 16thfloors of the South Building, but shall in no event include the roof above the 10th floor of the South Building (i.e., the 11th floor setback) for so long as any portion of the 11th floor shall be occupied by Landlord. Tenant shall comply and remain in compliance with the FCC OET65 Rule.

        Section 32.2.    Subject to the provisions of this Article 32, Tenant shall have the right to transfer or resell the use of, or the rights to the use, the microwave and satellite communications equipment or antennae included in Tenant Roof Installations, including the granting of any licensing or other rights, and in such event, any such transaction shall he deemed a sublease as to which all of the provisions of Article 14 hereof, including without limitation, the profit splitting provisions set forth in Section 14.4 hereof, shall apply except that Landlord shall have no recapture right as set forth in Section 14.3 hereof. For purposes of calculating Profit, there shall be allocated to the Roof Areas no portion of the Minimum Rent. Notwithstanding anything to the contrary in the foregoing sentence, Tenant shall not be permitted to enter into any such transfer or resale with an entity who is a Competitor of Landlord on the date the transaction is consummated.

        Section 32.3.    Notwithstanding anything to the contrary contained herein, Tenant must comply with the provisions of Section 9.6(c) prior to installing any Tenant Roof Installations permitted under this Article 32.

        Section 32.4.    Subject to Landlord's compliance with the terms and provisions of this Lease, Landlord, and anyone claiming under or through Landlord, shall have the right to erect, operate, remove, repair, replace and maintain microwave and satellite communications equipment or antennae as well as emergency generators and condenser water towers (the "Landlord Roof Installation") on the Roof Areas; provided (i) the installation and use of the Landlord Roof Installation would not (and does not) unreasonably interfere with use of the roof by Tenant pursuant to Section 32.1, and (ii) all such installations shall be Landlord Alterations subject to the provisions of Article 38 hereof and shall be installed and maintained in accordance with Legal Requirements. All such Landlord Roof Installations shall be the personal property of Landlord or anyone claiming under or through Landlord. No such Landlord Roof Installation may be visible from the ground unless such Landlord Roof Installation will not operate unless it is placed in a location where it will be visible from the ground, in which event (provided the same will not jeopardize or risk or cause loss of the Building's eligibility for abatement, deferral and/or reduction of taxes under ICIP Laws) it may be placed in a location on the Roof Areas, mutually and reasonably determined by Tenant and Landlord, which permits such Landlord Roof Installation to operate and minimizes its visibility from the ground. Landlord shall comply and remain in compliance with the FCC OET65 Rule.

        Section 32.5.    The right to install and operate antennae, communications dishes or other equipment on the Roof Areas shall be on a first come, first served, basis. The use of the aggregate amount of Roof Areas shall be allocated between Tenant and Landlord proportionate to the aggregate amount of leaseable space in the Demised Premises and the Landlord Space.

Landlord shall not install or operate or permit anyone claiming by, through or under Landlord to install or operate antennae, communications dishes or other equipment on the Roof Areas which will unreasonably interfere with the use or operation (including the reception and transmission of signals to and from the same) of other then existing antennae or communications dishes on the Roof Areas or other then existing roof installations of Tenant installed or made pursuant to Section 32.1 for similar purposes. Tenant shall not install or operate or permit anyone claiming by, through or under Tenant to install or operate antennae, communications dishes or other equipment on the Roof Areas which will unreasonably interfere with the use or operation (including the reception and transmission of signals to and from the same) of other then existing antennae or communications dishes on the Roof Areas or other then existing roof installations of Landlord pursuant to Section 32.4 for similar purposes.

        Section 32.6.    Landlord hereby indemnifies and agrees to hold Tenant harmless from and against any cost, expense, damage, obligation or liability to persons or property that may now or hereafter be incurred, expended or suffered by Tenant in any way arising from, occasioned by, or resulting from, Landlord's installation, maintenance, replacement, repair, operation and/or use (or acts or omissions in connection therewith) of Landlord Roof Installations and all appurtenances thereto, including, without limitation, any damage resulting from water seepage through the roof or walls of the Building.

        Section 32.7.    Tenant shall not be required to remove any Landlord Roof Installations at the end of the Term, whether such Landlord Roof Installations were installed pursuant to Section 32.4 hereof or pursuant to the Original Sublease.

        Section 32.8.    In the event that Landlord ceases to operate any Landlord Roof Installation and Tenant desires to install a Tenant Roof Installation in the area where such non-operational Landlord Roof Installation is located, Tenant may deliver to Landlord a notice so stating ("Roof Installation Notice"). Unless Landlord intends to resume operation of such Landlord Roof Installation within ninety (90) days of the date of the Roof Installation Notice, Landlord shall promptly remove such Landlord Roof Installation at Landlord's cost and expense. The removal of any Landlord Roof Installation pursuant to this Section 32.8 shall not prohibit Landlord from installing any future Landlord Roof Installations or reduce the aggregate amount of Roof Areas allocated to Landlord pursuant to Section 32.5.

ARTICLE 33

RIGHT OF FIRST OFFER

        Section 33.1.    Landlord agrees that it shall not lease the portion of the Landlord Space located on the 11th floor of the South Building and/or the second (2nd) floor of the Tower (collectively or individually, the "Offer Space") or any portion thereof unless it has first complied with the terms of Section 33.2 and 33.3. Possession or occupancy of any portion of the Offer Space by one or more of Landlord's Affiliates and/or Landlord's Successor (whether or not pursuant to a written agreement) shall not be deemed or construed to be a lease of the Offer Space hereunder and Landlord shall be permitted to allow, without having to comply with the provisions of Sections 33.2 through 33.4 hereof, Landlord's Affiliates and/or Landlord's Successor to occupy the Offer Space. Notwithstanding the foregoing, in the case of possession or occupancy of any portion of the Offer Space by Landlord's Affiliates, any subsequent transaction whereby such occupant shall cease to be an Affiliate shall be subject to the provisions of clauses (a) and (b) of Section 33.3 hereof, but shall not be subject to the provisions of Section 33.2 hereof (provided that such subsequent transaction shall be done for a good business purpose and not primarily for the purpose of circumventing compliance with Section 33.2). The Landlord originally named herein (i.e., Metropolitan Life Insurance Company) and any Landlord's Successor shall be permitted to allow, subject to the terms and conditions of this Lease (but without having to comply with the provisions of Sections 33.1, 33.2 and 33.4 hereof), Landlord's Business Associates as hereinafter defined, to occupy portions of the Offer Space on a temporary basis from time to time (it being agreed that the term "temporary" as used in this Section 33.1 shall mean the duration of the ongoing business or professional relationship), provided that the space occupied by Landlord's Business Associates shall not be separately demised from the Landlord Space. "Landlord's Business Associates" shall mean professional and business entities with whom the named Landlord shall have an on-going professional or business relationship. Any tenant of the Landlord originally named herein shall also be permitted to allow its Business Associates to occupy up to fifteen (15%) percent of its leased space, from time to time on a temporary basis provided that the space occupied by such Business Associates shall not be separately demised from such tenant's demised space.

        Section 33.2.    (a) Prior to Landlord's leasing or sub-subleasing the Offer Space or any portion thereof, Landlord must first present Tenant with a written offer ("Landlord's Offer Notice") to sublease such space to Tenant for occupancy by Tenant or Tenant's Affiliates, as additional space to be included within the Demised Premises. Landlord's Offer Notice shall set forth: (i) the area proposed to be leased, and (ii) the term of the proposed lease (the "Proposed Lease Term") and the date the area to be leased is intended to be vacated by Landlord, which date shall not be less than sixty (60) days after the date Tenant receives Landlord's Offer Notice. Tenant shall have a period of sixty (60) days after its receipt of said Landlord's Offer Notice within which to accept or reject the offer. If Tenant shall fail to respond to Landlord's Offer Notice within such sixty (60) day period, then Landlord shall have the right to give to Tenant a second notice (a "Second Landlord's Offer Notice"), and if Tenant shall fail to respond to such Second Landlord's Offer Notice within ten (10) Business Days after Tenant's receipt thereof, then Tenant shall be deemed to have rejected such offer, provided and on condition that the Second Landlord's Offer Notice shall state in bold uppercase letters on the first page thereof: "TENANT SHALL BE DEEMED TO HAVE REJECTED THE RIGHT OF FIRST OFFER DESCRIBED IN THIS NOTICE IF TENANT FAILS TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER THIS NOTICE SHALL HAVE BEEN GIVEN TO TENANT." If Tenant shall accept such offer, Landlord and Tenant shall execute and deliver an amendment to this Lease to add such portion of the Offer Space within the Demised Premises, which amendment shall provide that the term of such lease shall commence on the later of the following dates (the "Proposed Commencement Date"): (x) the date specified in Landlord's Offer Notice and (y) the date which is sixty (60) days after the date of delivery of Landlord's Offer Notice to Tenant, and shall be for the term specified in Landlord's Offer Notice and for the rents and on the terms and conditions set forth in Sections 33.2(b) or 33.2(c) hereof. In the event Tenant does not acquire all of the space on a floor, Tenant (at Landlord's sole cost and expense) will do all the work necessary to physically separate the portion of the Offer Space on such floor (so added to the Demised Premises under this Lease) from the portion of the floor so retained by Landlord, which work shall include, without limitation, the erection of a demising wall between the portion of the Offer Space so surrendered to Tenant and the balance of the Offer Space on such floor retained by Landlord. In addition, in the event the portion of the Offer Space so surrendered to Tenant does not have direct access to a public corridor in the Building or to an elevator bank serving such surrendered portion, Landlord, shall, and will at all times, provide and permit reasonably appropriate means of ingress to and egress from and access across and through the balance of the Offer Space retained by Landlord, provide and permit appropriate use of the elevators serving such surrendered portion, including access across lobby and corridor areas.

          (b)   If Tenant shall accept the offer set forth in Section 33.2(a) hereof to add such space to the Demised Premises under this Lease in the case of a proposed lease of all or any portion of the Offer Space for the remainder of the Term, such space shall be included as part of the Demised Premises under this Lease as of the date of delivery of such space on all the terms and conditions of this Lease, including without limitation the payment of Minimum Rent and Additional Rent. At the request of either party, Tenant and Landlord shall execute and deliver an instrument or instruments in form reasonably satisfactory to the other, setting forth any modifications to this Lease, contemplated in or resulting from the operation of the provisions of the foregoing clause; however, neither Tenant's nor Landlord's failure to execute or deliver any such instruments shall vitiate the effect of the provisions of such foregoing clause.

          (c)   If Tenant shall accept the offer set forth in Section 33.2 hereof to add such space to the Demised Premises under this Lease in the case of a proposed lease of all or any portion of the Offer Space for less than the remainder of the Term, such space shall be included as part of the Demised Premises under this Lease as of the date of delivery of such space on all the terms and conditions of this Lease, including without limitation the payment of Minimum Rent and Additional Rent. At the request of either party, Tenant and Landlord shall execute and deliver an instrument or instruments in form reasonably satisfactory to the other, setting forth any modifications to this Lease, contemplated in or resulting from the operation of the provisions of the foregoing clause; however, neither Tenant's nor Landlord's failure to execute or deliver any such instruments shall vitiate the effect of the provisions of such foregoing clause. Upon the expiration of the Proposed Lease Term, Tenant shall deliver such space back to the Landlord in good order and condition with all Specialty Alterations installed by Tenant therein having been removed to the extent required to be removed under this Lease. At the request of either party, Tenant and Landlord shall execute and deliver an instrument or instruments in form reasonably satisfactory to the other setting forth any modifications to this Lease resulting from the operation of the provisions of this paragraph (c); however, neither Tenant's nor Landlord's failure to execute or deliver any such instruments shall vitiate the effect of the provisions of this paragraph (c).

        Section 33.3.    (a) Notwithstanding anything to the contrary in the foregoing, if Tenant shall reject (or shall be deemed to reject) the offer set forth in Section 33.2(a) hereof to add the Offer Space or any portion thereof to the Demised Premises under this Lease and Landlord shall thereafter lease the Offer Space (or any portion thereof) and the rent payable under such sublease exceeds the Assumed Rent for such space on a prorated basis (determined on a per square foot basis), Landlord shall pay to Tenant fifty (50%) percent of the Landlord Profit, as such term is hereinafter defined. Landlord shall deliver to Tenant a duplicate original of the lease no later than ten (10) Business Days after the effective date thereof. Payments of Landlord Profit hereunder by Landlord to Tenant shall not be deemed to be part of "Total Income" of Tenant allocable to such Offer Space for purposes of calculating "Profit" pursuant to Section 14.4 of this Lease,

          (b)   The term "Landlord Profit" shall mean the excess, if any, of (i) the rentals actually received by Landlord under any lease of the Offer Space (it being understood that the rentals actually received under any lease shall include sums paid for the sale or rental of Landlord's fixtures, leasehold improvements, equipment, furniture or other personal property, loss, (A) in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Landlord's federal income tax returns, and (B) in the case of the rental thereof, the then net unamortized cost thereof, amortized over the useful life of such item(s), and any other consideration actually received by Landlord under such lease (other than payments in the nature of reimbursements for amounts payable to third parties such as indemnity payments) ("Total Lease Income")), over (ii) the sum ("Landlord's Total Cost") of (x) the Assumed Rent for such Offer Space, and (y) Landlord's Transaction Costs, as hereinafter defined, and (z) any Landlord Carryover Credit, as hereinafter defined. The term "Landlord's Transaction Costs" shall mean and include all actual reasonable costs and expenses incurred by Landlord consistent with the then market requirements in effectuating the lease, including, without being limited to, reasonable marketing expenses, real estate transfer taxes, sales taxes and taxes of like import imposed in connection with the transaction, brokerage commissions, attorney's fees and disbursements, remodeling and redecorating costs, rent paid during any free-rent periods and takeover costs and expenses. In computing Landlord Profits, the Total Lease Income, as and when received by Landlord, shall first be offset against Landlord's Transaction Costs, as and when incurred or paid by Landlord on the basis hereinafter provided, until Landlord has recovered Landlord's Total Costs. The Total Lease Income, as and when received, less such Landlord's Total Cost as may be paid or incurred by Landlord on the basis herein provided shall constitute Landlord Profit, If at any time a prior lease shall have resulted in a net loss to Landlord with respect to such lease (i.e., the total of the items included in clauses (x) and (y) of this Section 33.3(b) paid for the duration of such lease exceeds the Total Lease Income received under the terms thereof), such net loss, to the extent theretofore incurred (a "Landlord Carryover Credit", shall be carried over and applied to other then existing or succeeding transactions, it being understood that in no event shall Tenant ever be required to refund or credit to Landlord any sums previously paid or determined to be owing to Tenant for prior determinations of Landlord Profit in respect of earlier leases. There shall be no duplication of offsets against Total Lease Income. Notwithstanding the foregoing to the contrary, Landlord shall not be obligated to pay any Landlord Profit to Tenant which shall be received by Landlord as amounts paid to Landlord as Landlord under this Lease.

          (c)   If Landlord shall not consummate a lease of the Offer Space or the portion thereof in question, as the case may be, as shall have been specified in Landlord's Offer Notice within twelve (12) months following Tenant's rejection (or deemed rejection), in the case of a lease of 200,000 rentable square feet or less, or within eighteen (18) months after such waiver (or deemed waiver) in the case of a lease of more than 200,000 rentable square feet, Landlord shall not have the right to consummate the lease of the Offer Space without again complying with all of the provisions of Section 33.2.

        Section 33.4.    Anything to the contrary contained herein notwithstanding, if there is a dispute between Tenant and Landlord as to the right of Tenant to lease the Offer Space,

Tenant and Landlord agree to diligently proceed in good faith to have such dispute resolved by arbitration in the City of New York in accordance with the rules of The American Arbitration Association (or its successor) by an arbitrator selected by The American Arbitration Association (or its successor). Such arbitrator shall be an attorney with at least 10 years experience in Manhattan office leasing for First-Class Office Buildings. The costs and expenses of arbitration shall be shared equally by Tenant and Landlord, but each party shall be responsible for its own costs and expenses and the fees and expenses of its own witnesses and counsel. In rendering his decision, the arbitrator shall have no power to vary, modify or amend any provision of this Lease. A determination made by arbitration pursuant to this paragraph shall be final and binding upon the parties. The arbitrator shall be required to furnish written arbitral findings to each of the parties hereto.

ARTICLE 34

SERVICES BY TENANT

        Section 34.1.    Services by Tenant.

          (a)   Tenant shall at all times operate and maintain the Building in accordance with the standards that are customarily followed in the operation and maintenance of a First-Class Office Building and shall provide the specific facilities, utilities and services set forth in this Article 34 (the "Services").

          (b)   Tenant shall keep the sidewalks and curbs in front of the Building in good repair.

          (c)   Tenant shall clean the windows in the Building quarterly and shall comply with all Legal Requirements applicable thereto, including, without limitation, Section 202 of the New York Labor Law.

        Section 34.2.    Cleaning.    Landlord acknowledges that Landlord is responsible, at Landlord's expense, for rubbish removal from the Landlord Space. Tenant shall provide an area in the loading dock for storage and pick-up of rubbish from the Landlord Space. Tenant shall provide cleaning services with respect to the loading docks, sidewalks, plazas and entryways adjoining the Building (including snow removal), and the common areas of the Building not exclusively servicing the Landlord Space, all in accordance with the standards of First-Class Office Buildings. Tenant shall not be required or obligated to provide any cleaning services to the Landlord Space or to any area that is exclusively used for, or is exclusively available to, the Landlord Space; provided, however, that Landlord may request that Tenant provide such cleaning services to such space by written notice in which event Tenant shall provide cleaning services to the Landlord Space and to any area that is exclusively used for, and is exclusively available to, the Landlord Space at Landlord's cost and expense.

        Section 34.3.    HVAC.

          (a)   Subject to Section 10.7 hereof, Tenant shall furnish air conditioning, ventilation and heat (i) to the common areas of the Building, including without limitation the Building lobby to the extent that such areas would customarily be provided with such services and (ii) to the Landlord Space, during the hours between 8:00 A.M. and 6:00 P.M. on Business Days (herein referred to as "Business Hours"), subject to all Legal Requirements and in accordance with the Drawings and Specifications for HVAC, which are attached hereto as Schedule Q.

          (b)   Landlord agrees to keep and cause to be kept closed all the windows in the Landlord Space at all times, and Landlord agrees to cooperate fully with Tenant and to abide by all the regulations and requirements which Tenant may reasonably adopt for the proper functioning and protection of the Building Systems.

          (c)   If Landlord shall request any of the services required to be provided by Tenant to the Landlord Space (other than any mechanical space) pursuant to this Section 34.3 on one or more floors of the Landlord Space outside of Business Hours, Tenant shall furnish the same to the floor or floors in question upon advance notice from Landlord, given prior to 3:00 P.M. on the day, Monday through Friday, on which such service is required, and given prior to 3:00 P.M. on the Friday before any Saturday or Sunday or on the last Business Day (but excluding Saturday) before any legal holiday on which service is required. Landlord, in lieu of providing daily requests for overtime or above-standard service, may, at its option and from time to time, furnish Tenant with a standing order, which order shall stay in effect until Landlord notifies Tenant in writing of any change to or revocation of such standing order, which notice of change or revocation must be given to Tenant prior to the required times provided in the preceding sentence of this Section 34.3(c). Notwithstanding anything to the contrary contained in this Section 34.3(c), to the extent any Landlord daily notice has not been given prior to the requisite times provided in this Section 34.3(c), Tenant shall, nevertheless, use its reasonable efforts to provide such service as timely as reasonably practical.

          (d)   Landlord shall sign such service order forms or vouchers as Tenant shall require to monitor the request or bill for such services.

          (e)   If the heating, ventilating or conditioned air being delivered by Tenant to the Landlord Space (other than any mechanical space) is capable of meeting the design conditions required under this Section 34.3, but the temperature, humidity, and/or supply air in the Landlord Space (other than any mechanical space) does not meet such design conditions because (x) the design or configuration of the heating, ventilation and air-conditioning system designed to service the Landlord Space was not adequately designed or configured, or (y) any arrangement of the Landlord's partitioning or raised flooring interferes with the proper and efficient operation of the aforesaid heating, ventilation and air conditioning system, then Tenant shall not be responsible for deficiencies in meeting such design conditions or performance criteria.

          (f)    Landlord shall be entitled to 175 tons of condenser water in the Building and Tenant agrees to reserve such amount for the operation of Landlord's supplemental air conditioning units servicing the Landlord Space. Landlord shall pay Tenant's Expenses for the amount of condenser water reserved, whether or not actually used.

        Section 34.4.    Elevators    (a) Landlord shall, at all times during Business Hours of Business Days, have direct access to and use of the Building freight elevators and the loading dock area on a first come, first served, equitable basis (recognizing that the loading dock must be available for both parties during Business Hours). Freight elevator service and use of the Building's loading dock shall also be provided to the Landlord Space on a reserved basis at all other times.

          (b)   Tenant, at its expense, shall provide non-exclusive passenger elevator service to each floor of the Landlord Space twenty-four (24) hours per day, seven (7) days per week, it being agreed that Tenant may reasonably reduce the number of elevator cars in operation at times other than during Business Hours.

          (c)   Tenant shall dedicate the two (2) passenger elevators in the South Building identified on Schedule D hereto for Landlord's sole and exclusive use to the 11th floor (the "Executive Dedicated Elevators"). Tenant shall program and reprogram the Executive Dedicated Elevators in accordance with Landlord's reasonable requirements, at Landlord's Expense. Further, Landlord shall, at its sole cost and expense, be entitled to install, maintain, replace and use a key or card entry system to the Executive Dedicated Elevators provided Landlord provides Tenant with a reasonable number of entry keys or cards, as the case may be. Tenant shall provide Landlord with access from the parking area where Landlord has a designated parking spot to the Executive Dedicated Elevators. In the event Landlord is no longer occupying any portion of the 11th floor, Tenant will not be required to provide the Executive Dedicated Elevators.

          (d)   Tenant shall have access to all elevators in the Tower.

        Section 34.5.    Subject to the provisions of Article 36 hereof, Tenant reserves the right to stop services on the heating, ventilating and air-conditioning, elevator, plumbing, fire safety, life protection and electrical systems and any other system serving the Building when necessary, in the reasonable judgment of Tenant, for reason of accident or emergency or for repairs, alterations, replacements or improvements, provided that (except in case of accident or emergency), Tenant will give reasonable advance notice to Landlord, if possible, of any such stoppage and, if ascertainable, its estimated duration, will reasonably cooperate with Landlord, if possible, in scheduling any such stoppage, and will proceed diligently with the work necessary to resume such service as promptly as possible and in a manner so as to minimize interference with Landlord's use and enjoyment of the Landlord Space.

        Section 34.6.    Tenant will, through vertical plumbing risers in the Building, supply Landlord with (i) an adequate quantity of warm and cool water for (a) lavatory, cleaning and drinking purposes, and (b) pantry purposes, provided that there is no more than one (1) pantry per floor of the Landlord Space consuming not more than three (3) gallons per minute per pantry, and such pantry consists of no more than a sink, a unit for brewing and dispensing coffee and a refrigerator, and that the same are used for standard pantry purposes in keeping with a First-Class Office Building and (ii) a quantity of water for Landlord's sprinklers in the Landlord Space which complies with Legal Requirements.

        Section 34.7.    If Landlord is permitted hereunder to and does have a separate area for the preparation or consumption of food in the Landlord Space, Landlord, at its expense, shall he responsible to arrange for the removal from the Building of any refuse or rubbish from such area and the cost of employing on a regular basis, a reputable exterminator to keep the Landlord Space free from vermin.

        Section 34.8.    Tenant shall maintain and provide electric lighting service, air-conditioning and heating, as appropriate, for all common areas of the Building in the manner and to the extent appropriate for a First-Class Office Building.

        Section 34.9.    Landlord shall have the right, at Landlord's cost, to request that Tenant lock-out certain floors of the Landlord Space from being serviced by the passenger and freight elevators and Tenant shall do so unless the same cannot be reasonably accomplished.

        Section 34.10.    Subject to Section 10.7, at all times Tenant shall provide and monitor a fire alarm system for the Building into which the smoke detectors, fire alarms, strobes, speakers, pull-stations and other related equipment installed by Landlord and approved by Tenant within the Landlord Space required by code compliance will be connected. Tenant's fire alarm contractor shall connect Landlord's fire alarm devices and program the Building fire alarm system to accept the same (provided that the existing fire alarm system, as modified, is capable of handling the same). Landlord shall pay all Expenses of such contractor's charges for that work.

        Section 34.11.    Landlord shall pay the Expenses to Tenant within thirty (30) days after Tenant's written demand therefor, for overtime or above standard Building services which Tenant supplies to Landlord, at Landlord's request, if any, and for the other items noted in this Article 34 as a Landlord's Expense.

        Section 34.12.    Tenant will, through the Building's steam risers make steam available to the Landlord Space for humidification, air handling and kitchen use purposes. Landlord may obtain such steam by tapping into the Building's steam risers, at Landlord's sole cost and expense, in locations to be reasonably designated by Tenant. Landlord shall pay for the cost of the steam consumed by Landlord, as measured by submeter(s) to be installed by Landlord at its sole cost and expense, at the rate Tenant pays for such steam, together with Tenant's actual costs of causing the submeter(s) to be read. Prior to Landlord's use of the Building's steam, Landlord shall install a submeter to measure the steam consumed by Landlord.

        Section 34.13.    Landlord may obtain gas for use in the Landlord Space directly from the public utility company servicing the Building, and will pay for the cost of such service directly to such public utility company. Landlord shall tap into the Building's gas lines to obtain gas for the Landlord Space only in those locations reasonably designated by Tenant.

        Section 34.14.    Upon request by Landlord, Tenant will use reasonable efforts to provide to Landlord a reasonable amount of area in the Mechanical Space of the South Building. Landlord shall be entitled to use Landlord's Proportionate Share of the Mechanical Space of the Tower for Landlord's equipment and machinery. Each party shall have a right of access to the aforesaid mechanical spaces to install, service and maintain their respective equipment and machinery. Landlord's right of access shall be subject to such reasonable rules and regulations as Tenant shall reasonably adopt, in writing, and provided Landlord is given reasonable notice thereof. Tenant's right of access shall be subject to such reasonable rules and regulations as

Landlord shall reasonably adopt, in writing, and provided Tenant is given reasonable notice thereof.

        Section 34.15.    Tenant shall reserve, for Landlord's sole and exclusive use, one (1) parking space in the loading dock area. Use of the parking space shall be a personal right of MetLife which may not be transferred to any other assignee of MetLife and shall continue only so long as MetLife is an occupant of the Building.

        Section 34.16.    The shaftways in the Tower and the South Building shall be reasonably apportioned between Tenant and Landlord.

        Section 34.17.    (a) For so long as Tenant is providing the Services, Landlord, and those claiming by, through or under Landlord (other than Tenant Parties), and the servants, employees and agents of each of the foregoing, shall observe faithfully and comply with the Rules and Regulations set forth in Schedule R attached hereto and made part hereof and such reasonable changes thereto (whether by modification, elimination or addition) as Tenant at any time or times hereafter may make and communicate to Landlord, which, in Tenant's reasonable judgment, shall be necessary for the reputation, safety, care and appearance of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, and which do not unreasonably affect the conduct in the Landlord Space of the business of Landlord or Landlord's Affiliates; provided that (i) Tenant gives Landlord prior written notice of such changes and (ii) such new rules and regulations or changes in existing rules and regulations do not require expenditures by Landlord by more than a non-material amount and do not require expenditures for alterations other than in non-material amounts, not contemplated by the terms of this Lease (such rules and regulations as changed from time to time being herein called "Rules and Regulations"). In case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, the provisions of this Lease shall control.

          (b)   Tenant shall (i) not enforce against Landlord any Rules or Regulations which Tenant is not then generally enforcing against all other occupants of the Building and observing itself; (ii) not unreasonably withhold or delay its consent from Landlord for any approval or consent required under the Rules and Regulations; and (iii) exercise its judgment in good faith in any instance providing for the exercise of its judgment in the Rules and Regulations.

        Section 34.18.    (a) Tenant shall be responsible for security at the Park Avenue South, Madison Avenue and mid-block 24th Street entrances to the South Building. Landlord shall be responsible for security at the Madison Ave/24th Street Tower entrance and security to the Tower lobby. For so long as Landlord continues to use the access point between the South Building and the Tower (or is required by any applicable Legal Requirement to keep such access point open), Landlord shall be responsible for security at such access point. Notwithstanding the foregoing, in the event that all of the Landlord Space located in the Tower is vacant, Landlord shall have the right to request that Tenant provide security for the Madison Ave/24th Street Tower entrance, the Tower lobby and the access point between the South Building and the Tower and Landlord shall pay Tenant's Expenses for providing such security.

          (b)   Subject to the provisions of Sections 34.18(a) and 34.1 hereof, Tenant will furnish security for the common areas of the Building, the procedures for which and type of security systems and personnel involved shall be subject to Tenant's reasonable judgment, it being understood and agreed that Tenant shall have no obligation to provide any security services or systems to the Landlord Space or to any area or system that is exclusively used for, or is exclusively available to, the Landlord Space, other than existing tap-in points to the Building's main vertical sprinkler riser and existing class "E" life-safety system on each floor of the Landlord Space, at Landlord's Expense. Landlord, at Landlord's Expense, shall be allowed to interface its electronic security and life safety systems with the Building's Systems so that Landlord will be able to trigger the Building's (i) security alarms through its security system (if the existing security system, as modified, is capable of handling the same), and (ii) life safety system alarms through its life safety system (if the existing life safety system, as modified, is capable of handling the same) provided that Landlord's Systems (and the interfacing of the same with the Building's Systems) are compatible with, and do not materially adversely affect, the Building's Systems.

        Section 34.19.    Landlord hereby acknowledges that the Services provided by Tenant prior to the date of execution of this Lease have been provided in accordance with the standards that are customarily followed in the operation and maintenance of a First-Class Office Building.

ARTICLE 35

OPERATING EXPENSES

        Section 35.1.    For the purposes of this Article 35:

          (a)   The term "Operating Expenses" shall mean all expenses of each and every type and nature, foreseen and unforeseen, ordinary and extraordinary paid or incurred (without duplication of an included item) by Tenant in respect of the operation, repair, safety, management, security and maintenance (including deferred maintenance) of the Building which are necessary or appropriate for the operation of the Building as a First-Class Office Building, but specifically excluding (or deducting as appropriate) expenses incurred in connection with or arising from:

            (i)    Tenant's operation of the Building at a higher standard than that being provided to Tenant on February 22, 2001 pursuant to that certain Agreement of Lease dated September 10, 1997 between Landlord, as landlord, and Credit Suisse First Boston Corporation, as tenant, for the 13th floor at 11 Madison Avenue, New York, New York;

            (ii)   Any lobby area of the Building (other than the cost of repairing, maintaining and operating the Tower lobby and other than the cost of providing air conditioning, ventilation and heat to any lobby area);

            (iii)  Impositions;

            (iv)  Janitorial and cleaning services with respect to any lobby area, any Mechanical Space, roof space or any other space dedicated to Tenant as tenant under this Lease or any area of the Building denoted as leaseable space in the HLW Report;

            (v)   Fees paid or payable for managing and/or operating the Building in excess of the amount customarily charged by highly reputable managing and/or operating firms providing such services in First-Class Office Buildings;

            (vi)  Providing electricity to any Mechanical Space, roof space or any other space dedicated to Tenant as tenant under this Lease or to any area of the Building denoted as leaseable space in the HLW Report;

            (vii) The Bridge and the Tunnel;

            (viii) Any Tenant Alteration which is a Reimbursable Replacement or Reimbursable Structural Work;

            (ix)  The portion of any Reimbursable Legal Requirement Alteration which is reimbursable under Section 9.5;

            (x)   Any Reimbursable Legal Requirement Alteration which pertains to a Legal Requirement which affects only the Demised Premises;

            (xi)  Any Voluntary Alteration made by Tenant unless such Voluntary Alteration results in a savings of, or reduction in, Operating Expenses ("Cost Savings"); provided, however, (i) the costs of such Voluntary Alteration shall only be included in Operating Expenses in any Operating Year to the extent of the annual amortization thereon calculated on a straight-line basis over the useful life of such capital improvement (as reasonably determined in accordance with generally accepted accounting principles), together with interest thereon at the Interest Rate and

    (ii) in no event shall there be included in Operating Expenses for any Operating Year an amount greater than the amount by which Operating Expenses are reduced in such Operating Year due to such Voluntary Alteration;

            (xii) Any other capital improvement or replacement not described in clauses (viii) through (xi) above made by Tenant unless such capital improvement is (A) required by a Legal Requirement other than a Legal Requirement which affects only the Demised Premises; provided, however, the costs of such capital improvement shall only be included in Operating Expenses in any Operating Year to the extent of the annual amortization thereon calculated on a straight-line basis over the useful life of such capital improvement (as reasonably determined in accordance with generally accepted accounting principles), together with interest thereon at the Interest Rate, or (B) results in a Cost Savings in Operating Expenses; provided, however, (i) the costs of such capital improvement shall only be included in Operating Expenses in any Operating Year to the extent of the annual amortization thereon calculated on a straight-line basis over the useful life of such capital improvement (as reasonably determined in accordance with generally accepted accounting principles), together with interest thereon at the Interest Rate and (ii) in no event shall there be included in Operating Expenses for any Operating Year an amount greater than the amount by which Operating Expenses are reduced in such Operating Year due to such capital improvement;

            (xiii) Any repairs (whether or not pursuant to Legal Requirements) made solely for the benefit of the Demised Premises;

            (xiv) Any machinery, equipment or tools used (A) solely within, or solely for the benefit of leaseable areas (other than the Landlord Space) or (B) in connection with any Tenant Alteration or other capital improvement or replacement which is excluded from Operating Expenses;

            (xv) Premiums for any insurance carried by Tenant other than (A) the insurance specified in Sections 7.l(a)(i), (ii), (iii), (iv), (v), (vi), (vii) and (ix) and (B) the insurance specified in Section 7.1(a)(viii) to the extent that such insurance relates to a Tenant Alteration which is not excluded from Operating Expenses pursuant hereto;

            (xvi) Professional and consulting fees, including legal and accounting fees, not directly related to the operation of the Building;

            (xvii) Computer time, telephone, bookkeeping and other expenses not directly related to the operation of the Building;

            (xviii) Security within any leaseable space;

            (xix) Leasing or procuring subtenants for the Building, including leasing commissions and advertising expenses, and all legal, accounting and consultants, fees, disbursements and expenses incurred in disputes with subtenants or enforcement of subleases or entering into subleases or preparing space for any subtenant;

            (xx) Any items which are reimbursable to Tenant by insurance, warranties or otherwise other than pursuant to operating expense clauses similar to this Article 35;

            (xxi) Charges for which Tenant is entitled to reimbursement from Landlord under any provision of this Lease other than this Article 35 or from any subtenant, including services rendered or performed directly for the account of subtenants at such subtenants' cost or for which a separate charge is made (other than pursuant to operating expense clauses similar to this Article 35);

            (xxii) Depreciation (provided, however, that such exclusion of depreciation shall not affect the inclusion in Operating Expenses of the amortized items required to be amortized pursuant to the provisions of clauses (xi) and (xii) of this Section 35.1(a));

            (xxiii) Any debt incurred by Tenant, including, without limitation, installments of principal and interest and any other sum due and payable under any mortgage (provided that the foregoing shall not exclude the costs of performing any obligations under such mortgage if such costs are not otherwise excluded under this Section 35.1), and any expenses incurred in connection therewith;

            (xxiv) Rent and other charges due and payable under this Lease (provided that the foregoing shall not exclude the costs of performing any obligations under this Lease if such costs are not otherwise excluded under this Section 35.1);

            (xxv) Any service or facility which is included in the Shared Services Agreement;

            (xxvi) Any repair or restoration required under Articles 8 and 16;

            (xxvii) The portion of any costs paid to a party related to Tenant and included in Operating Expenses which is in excess of the amount which would have been paid in the absence of such relationship;

            (xxviii) The costs of acquiring, maintaining, displaying and insuring all sculptures, paintings and other works of art in the Building (other than the costs of maintaining and insuring the Works of Art);

            (xxix) Lease payments for rented equipment, the cost of which equipment if purchased would not be includable in Operating Expenses;

            (xxx) Income, franchise, capital stock, transfer, inheritance, estate or gift taxes of Tenant;

            (xxxi) Investigation, removal, enclosure or encapsulation of asbestos or other Hazardous Material;

            (xxxii) All employee wages, salaries and other labor costs for personnel above the grade of building manager and the portion of employee wages, salaries and other labor costs attributable to time not spent in connection with the Building or for items excludable from Operating Expenses (it being agreed that items such as vacation time, sick days and such other time off included in other labor costs shall not be deemed to be "time not spent in connection with the Building" but shall be apportioned in the same manner as wages and salaries);

            (xxxiii) The gross negligence, willful misconduct or other tortious conduct of Tenant or any of Tenant's subtenants;

            (xxxiv) Fines or penalties, interest or late fees imposed upon Tenant;

            (xxxv) Advertising and other promotional expenditures or any signage installed by Tenant in or on the Building;

            (xxxvi) Tenant Roof Installations;

            (xxxvii) Any amounts Tenant is required to pay pursuant to any indemnity provision of this Lease;

            (xxxviii) The contest of any Legal Requirement if such Legal Requirement applies solely to the Demised Premises;

            (xxxix) Any special events (e.g., receptions, concerts);

            (xl)  Any violation by Tenant or any of Tenant's subtenants of any other sublease of space in the Building (provided that the foregoing shall not exclude the costs incurred by Tenant in performing any of Tenant's obligations (such as repairs) under such sublease if such costs arc not otherwise excluded under this Section 35.1);

            (xli) Tenant's general corporate overhead and general and administrative expenses;

            (xlii) All charitable or political contributions (other than any reasonable fees, dues and other contributions paid by or on behalf of Tenant to real estate organizations such as the Real Estate Board of New York and BOMA (and their successors) to the extent generally that landlords of First-Class Office Buildings are members thereof or make contributions thereto);

            (xliii) The cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facilities, luncheon club, athletic or recreational club;

            (xliv) The incremental additional cost of providing services to another occupant of the Building in excess of the services which Tenant is obligated to provide to Landlord under this Lease at Tenant's expense; and

            (xlv) Any takeover lease obligations or lease or sublease obligations assumed by Tenant.

          (b)   The term "Operating Year" shall mean the calendar year in which the Effective Date occurs and each succeeding calendar year thereafter.

          (c)   The term "Operating Statement" shall mean a written statement prepared by Tenant or its agent, setting forth Tenant's computation of the sum payable by Landlord under this Article 35 for a specified Operating Year.

          (d)   In determining the amount of Operating Expenses for any Operating Year, if less than all of the Building leasable area shall have been occupied by Tenant, Landlord and/or subtenant(s) at any time during any such Operating Year, Operating Expenses shall be determined for such Operating Year to be an amount equal to the like expenses which would normally be expected to be incurred had all such areas (to the extent of ninety-eight percent (98%) of the leasable area of the Building, excluding all Mechanical Space and areas used to provide the services described in the Shared Services Agreement) been occupied throughout such Operating Year.

        Section 35.2.    Landlord shall pay to Tenant Landlord's Lobby Share (as defined below) of the reasonable costs and expenses incurred by Tenant in connection with repairing, maintaining and operating and providing cleaning and janitorial services to, and security for, the South Building lobby. "Landlord's Lobby Share" shall mean (i) for so long as Landlord is using the services described in the Shared Services Agreement, an amount equal to Landlord's Proportionate Share of the reasonable costs and expenses incurred by Tenant in connection with providing cleaning and janitorial services to, and security for, the South Building lobby, and (ii) in the event that Landlord is no longer using any of the services described in the Shared Services Agreement, an amount equal to the product of (A) the reasonable costs and expenses incurred by Tenant in connection with providing cleaning and janitorial services to, and security for, the South Building lobby, multiplied by (B) a fraction, the numerator of which is the leaseable square footage of the portion of the Landlord Space in the South Building and the denominator of which is the aggregate leaseable square footage in the South Building.

        Section 35.3.    For each Operating Year, Landlord shall pay to Tenant an amount (herein called the "Operating Payment") equal to the sum of Landlord's Lobby Share plus Landlord's Proportionate Share (or Landlord's Amenities Proportionate Share, if applicable) of the Operating Expenses for such Operating Year,

        Section 35.4.    Tenant shall furnish to Landlord, prior to the commencement of each Operating Year, a written statement setting forth in reasonable detail Tenant's reasonable estimate of the Operating Payment for such Operating Year, based upon the method set forth in Section 35.3 for computing the Operating Payment. Commencing on the Effective Date, Landlord shall pay to Tenant on the first day of each month during such Operating Year an amount equal to one-twelfth (l/12th) of Tenant's reasonable estimate of the Operating Payment for such Operating Year (or the amount necessary to pay the estimate in full in equal monthly installments prior to the expiration of the then Operating Year). If, however, Tenant shall furnish any such estimate for an Operating Year subsequent to the thirtieth (30th) day prior to the commencement thereof, then (a) until the first day of the month following the month in which such estimate is furnished to Landlord, Landlord shall pay to Tenant on the first day of each month an amount equal to the monthly sum payable by Landlord to Tenant under this Section 35.4 in respect of the last month of the preceding Operating Year; (b) promptly after such estimate is furnished to Landlord, Tenant shall give notice to Landlord stating whether the installments of the Operating Payment previously made for the Operating Year were greater or less than the installments of the Operating Payment to be made for such Operating Year in accordance with such estimate, and (i) if there shall be a deficiency, Landlord shall pay the amount thereof within thirty (30) days after demand therefor, and (ii) if there shall have been an overpayment, Tenant shall, within thirty (30) days of providing Landlord with such estimate, at Landlord's election either refund to Landlord the amount thereof or permit Landlord to credit the amount thereof against the monthly installments of the Operating Payment payable hereunder; and (c) on the first day of the month commencing at least thirty (30) days subsequent to date on which such estimate is furnished to Landlord, and monthly thereafter throughout the remainder of such Operating Year, Landlord shall pay to Tenant an amount equal to one-twelfth (l/12th) of the Operating Payment shown on such estimate. Tenant may, not more than twice during each Operating Year, furnish to Landlord a revised statement of Tenant's estimate of the Operating Payment for such Operating Year, based upon the method set forth in Section 8.03 for computing the Operating Payment; and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded, as the case may be, substantially in the same manner as provided in the preceding sentence.

        Section 35.5.    Within one hundred twenty (120) days after the end of each Operating Year, Tenant shall furnish to Landlord an Operating Statement for such Operating Year, based on the method set forth in Section 35.3 for computing the Operating Payment and certified by a reputable independent certified public accountant selected by Tenant, and reasonably approved by Landlord setting forth in reasonable detail the actual Operating Expenses incurred by Tenant during such Operating Year. If the Operating Statement shall show that the sums paid by Landlord under Section 35.4 exceeded the Operating Payment to be paid by Landlord for such Operating Year, Tenant shall promptly at Landlord's election either refund to Landlord the amount of such excess or permit Landlord to credit the amount of such excess against subsequent payments of the monthly installments of the Operating Payment payable hereunder and if the Operating Statement for such Operating Year shall show that the sums so paid by Landlord were less than the Operating Payment to be paid by Landlord for such Operating Year, Landlord shall pay the amount of such deficiency within thirty (30) days after demand therefor. If the Operating Statements shall show that the estimated sums theretofore estimated by Tenant and paid by Landlord for such operating Year exceeded the Operating Payment for such Operating Year by more than ten (10%) percent, Tenant shall pay to Landlord interest on the excess over ten (10%) percent at the Interest Rate from the end of the applicable Operating Year to which the overpayment relates to the date such overpayment is refunded or credited.

        Section 35.6.    Each Operating Statement given by Tenant pursuant to Section 35.5 shall be conclusive and binding upon Landlord (i) unless within three (3) months after the receipt of the Operating Statement for the succeeding Operating Year, Landlord shall notify Tenant that it disputes the correctness of the Operating Statement specifying the particular respects in which the Operating Statement is claimed to be incorrect, and (ii) if such disputes shall not have been settled by agreement within three (3) months after such notice of dispute, either party may submit the dispute to arbitration in accordance with the provisions of Article 21. Pending the determination of such dispute by agreement or arbitration as aforesaid, Landlord shall within thirty (30) days after the receipt of such Operating Statement pay installments of the Operating Payment in accordance with Tenant's statement, without prejudice to Landlord's position. If the dispute shall be determined in Landlord's favor, Tenant shall forthwith pay to Landlord the amount of Landlord's overpayment resulting from compliance with Tenant's Operating Statement and interest, if applicable, in accordance with Section 35.5 hereof.

        Section 35.7.    If an Operating Year commences before the Effective Date or ends after the expiration or termination of this Lease, the amounts payable under this Article shall be appropriately prorated.

        Section 35.8.    The failure of Tenant to render an Operating Statement for any Operating Year shall not prejudice Tenant's right, or relieve Tenant of the obligation, to thereafter render such Operating Statement or relieve or release Landlord from any obligation to pay Landlord's Proportionate Share (or Landlord's Amenities Proportionate Share, if applicable) of Operating Expenses for any Operating Year, but, if Tenant shall fail to render an Operating Statement for any year by June 30 of the succeeding calendar year, Landlord may cease to pay, until such Operating Statement is rendered, estimated installments of Landlord's Operating Payment. Further, Tenant shall be precluded from adjusting any Operating Statement to increase the costs included within Landlord's Proportionate Share (or Landlord's Amenities Proportionate Share, if applicable) of Operating Expenses subsequent to the date (the "Cut-Off Date") that is thirty-six (36) months subsequent to the expiration of the Operating Year to which the applicable Operating Statement relates, but nothing shall preclude or prevent Tenant from furnishing Landlord with corrections or adjustments to any Operating Statement for any applicable Operating Year prior to the applicable Cut-Off Date.

        Section 35.9.    Landlord, upon reasonable notice, may (but only with its authorized employees or with a firm of reputable independent certified public accountants selected by Landlord) elect to examine such of Tenant's books and records with respect to the applicable Operating Statement (collectively, "Records") as are directly relevant to any disputed amount included in the Operating Statement in question. In making such examination, Landlord shall, and shall cause its officers, employees and accountants to, keep confidential any and all information contained in the Records.

        Section 35.10.    (a) During any period of time that Landlord is using the Cafeteria, Landlord shall also pay to Tenant an amount ("Tax Payment") equal to the excess, if any, of (a) Landlord's Amenities Proportionate Share of Impositions for the relevant Tax Year over (ii) Landlord's Proportionate Share of Impositions for such Tax Year,

          (b)   At least thirty (30) days prior to the due date of the payment of Impositions to the taxing authority, Tenant shall render to Landlord a statement ("Tax Statement") showing the amount of the Tax Payment, which Tax Statement shall be accompanied by a copy of the real estate tax bill (if theretofore received by Tenant). Landlord shall pay to Tenant, in two (2) equal installments, in advance, on June 1st and December 1st of each year, the Tax Payment shown in such Tax Statement; provided, however, that if Tenant shall render any Tax Statement less than thirty (30) days prior to the date on which an installment of the Tax Payment is due, then such payment shall be due thirty (30) days after the date on which Tenant shall have delivered such Tax Statement. If Impositions are required to be paid on any other date or dates than as presently required by the governmental authority imposing the same, then the due date of the installments of the Tax Payment shall be correspondingly accelerated or revised so that the Tax Payment (or the two (2) installments thereof) is due thirty (30) days prior to the date the corresponding payment is due to the governmental authority. If the Tax Year established by the applicable governmental authority shall be changed, any Taxes for the Tax Year prior to such change which are included within the new Tax Year and which were the subject of a prior Tax Statement shall be apportioned for the purpose of calculating the Tax Payment payable with respect to such new Tax Year. If it becomes necessary to adjust the regular payments during a Tax Year, Tenant agrees to give Landlord not less than twenty (20) days notice of such adjustment, which notice shall include appropriate copies of documentation serving as the basis for such adjustment.

          (c)   If Tenant shall receive a refund of Impositions for any Tax Year for which Landlord has made its Tax Payments, Tenant shall either, at Landlord's election, pay to Landlord, or permit Landlord to credit against subsequent Tax Payments payable hereunder, an amount equal to the product of (i) such net refund (after deducting from such total refund the costs and expenses, including, but not limited to, appraisal, accounting and legal fees incurred or expended in obtaining the same) and to the extent Tenant actually receives the same, interest thereon, multiplied by (ii) a fraction, the numerator of which is the amount of Landlord's Tax Payment for such Tax Year and the denominator of which is the total Impositions paid for such Tax Year (without taking into account such refund). In no event shall such payment or credit exceed Landlord's Tax Payment paid for such Tax Year. Such payment or credit shall be made within sixty (60) days following receipt of such refund by Tenant.

          (d)   If a Tax Year commences before the Effective Date or ends after the termination of this Lease, the Tax Payment thereof shall be pro-rated to correspond to that portion of such Tax Year occurring within the Term.

        Section 35.11.    The provisions of this Article 35 shall survive the termination of this Lease as to all amounts due Tenant or Landlord accruing on or before the date of such termination, including all disputed items as well as the payments due for the last Operating Year, or portion thereof, falling within the Term. Within one hundred fifty (150) days following such termination, Tenant shall render to Landlord a preliminary uncertified Operating Statement, and Tenant and Landlord shall, subject to year-end adjustments, preliminarily adjust the amount due Tenant or Landlord, as the case may be, for such last year or portion thereof and the party owing any portion of the same to the other shall promptly pay the same. Tenant shall issue a final Operating Statement for such last year or portion thereof on or before April 30 of the succeeding calendar year, and all amounts due Tenant or Landlord based thereon shall be adjusted between the parties.

        Section 35.12.    Landlord acknowledges that prior to the date hereof Tenant has not operated the Building at a higher standard than that being provided to Tenant on February 22, 2001 pursuant to that certain Agreement of Lease dated September 10, 1997 between Landlord, as landlord, and Credit Suisse First Boston Corporation, as tenant, for the 13th floor at 11 Madison Avenue, New York, New York.

ARTICLE 36

TENANT'S INABILITY TO PROVIDE SERVICES

        Section 36.1.    If by reason of an Unavoidable Delay, Tenant shall be unable to fulfill its obligations under Articles 34 or 37 during the Term, this Lease and any obligation hereunder, including the obligation to make any monetary payment, shall in no wise be affected, impaired or excused (except as provided in Section 36.2 below); provided however, that as soon as Tenant shall learn of the happening of any of the foregoing conditions, Tenant shall promptly notify Landlord of such event and, if ascertainable, its estimated duration and will proceed promptly and diligently with the fulfillment of its obligations as soon as reasonably possible.

        Section 36.2.    The foregoing provisions of this Section 36.1 notwithstanding, if for any reason whatsoever, Tenant shall fail to provide any service required to be provided by Tenant to the Landlord Space under this Lease or if Tenant shall fail to perform any repair and maintenance and if, as a result of Tenant's failure to provide all or any of said services, the Landlord Space is rendered Wholly Untenantable or Partially Untenantable (as such terms are hereinafter defined) for more than five (5) consecutive Business Days after written notice of the existence of which condition has been given by Landlord to Tenant or any six (6) Business Days in a ten (10) day period, Landlord, as its sole right and remedy, shall be entitled to an abatement of Operating Payments, Tax Payments and Electricity Submeter Charges (on a per square foot basis) for each day after said five (5) day period or the seventh (7th) day in any ten (10) day period until the Landlord Space or the applicable portion thereof cease to be Wholly Untenantable or Partially Untenantable, as the case may be. For the purposes of this Article 36 "Wholly Untenantable" shall mean that Landlord Parties, due to the cessation of one or more of the services required to be provided by Tenant are actually unable to use the entire Landlord Space in the normal course of business and that Landlord Parties, due to the cessation of such services required to be provided by Tenant hereunder, completely cease to occupy the same for the conduct of its business, and "Partially Untenantable" shall mean that any of the Landlord Parties, due to the cessation of one or more of the services required to be provided by Tenant hereunder, is actually unable to use a portion of the Landlord Space in the normal course of its business and such Landlord Party, due to the cessation of such services, ceases to occupy the same for the conduct of its business.

ARTICLE 37

ELECTRIC

        Section 37.1.    Submetered Electricity for Landlord Space.

          (a)   Tenant shall provide electric energy to the Landlord Space in accordance with the provisions of this Article 37. Landlord shall pay to Tenant, in consideration of the furnishing of such electric energy to the Landlord Space, during the Term, an amount (the "Electricity Submeter Charge") equal to (x) the amount Tenant actually pays to the utility company to provide electricity to the Landlord Space, or the applicable portion thereof, including all applicable surcharges, demand charges, time-of-day charges, energy charges, fuel adjustment charges, rate adjustment charges, taxes and other sums payable in respect thereof based on Landlord's demand and/or consumption of electricity (and/or any other method of quantifying Landlord's use of or demand for electricity as set forth in the utility company's tariff) as registered on a meter or submeter for purposes of measuring such demand, consumption and/or other method of quantifying Landlord's use of, or demand for, electricity (it being agreed that such meter or submeter shall measure demand and consumption, and off-peak and on-peak use, in either case to the extent such factors are relevant in making the determination of Tenant's cost) plus (y) an amount equal to the out-of-pocket costs and expenses incurred by Tenant in connection with reading such meters and preparing the bills therefor. Landlord, from time to time, shall have the right to review Tenant's meter readings, and Tenant's calculation of the Electricity Submeter Charge, at reasonable times and on reasonable prior notice, by giving notice thereof to Tenant. Any disputes with respect to such readings shall be resolved by arbitration in accordance with Article 21. Said charge shall be payable on the first day of every calendar month during the applicable period and shall be pro-rated with respect to any partial month.

          (b)   Where more than one meter measures the electricity supplied by Tenant to the Landlord Space, the electricity rendered through each meter shall be aggregated and computed and billed in accordance with the provisions hereinabove set forth. Bills for the

  Electricity Submeter Charge shall be rendered to Landlord at such time as Tenant may elect, but no more frequently than monthly, and Landlord shall pay the amount shown thereon to Tenant within thirty (30) days after receipt of such bill. All submeters shall be read by an electrical consultant retained by Tenant or an energy management system in the Building installed by Tenant. Any disputes with respect to such readings shall be resolved by arbitration in accordance with Article 21. Landlord may install a totalizer in connection with the submeters measuring Landlord's electricity.

          (c)   Notwithstanding anything to the contrary in this Lease, in no event shall (i) the Electricity Submeter Charge reflect any discount available through the New York City Public Utility Service or Consolidated Edison due to the IDA benefits available to Tenant or (ii) Tenant obtain the benefit of any discount available through the New York City Public Utility Service or Consolidated Edison due to the IDA benefits available to Landlord.

        Section 37.2.    Use of Electricity.    Subject to the provisions of this Article 37, Tenant shall furnish a demand electric load to the electrical closets servicing the Landlord Space of six (6) watts per useable square foot in the Landlord Space (exclusive of base Building HVAC). Landlord's use of electricity in the Landlord Space shall not at any time exceed the capacity of any of the electrical conductors, machinery and equipment in or otherwise servicing the Landlord Space. All additional risers or other equipment required to supply Landlord's electrical requirements (in excess of the electrical load specified in this Section 37.2) shall be provided by Landlord.

        Section 37.3.    Interruption of Electric Service.    Subject to the provisions of Section 36.2 hereof, Tenant shall not be liable in any way to Landlord for any failure or defect in the supply or character of electricity, steam or other utilities furnished to the Landlord Space by reason of any requirement, act or omission of the public utility serving the Building with electricity or steam or for any other reason unless that same shall be attributable to the negligence or willful misconduct of Tenant or its agents, employees, contractors or representatives or anyone claiming under or through Tenant.

ARTICLE 38

ALTERATIONS AND INSTALLATIONS BY LANDLORD

        Section 38.1.    (a) In consideration of Tenant operating and maintaining the Building and providing the Services, Landlord agrees that Landlord shall not make any Material Alteration (as defined below) without Tenant's prior written consent, which consent by Tenant shall not be unreasonably withheld, conditioned or delayed. Landlord further agrees that Landlord shall not make, without Tenant's consent, any Alterations to the portion of the South Building lobby within the Landlord Space. If Landlord disputes the reasonableness of Tenant's withholding of consent to any Material Alteration or to the Landlord's Plans therefor, such dispute will be resolved by arbitration in accordance with Article 21 and the determination of the arbitrators shall be final and conclusive upon the parties hereto. Except as may otherwise be expressly provided in this Article 38, Landlord has the right to make any alterations, installations, additions or improvements (collectively, the "Landlord Alterations") in or to the Landlord Space without Tenant's prior written consent. Landlord Alterations which may unreasonably interfere with the use and enjoyment by other occupants of the Building of such occupant's space (such as, for example, core drilling) shall be done at times other than during Business Hours.

          (b)   Prior to making any Material Alterations, Landlord shall submit to Tenant complete plans and specifications ("Landlord's Plans") for such proposed Material Alterations. Notwithstanding the foregoing, Landlord shall not be required to submit Landlord's Plans (i) for which no plans are required to be filed with the New York City Buildings Department (or any other governmental body), and (ii) with respect to which the preparation of such plans is not customary in accordance with good construction practice, but in such event, Landlord shall, at least five (5) days in advance of Landlord's commencing any Material Alterations, nevertheless notify Tenant of such Material Alterations, which notification shall include a description, in reasonable detail, of the proposed alteration.

          (c)   Landlord Alterations are "Material Alterations" if either such Landlord Alterations or the construction thereof:

            (i)    will affect the structural integrity of the Building or any of its exterior walls, roof, supporting beams, columns, floor slabs or foundations; or

            (ii)   will affect the outside appearance of the Building or be visible from the ground anywhere outside the Building (excluding Landlord's signage, which shall not be deemed to be a Material Alteration); or

            (iii)  will (y) affect the Building Systems other than the distribution portions of those systems located within the Landlord Space and exclusively serving, and which effect is confined to, the Landlord Space (for the consequences of which effect obtain on the Landlord Space Tenant shall have no responsibility hereunder) or (z) increase Tenant's costs of providing Building services (unless Landlord expressly agrees in writing to reimburse Tenant for such increases in costs on such basis as shall be reasonably acceptable to Tenant and Landlord, in which case such Landlord Alteration shall not be deemed a Material Alteration); or

            (iv)  will result in a change to, or revocation, suspension or loss of, the certificate of occupancy or any other permit or license for operating and using any portion of the Building, unless only Landlord's occupancy would be affected thereby, in which event such Landlord Alterations shall not be deemed as falling within the definition of the term Material Alterations solely by virtue of such effect and Landlord shall obtain, at Landlord's sole cost and expense, said certificate of occupancy or permits upon completion of the Landlord Alterations;

            (v)   will involve or alter the use of the Building's fire exits and stairwells for ingress and egress to the Landlord Space; or

            (vi)  will involve plumbing over the Tenant's approximately 25,000 square foot data center unless (A) such plumbing is already in existence or (B) Landlord agrees to pay for the cost of waterproofing or other protective measures to prevent the possibility of water penetration into the data center.

          (d)   Within fifteen (15) Business Days after Landlord submits Landlord's Plans to Tenant, Tenant shall notify Landlord whether or not Tenant consents to such Material Alterations. Any withholding of Tenant's consent shall include a written explanation of the grounds therefor in reasonable detail which specifically references the specific aspects of Landlord's Plans which are unacceptable. Successive submissions of Landlord's Plans may be made by Landlord to Tenant based upon a disapproval of a prior submission or Landlord's desire to change Landlord's Plans which have been previously approved by Tenant, which changes would require Tenant's reapproval in accordance herewith. The foregoing mechanism for submission, objection and approval of Landlord's Plans shall apply to each submission and each resubmission of Landlord's Plans (and any changes thereto requiring Tenant's reapproval) with respect to any Material Alterations. If Tenant shall approve elements of Landlord's Plans that can, in accordance with good engineering and construction practice, be constructed independent of any portion of Landlord's Plans that were not approved by Tenant and which may be completed without any adverse affect to the items referred to in clauses (i) through (iii) of Section 38.1(c) of this Lease and do not involve the use of the items referred to in clause (v) of said Section 38.1(c), Landlord shall, subject to the terms, conditions and provisions of this Article 38, have the right, at its sole risk, cost and expense, to construct those elements so approved by Tenant. If Tenant fails to furnish Landlord with such written explanation within fifteen (15) Business Day's period, Landlord may, at its option, serve Tenant with a notice in accordance with Article 24 of the Net Lease, which notice to be effective must make specific reference to this Section 38.l(c) and set forth in bold upper case type that "TENANT'S FAILURE TO RESPOND TO LANDLORD'S PRIOR SUBMISSION OF LANDLORD'S PLANS WITHIN FIFTEEN (15) BUSINESS DAYS OF TENANT'S RECEIPT OF THE NOTICE SHALL BE DEEMED AN APPROVAL OF THE PROPOSED MATERIAL ALTERATIONS", and if Tenant does not furnish Landlord with its disapproval or withholding of consent with an explanation of the grounds therefor in reasonable detail which specifically references the specific aspects of Landlord's Plans which are unacceptable within fifteen (15) Business Days after Tenant's receipt of the notice, Landlord's Plans shall be deemed approved. Pending Tenant's consent (or deemed consent) to Material Alterations, Landlord shall not commence all or any portion of the work for such Material Alterations. Any Landlord Alteration shall be performed in a manner that reasonably minimizes any interference with or inconvenience to Tenant and/or Tenant's subtenants and shall be completed with the Plans and Specifications approved by Tenant to the extent required. Upon completion of any Material Alteration for which Landlord's Plans were required to be submitted to Tenant pursuant to Section 38.1(b), Landlord shall deliver to Tenant three (3) complete sets (mylar and computer digitized in AutoCADD Version 12, or the then current digitized system used by Tenant, provided such then current system is then generally accepted in the real estate industry in New York City) of final as-built plans (or as-built plans or final construction plans with field notes marked) for such Material Alteration. In addition, if Landlord is not otherwise required to deliver such as-built plans but has actually prepared plans showing as-built conditions, Landlord shall deliver the same to Tenant promptly upon completion thereof.

        Section 38.2.    (a) All Landlord Alterations shall at all times comply with all Legal Requirements, Insurance Requirements and Permitted Encumbrances. Landlord, at its expense, shall (i) obtain all necessary municipal and other governmental permits, licenses, authorizations, approvals and certificates for the commencement and prosecution of such Landlord Alterations and for final approval thereof upon completion, (ii) obtain all insurance certificates with respect to insurance, if any, which Landlord is required to carry during performance of work leading to, and through, the completion of the Landlord Alterations and (iii) deliver three (3) copies of such insurance certificates to Tenant prior to commencing the construction of the Landlord Alterations in question. If Landlord's execution alone would not be sufficient to obtain the following, Tenant shall promptly execute and deliver (or cause to be executed and delivered), all factually correct and lawful applications and consents required by Legal Requirements and/or Insurance Requirements to be filed in order to enable Landlord to obtain the permits, authorizations, licenses, approvals and certificates referred to in clause (i) of this paragraph (a) of Section 38.2, and will otherwise reasonably cooperate, with Landlord and take actions reasonably requested by Landlord in order to obtain the same, provided Tenant thereby incurs no expense which is not reimbursed by Landlord and no liability related to the Landlord Alterations proposed by Landlord or the documents requested by Landlord to be executed by Tenant, unless in each event Landlord has agreed to indemnify Tenant in respect thereof to Tenant's reasonable satisfaction.

          (b)   All work leading to, and through, the completion of all Landlord Alterations shall be performed so as not to unreasonably interfere with the occupancy of Tenant (or any other occupant or tenant) or materially delay Tenant in the construction, maintenance, cleaning, repair, safety, management, security or operation of the Building or the Building's systems. If any additional out-of-pocket expenses shall be incurred or paid for by Tenant as a direct result of Landlord's performance under this Article 38, Landlord shall pay such additional out-of-pocket expenses to Tenant within thirty (30) days after demand.

          (c)   Throughout the making of all Landlord Alterations, Landlord, at its expense, shall carry or cause to be carried the insurance coverages required to be carried pursuant to Article 7. Landlord shall furnish Tenant with satisfactory evidence that such insurance is in effect before the commencement of such Landlord Alterations and, on request, at reasonable intervals thereafter.

          (d)   Landlord, at its expense, shall promptly procure the cancellation or discharge of all notices of violations of Legal Requirements arising from or related to Landlord Alterations, but nothing contained herein or elsewhere in this Lease shall be, or be deemed to be, an acquiescence or consent by Tenant to the existence or continuation of any such violation or relieve or release Landlord from its obligations under this Article.

          (e)   Landlord shall promptly pay the cost of such Landlord Alterations to the extent due and payable to the contractors and suppliers performing the same, but the failure to do so shall not be a default hereunder. Notice is hereby given that neither Tenant, Tenant's agents, or any other party claiming by, through or under Tenant or Tenant's agents shall be liable for any labor or materials furnished or to be furnished to Landlord upon credit, and that no mechanics' or other lien for such labor or materials shall attach to or affect any estate or interest of Tenant.

          (f)    Landlord shall have the right, either directly or indirectly, to employ or permit the employment of any contractor, mechanic, supplier, vendor, materialman or laborer in the Landlord Space so long as the employment or use of such contractor, mechanic, supplier, vendor, materialman or laborer would not violate Tenant's union contracts or Tenant's contractors' (or their subcontractors') union contracts affecting the Building, or create any jurisdictional dispute with other contractors, mechanics, suppliers, vendors, materialmen or laborers engaged by Tenant or the agents of Tenant, it being understood and agreed that it shall be deemed reasonable for Tenant to rely on the written advice of its counsel in the determination of any of the foregoing. Subject to Landlord furnishing Tenant with a reasonably acceptable confidentiality agreement, a copy of such advice will be forwarded to Landlord promptly following Landlord's written request therefor.

          (g)   Tenant's review of, approval of, or consent to, Landlord's Plans shall not be deemed to be an agreement, warranty or representation by Tenant that the contemplated Material Alterations are fit for their intended use or comply with any Legal Requirements or Insurance Requirements or the certificate of occupancy for the Building nor shall same be deemed a waiver by Tenant of compliance by Landlord with any of the terms, provisions, covenants, conditions and agreements of this Lease a warranty or representation as to the adequacy, correctness or efficiency thereof.

          (h)   Landlord shall pay to Tenant within thirty (30) days after demand Tenant's reasonable out-of-pocket costs and expenses (including the fees of any architect or engineer employed or retained by Tenant for such purpose, but excluding any "in-house" charge or attribution of overhead or supervision costs for services rendered or provided by Tenant's employees in connection with the same) for reviewing Landlord's Plans for Material Alterations.

        Section 38.3.    Landlord acknowledges that it understands that since Tenant is operating and maintaining the Building and providing the Services, Tenant shall have the right to adopt and thereafter modify, from time to time, reasonable general guidelines for the Building covering construction, maintenance, repair or other work. Landlord agrees that all repairs, renovations, alterations, installations, additions and Landlord Alterations and other activities within the scope of the general guidelines for the Building (including, without limitation, fire protection, life safety, plumbing, HVAC, mechanical, electrical and communications systems) effected by or on behalf of Landlord in the Landlord Space shall be conducted in accordance with and pursuant to the aforesaid guidelines (as same may be reasonably amended by Tenant from time to time), as well as any applicable governmental requirements and regulations. Landlord agrees that it is its responsibility to ensure that Landlord and those working for Landlord comply with the aforesaid guidelines as well as any other applicable governmental requirements and regulations. Tenant shall (a) not enforce against Landlord any of the general guidelines which Tenant is not then enforcing against all the other occupants of the Building and observing itself; (b) not unreasonably withhold or delay its consent from Landlord for any approval required under the general guidelines; and (c) exercise its judgment in good faith in any instance providing for the exercise of its judgment in the general guidelines. In the case of any conflict or inconsistency between the provisions of this Lease and any of the general guidelines, the provisions of this Lease shall control. If Landlord disputes the reasonableness of any additional rule or regulation hereafter adopted by Tenant, the dispute shall be determined by arbitration in accordance with Article 21 and, to the extent and for the duration that Landlord disputes the same, Landlord shall not be deemed to be in default under this Lease as a result of a failure to comply with the same, unless the failure to comply with the same shall result in a violation of Legal Requirements, Insurance Requirements, or any mortgage or ground lease to which this Lease is subordinate. Any such determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional rule or regulation upon Landlord's part shall be deemed waived unless the same shall be asserted by service of a notice upon Tenant within thirty (30) days after receipt by Landlord of notice of the adoption of any such additional rule or regulation.

ARTICLE 39

LANDLORD'S FAILURE TO COMPLY

        Section 39.1.    If Landlord shall fail to make any payment due to Tenant pursuant to Articles 34 through 38 when due for a period of five (5) days after such payment shall have become due, Landlord shall pay interest thereon at a rate equal to the Interest Rate from the date when such payment shall have become due to the date of the payment thereof.

        Section 39.2.    If Landlord fails to pay any amount due to Tenant pursuant to Articles 34 through 38 on the due date and such failure continues for fifteen (15) days after notice from Tenant to Landlord of the failure to pay the same ("Landlord Monetary Default") or if Landlord shall default in the observance or performance of any other term, agreements, covenant, provision or condition of Articles 34 through 38 on Landlord's part to be observed or performed and if Landlord shall have failed to comply with or remedy any such default within thirty (30) days after notice thereof from Tenant (or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within thirty (30) day period, and if Landlord shall not have diligently commenced curing such default within such thirty (30) day period, and if Landlord shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default) ("Landlord Non-Monetary Default") or if there shall be any material default by Landlord under the Shared Services Agreement and if Landlord shall have failed to comply with or remedy any such default within sixty (60) days after notice thereof from Tenant (or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said sixty (60) day period, and if Landlord shall not have diligently commenced curing such default within such sixty (60) day period, and if Landlord shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default) ("Landlord Shared Services Default"), Tenant may, at its option, serve a second written notice ("Second Landlord Default Notice") upon Landlord, which such notice shall specifically refer to this Section 39.2 and shall state in bold, uppercase type on the first page thereof: FAILURE TO CURE THE DEFAULT DESCRIBED HEREIN WITHIN TWO DAYS FROM THE DATE HEREOF IN THE CASE OF A MONETARY DEFAULT OR FIVE DAYS FROM THE DATE HEREOF IN THE CASE OF A NON-MONETARY DEFAULT OR SHARED SERVICES DEFAULT SHALL RESULT IN A TERMINATION OF TENANT'S OBLIGATIONS TO PROVIDE THE SERVICES AND UTILITIES SET FORTH IN ARTICLES 34 THROUGH 38 OF THE AMENDED AND RESTATED LEASE AT ONE MADISON AVENUE.

        Section 39.3.    In the event that Landlord fails to cure any Landlord Monetary Default within two (2) days from receipt of the Second Default Notice, any Landlord Non-

Monetary Default within five (5) days from receipt of the Second Default Notice, and/or any Landlord Shared Services Default within five (5) days from receipt of the Second Default Notice, Tenant may, at its option, serve a written five (5) days' notice upon Landlord, and upon the expiration of said five (5) days, Tenant shall have no further obligation to provide any of the services and/or utilities set forth in Articles 34 through 38 hereof.

        Section 39.4.    Tenant acknowledges that Tenant shall not have the right to terminate this Lease upon the occurrence of a Landlord Monetary Default, a Landlord Non-Monetary Default or a Landlord Shared Services Default. Tenant further acknowledges that, except as provided in Section 39.5, Tenant shall not have the right to offset any amounts owed by Landlord to Tenant pursuant to the Shared Services Agreement or Articles 34 through 38 hereof against any Rent payable by Tenant.

        Section 39.5.    In the event Landlord fails to pay Tenant any amounts owed by Landlord to Tenant pursuant to Articles 4 and 5 of the Shared Services Agreement or Articles 34 through 38 hereof within such sixty (60) days after the date when due, Tenant shall be entitled to offset such amounts owed against the next installment(s) of Rent due hereunder, provided, however, that if Landlord shall have delivered to Tenant a notice disputing any of such amounts within such sixty (60) day period, Tenant shall not have the right to offset with respect to such disputed amounts.

        IN WITNESS WHEREOF, the parties hereto have duly executed this instrument.

METROPOLITAN LIFE INSURANCE COMPANY, Landlord
By:	/s/ KATHRYN L. CAMPBELL Kathryn L. Campbell, Director
CREDIT SUISSE FIRST BOSTON (USA), INC., Tenant
By:	/s/ ANDREW B. FEDERBUSCH Andrew B. Federbusch, Managing Director

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  Exhibit 10.12
AMENDED AND RESTATED LEASE